Exhibit 10.1

CREDIT AGREEMENT AND GUARANTY

dated as of August 9, 2024

by and among

SCPHARMACEUTICALS INC.,

as the Borrower,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

as the Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO

as the

Lenders,

and

PERCEPTIVE CREDIT HOLDINGS IV, LP,

as the Administrative Agent

U.S. $75,000,000

SECTION 1. DEFINITIONS		1

1.01	Certain Defined Terms	1
1.02	Accounting Terms and Principles	42
1.03	Interpretation	42
1.04	Division	43
1.05	Currency Generally; Equivalent Amounts	43

SECTION 2. THE COMMITMENT AND THE LOANS		44

2.01	Loans	44
2.02	Borrowing Procedures	44
2.03	Funding of Borrowings	44
2.04	Notes	45
2.05	Use of Proceeds	45
2.06	Defaulting Lenders	45

SECTION 3. PAYMENTS OF PRINCIPAL AND INTEREST, ETC.		46

3.01	Scheduled Repayments and Prepayments Generally; Application	46
3.02	Interest	47
3.03	Prepayments	47
3.04	Commitment Termination	50
3.05	Original Issue Discount	50

SECTION 4. PAYMENTS, ETC.		50

4.01	Payments	50
4.02	Computations	51
4.03	Set-Off	51

SECTION 5. YIELD PROTECTION, TAXES, ETC.		52

5.01	Additional Costs	52
5.02	Illegality	53
5.03	Taxes	54
5.04	Mitigation Obligations; Replacement of Lenders	57
5.05	Inability to Determine Rates	58
5.06	Survival	60

SECTION 6. CONDITIONS		60

6.01	Conditions to the Closing Date	60
6.02	Conditions to the Borrowing of All Loans	64

-i-

(continued)

SECTION 7. REPRESENTATIONS AND WARRANTIES		65

7.01	Power and Authority	65
7.02	Authorization; Enforceability	66
7.03	Governmental and Other Approvals; No Conflicts	66
7.04	Financial Statements; Material Adverse Change	66
7.05	Properties	67
7.06	No Actions or Proceedings	71
7.07	Compliance with Laws and Agreements	72
7.08	Taxes	72
7.09	Full Disclosure	72
7.10	Investment Company Act and Margin Stock Regulation	73
7.11	Solvency	73
7.12	Subsidiaries	73
7.13	Continuing Secured Indebtedness	73
7.14	Material Agreements	73
7.15	Restrictive Agreements	74
7.16	Real Property	74
7.17	Pension Matters	74
7.18	Regulatory Approvals	75
7.19	Mortgages	77
7.20	OFAC; Anti-Terrorism Laws	78
7.21	Anti-Corruption	78
7.22	Priority of Obligations	78
7.23	Royalty and Other Payments	78
7.24	Transactions with Affiliates	78

SECTION 8. AFFIRMATIVE COVENANTS		79

8.01	Financial Statements and Other Information	79
8.02	Notices of Material Events	82
8.03	Existence	83
8.04	Payment of Obligations	84
8.05	Insurance	84

-ii-

(continued)

8.06	Books and Records; Inspection Rights	84
8.07	Compliance with Laws and Other Obligations	85
8.08	Maintenance of Properties, Intellectual Property, Etc.	85
8.09	Licenses	85
8.10	Quarterly Calls	85
8.11	Use of Proceeds	85
8.12	Certain Obligations Respecting Subsidiaries; Further Assurances	86
8.13	Termination of Non-Permitted Liens	88
8.14	Board Materials	88
8.15	Intellectual Property	89
8.16	Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc.	89
8.17	ERISA Compliance	90
8.18	Cash Management	90
8.19	Investment Policy Updates	90
8.20	Post-Closing Obligations	90

SECTION 9. NEGATIVE COVENANTS		91

9.01	Indebtedness	92
9.02	Liens	94
9.03	Fundamental Changes and Acquisitions	96
9.04	Lines of Business	97
9.05	Investments	97
9.06	Restricted Payments	100
9.07	Payments of Indebtedness	101
9.08	Change in Fiscal Year	101
9.09	Sales of Assets, Etc.	101
9.10	Transactions with Affiliates	103
9.11	Restrictive Agreements	103
9.12	Modifications and Terminations of Material Agreements and Organic Documents	104
9.13	Inbound and Outbound Licenses	104
9.14	Sales and Leasebacks	105
9.15	Hazardous Material	105

-iii-

(continued)

9.16	Accounting Changes	105
9.17	Compliance with ERISA	105
9.18	Sanctions; Anti-Corruption Use of Proceeds	105
9.19	Activities of the Massachusetts Securities Subsidiary	106

SECTION 10. FINANCIAL COVENANTS		106

10.01	Minimum Liquidity	106
10.02	Minimum Net Sales	106

SECTION 11. EVENTS OF DEFAULT		107

11.01	Events of Default	107
11.02	Remedies	111
11.03	Additional Remedies	111
11.04	Going Concern Covenant Cure	112
11.05	Payment of Yield Protection Premium	112
11.06	Application of Payments	113

SECTION 12. THE ADMINISTRATIVE AGENT		114

12.01	Appointment and Duties	114
12.02	Binding Effect	116
12.03	Use of Discretion	116
12.04	Delegation of Rights and Duties	116
12.05	Reliance and Liability	117
12.06	Administrative Agent Individually	118
12.07	Lender Credit Decision	118
12.08	Expenses; Indemnities	118
12.09	Resignation of the Administrative Agent	119
12.10	Release of Collateral or Guarantors	120
12.11	Additional Secured Parties	121
12.12	Agent May File Proofs of Claim	121
12.13	Acknowledgements of Lenders	122

SECTION 13. GUARANTY		125

13.01	The Guaranty	125
13.02	Obligations Unconditional	125
13.03	Discharge Only Upon Payment in Full	127
13.04	Additional Waivers; General Waivers	127
13.05	Reinstatement	129

-iv-

(continued)

13.06	Subrogation	129
13.07	Remedies	129
13.08	Instrument for the Payment of Money	130
13.09	Continuing Guarantee	130
13.10	Contribution with Respect to Guaranteed Obligations
13.11	General Limitation on Guarantee Obligations	131

SECTION 14. MISCELLANEOUS		131

14.01	No Waiver	131
14.02	Notices	131
14.03	Expenses, Indemnification, Etc.	132
14.04	Amendments, Etc.	133
14.05	Successors and Assigns	134
14.06	Survival	137
14.07	Captions	138
14.08	Counterparts, Effectiveness	138
14.09	Governing Law	138
14.10	Jurisdiction, Service of Process and Venue	138
14.11	Waiver of Jury Trial	139
14.12	Waiver of Immunity	139
14.13	Entire Agreement	139
14.14	Severability	139
14.15	No Fiduciary Relationship	140
14.16	Confidentiality	140
14.17	Interest Rate Limitation	141
14.18	Judgment Currency	141
14.19	USA PATRIOT Act	141
14.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	142
14.21	Certain ERISA Matters	142

-v-

(continued)

SCHEDULES AND EXHIBITS

Schedule 1	—	Loans Schedule
Schedule 2	—	Products
Schedule 3	—	Permitted Licenses
Schedule 4	—	Investment Policy
Schedule 7.05(b)	—	Material Intellectual Property
Schedule 7.06(a)	—	Litigation
Schedule 7.06(c)	—	Collective Bargaining Agreements
Schedule 7.08	—	Taxes
Schedule 7.12	—	Information Regarding Subsidiaries; Equity Interests
Schedule 7.13	—	Continuing Secured Indebtedness
Schedule 7.14		Material Agreements
Schedule 7.15	—	Restrictive Agreements
Schedule 7.16	—	Real Property Owned or Leased by Obligors
Schedule 7.17	—	Pension Matters
Schedule 7.18(d)	—	Adverse Findings
Schedule 7.23	—	Royalties and Other Payments
Schedule 7.24	—	Transactions with Affiliates
Schedule 9.01	—	Existing Indebtedness
Schedule 9.02	—	Existing Liens
Schedule 9.05(a)	—	Existing Investments
Schedule 9.09	—	Sale of Assets
Schedule 9.10	—	Transactions with Affiliates
Schedule 9.14	—	Existing Sales and Leasebacks

Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrowing Notice
Exhibit C	—	Form of Guarantee Assumption Agreement
Exhibit D-1	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-2	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-3	—	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D-4	—	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit E	—	Form of Compliance Certificate
Exhibit F	—	Form of Assignment and Assumption
Exhibit G	—	Form of Landlord Consent
Exhibit H	—	Form of Intercompany Subordination Agreement
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Funding Date Certificate
Exhibit K	—	Form of Warrant

-vi-

CREDIT AGREEMENT AND GUARANTY

CREDIT AGREEMENT AND GUARANTY, dated as of August 9, 2024 (this “Agreement”), among SCPHARMACEUTICALS INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower that may be required to provide Guarantees from time to time hereunder (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and PERCEPTIVE CREDIT HOLDINGS IV, LP, a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders provide a first priority senior secured term loan facility to the Borrower in an aggregate principal amount of $75,000,000, consisting of (a) a Tranche A Term Loan in an aggregate principal amount up to $50,000,000 to be extended on the Closing Date and (b) a Tranche B Term Loan in an aggregate principal amount up to $25,000,000 to be extended on the Applicable Funding Date for the Tranche B Term Loan, in each case, subject to the terms and conditions set forth herein, including the applicable conditions precedent set forth in Section 6; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions set forth herein, to provide such first priority senior secured term loan facility.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.01 Certain Defined Terms. As used herein, the following terms have the following respective meanings:

“Acquisition” means any transaction, or any series of related transactions, by which any Person (for purposes of this definition, an “acquirer”) directly or indirectly, by means of a take over bid, tender offer, amalgamation, consolidation, merger, purchase of assets, purchase of Equity Interests, or otherwise, (a) acquires any business or all or substantially all of the assets of any other Person, (b) acquires (including via licensing and in-licensing) an entire business line, product or unit or division of any other Person, (c) with respect to any other Person that is managed or governed by a Board, acquires control of Equity Interests of such other Person representing more than fifty percent (50%) of the ordinary voting power (determined on a fully-diluted basis) for the election of directors of such Person’s Board, (d) acquires control of more than fifty percent (50%) of the Equity Interests in any other Person (determined on a fully-diluted basis) that is not managed by a Board or (e) the acquisition of, or the right to use, make, have made, import, export, develop, sell or offer for sale (in each case, including through exclusive licensing), any product, product line or Intellectual Property of or from any other Person, excluding, for the avoidance of doubt, non-exclusive licenses of Intellectual Property granted in the Ordinary Course.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Adverse Regulatory Event” means the occurrence of any of the following events or circumstances:

(a) the failure of the Borrower or any of its Subsidiaries to hold, directly or through licensees or agents, in full force and effect, all Product Authorizations necessary or desirable for the Borrower or any Subsidiary to conduct its Product Commercialization and Development Activities as currently conducted and as currently anticipated to be conducted;

(b) the failure of the Borrower or any of its Subsidiaries to make or file with the FDA or any other applicable Regulatory Authority having regulatory oversight with respect to the Product Commercialization and Development Activities of the Borrower and its Subsidiaries, in compliance with such applicable Law, any required report, registration, listing, application, or similar document, instrument or notice;

(c) in connection with any clinical, preclinical, safety or other studies or tests being conducted by (or on behalf of) the Borrower or any of its Subsidiaries for purposes of obtaining any Product Authorizations for any Product or any Product Commercialization and Development Activities, (i) the failure of any clinical, pre-clinical, safety or other required trial, study or test to be conducted in material compliance with any applicable Law or Product Authorization; (ii) the failure of any related clinical trial site to be monitored by the Borrower or any of its Subsidiaries in material compliance with all applicable Laws and Product Authorizations; or (iii) the receipt by the Borrower or any of its Subsidiaries of written notice from the FDA or any other Regulatory Authority or an institutional review board having regulatory oversight of the Borrower or any of its Subsidiaries, which notice requires the termination or suspension of any such clinical, preclinical, safety or other study or test;

(d) the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any agent, supplier, licensor or licensee of the Borrower or any of its Subsidiaries, receives from the FDA or any other Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries any warning letter or other written notice with respect to any Product or any Product Commercialization and Development Activities asserting (i) that such Person lacks a required Product Authorization with respect to such Product or Product Commercialization and Development Activities, (ii) a lack of compliance by such Person with any applicable Laws or Product Authorizations (or any similar order, injunction or decree) or (iii) that the FDA or such other Regulatory Authority, as the case may be, has commenced any regulatory action, investigation or inquiry (other than routine or periodic inspections or reviews) with respect to any Product or any Product Commercialization and Development Activities; or

(e) with respect to any Product or Product Commercialization and Development Activities, (i) any product recall, safety alert, correction, withdrawal, marketing suspension or removal, or any closure or suspension of any related manufacturing facility or operation occurs, in each case whether voluntary or involuntary, is mandated, conducted, undertaken or issued, as the case may be, at the request, demand or order of the FDA or any other any Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries, or through the voluntary action of the Borrower or any of its Subsidiaries in response to any such request, demand or order, (ii) the FDA or any other Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries commences any criminal, injunctive, seizure, detention or civil penalty action or (iii) the Borrower or any of its Subsidiaries enters into any consent decree, plea agreement or other settlement with the FDA any Regulatory Authority having regulatory oversight of the Borrower or any of its Subsidiaries with respect to any of the foregoing.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, with respect to any Lender, an “Affiliate” shall include any Related Fund of such Lender.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Amount” has the meaning set forth in Section 13.10(b).

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including, (a) the Money Laundering Control Act of 1986 (e.g., 18 U.S.C. §§ 1956 and 1957), (b) the Bank Secrecy Act of 1970 (e.g., 31 U.S.C. §§ 5311 – 5330), as amended by the Patriot Act, (c) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (d) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (e) any law prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), or (f) any similar laws enacted in the United States, the United Kingdom, the European Union, or any other jurisdictions in which the parties to this agreement operate, and all other present and future legal requirements of any Governmental Authority governing, addressing, relating to, or attempting to eliminate, terrorist acts and acts of war.

“Applicable Commitment” means the Tranche A Commitment or the Tranche B Commitment, as the context may require.

“Applicable Funding Date” means, with respect to each Applicable Commitment, the date on or prior to the expiration of the availability period therefor for such Applicable Commitment on which all conditions precedent set forth in Section 6.02 are satisfied or waived in accordance with the terms of this Agreement.

“Applicable Margin” means a percentage equal to 6.75%.

“Arm’s Length Transaction” means, with respect to any transaction, the terms of such transaction shall not be less favorable to the Borrower or any of its Subsidiaries than commercially reasonable terms that would be obtained in a transaction with a Person that is an unrelated third party and not an Affiliate.

“Asset Sale” has the meaning set forth in Section 9.09.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee of such Lender substantially in the form of Exhibit F, or such other form as agreed by the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority or U.K. Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bailee Letter” means a bailee letter substantially in the form of Exhibit F to the Security Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) maintained for employees of any Obligor or Subsidiary thereof, or any such plan to which any Obligor or Subsidiary thereof is required to contribute on behalf of any of its employees or otherwise has any obligation or liability, contingent or otherwise.

“Bloomberg” means Bloomberg Index Services Limited.

“Board” means, with respect to any Person, the board of directors or equivalent management or oversight body of such Person or any committee thereof authorized to act on behalf of such board (or equivalent body).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower Party” has the meaning set forth in Section 14.03(b).

“Borrowing” means the borrowing of the Loans on each Applicable Funding Date.

“Borrowing Notice” means a written notice substantially in the form of Exhibit B.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are not authorized or required to close and are open for general business in New York City.

“Business IT Assets” has the meaning set forth in Section 7.05(b)(iv).

“Buyer” has the meaning set forth in the definition of “Revenue Interest Purchase Agreement.”

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property by such Person as lessee, which obligations are required to be classified and accounted for as a capitalized lease or finance lease on a balance sheet of such Person under GAAP, and for the purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Casualty Event” means the damage, destruction or condemnation, as the case may be, of property of the Borrower or any of its Subsidiaries.

“Change of Control” means an event or series of events (a) as a result of which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Act, but excluding any of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any Plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all Equity Interests that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the Board of the Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such person or group has the right to acquire pursuant to any option right); (b) as a result of which, during any period of twelve (12) consecutive months, a majority of the members of the Board of the Borrower cease to be composed of individuals (i) who were members of such Board on the first day of such period, (ii) who were elected, appointed or nominated to such Board, or whose election, appointment or nomination to such Board was approved, by individuals referred to in clause (i) above constituting at the time of such election, appointment, nomination or approval at least a majority of such Board or equivalent governing body or (iii) who were elected, appointed or nominated to such Board, or whose election, appointment or nomination to such Board was approved, by individuals referred to in clauses (i) and (ii) above constituting at the time of such election, appointment, nomination or approval at least a majority of such Board; (c) that results in the sale of all or substantially all of the assets or businesses of the Borrower and its Subsidiaries, taken as a whole, or (d) except to the extent permitted by this Agreement, that results in the Borrower’s failure to own, directly or indirectly, beneficially and of record, one-hundred percent (100%) of all issued and outstanding Equity Interests of each Subsidiary.

“Claims” means (and includes) any claim, demand, complaint, investigation, grievance, action, application, suit, cause of action, order, charge, indictment, prosecution, judgement or other similar process, whether in respect of assessments or reassessments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value, professional fees, including fees and disbursements of legal counsel, and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing.

“Closing Date” means August 9, 2024.

“Closing Date Payoff” means the repayment in full and termination of the Refinanced Facility and the release and termination of all Liens and Guarantees thereunder in a manner reasonably acceptable to the Administrative Agent.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collaboration Partner” means any of the Borrower’s, its Subsidiaries’, or their respective Affiliates’ licensees or licensors or any third party with which the Borrower, any of its Subsidiaries or any of their respective Affiliates has entered into a Contract that relates to Product Commercialization and Development Activities of the Borrower, its Subsidiaries or any of their respective Affiliates.

“Collateral” means any real, personal and mixed property (including Equity Interests), whether tangible or intangible, in which Liens are granted or purported to be granted to the Administrative Agent as security for the Obligations under any Loan Document on or after the Closing Date, including future acquired or created assets or property (or collectively, all such real, personal and mixed property, as the context may require); provided that “Collateral” shall not include any Excluded Assets (as defined in the Security Agreement).

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower on each Applicable Funding Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise pursuant to this Agreement. The aggregate amount of Commitments on the Closing Date equals $75,000,000.

“Company Competitor” means (a) any competitor of the Borrower or any of its Subsidiaries primarily operating in the same line of business as the Borrower or any of its Subsidiaries and (b) any of such competitor’s Affiliates (other than any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course) that are either clearly identifiable as an Affiliate of any such competitor on the basis of such Person’s name or identified by name in writing by the Borrower to the Administrative Agent from time to time. Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Company Competitor and (ii) the Borrower, the Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Company Competitor and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Company Competitor.

“Compliance Certificate” has the meaning set forth in Section 8.01(d).

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Term SOFR or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent (in consultation with the Borrower), to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contracts” means any contract, license, lease, agreement, obligation, promise, undertaking, understanding, arrangement, document, commitment, entitlement or engagement under which a Person has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied, and whether in respect of monetary or payment obligations, performance obligations or otherwise).

“Control” means, in respect of a particular Person, the possession by one or more other Persons, directly or indirectly, of the power to direct or cause the direction of the management or policies of such particular Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 8.18(a).

“Control Agreement” means a control agreement or other similar agreement with respect to one or more Controlled Accounts, entered into by the applicable depositary bank, one of more Obligors and the Administrative Agent, in form and substance satisfactory to the Administrative Agent, in order to give the Administrative Agent “control” (within the meaning set forth in Section 9-104 of the UCC) of such account(s).

“Copyright” means, whether registered or unregistered, all copyrights (including with respect to published and unpublished works of authorship, software, website and mobile content, data, databases and other compilations of information), copyright registrations and applications for copyright registrations, including all renewals, restorations, reversions and extensions thereof, moral rights, common law rights and all other rights whatsoever accruing thereunder or pertaining thereto throughout the world.

“Cure Expiration Date” means the last day of any Cure Period.

“Cure Period” means, with respect to any financial statements of the type described in Section 11.04, the period extending from (and including) the date such financial statements are required to be delivered pursuant to Section 8.01(c) through (and including) the 90th calendar day following such date.

“Cure Right” has the meaning set forth in Section 11.04.

“Daily Simple SOFR” means with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).

“Default” means any Event of Default and any event that, upon the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Default Rate” has the meaning set forth in Section 3.02(b).

“Defaulting Lender” means, subject to Section 2.06(b), any Lender, as determined by the Administrative Agent, that (a) has failed to perform any of its funding obligations hereunder, including with respect to any Tranche B Commitments within three (3) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations hereunder or (c) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interests in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (c) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.06(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender promptly following such determination.

“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Permitted Acquisition or other acquisition or investment permitted under this Agreement.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of country- or territory-wide Sanctions.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security, Contract or other Equity Interest into which it is convertible or for which it is exchangeable upon exercise or otherwise), or upon the happening of any event or condition (a) matures or is mandatorily redeemable or requires such Person to use efforts to redeem such Equity Interests (in each case, other than solely for (i) Qualified Equity Interests and (ii) cash in lieu of fractional shares), including pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for (i) Qualified Equity Interests and (ii) cash in lieu of fractional shares), in whole or in part, (c) provides for the scheduled payments of dividends or other distributions in cash or other securities that would constitute Disqualified Equity Interests, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred and fifty (150) days after the Maturity Date.

“Disqualified Lender” means any Person that is any hedge fund or private equity fund that principally invests in distressed debt (but not any Affiliated fund or Person that does not principally invest in distressed debt). Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (b) the Borrower, the Guarantors and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.

“Division” has the meaning set forth in Section 1.04.

“Dollars” and “$” means lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes (a) any commercial bank, (b) any insurance company, (c) any finance company, (d) any financial institution, (e) any Person that is a bona fide debt fund primarily engaged in the making, purchasing, holding or other investing in commercial loans, notes, bonds or similar extensions of credit or securities in the Ordinary Course, (f) with respect to any Lender, any of its Affiliates or such Lender’s or Affiliate’s Related Funds, and (g) any other “accredited investor” (as defined in Regulation D of the Securities Act) that is principally in the business of managing investments or holding assets for investment purposes; provided that, an Eligible Transferee shall not include any Company Competitor, Disqualified Lender or Defaulting Lender; provided further that (i) the immediately preceding proviso shall not apply retroactively to any Person that previously acquired an assignment or participation interest hereunder to the extent such Person was not a Company Competitor or Disqualified Lender at the time of the applicable assignment or participation, as the case may be, and (ii) the Administrative Agent shall not have any duty or obligation to carry out due diligence in order to identify or determine whether a Person would be excluded as an Eligible Transferee as a result of the application of such proviso.

“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Environmental Claims” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, information request, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment, arising out of a violation of Environmental Law or any Hazardous Materials Activity.

“Environmental Law” means all laws (including common law and any federal, state, provincial or local governmental law), rule, regulation, order, writ, judgment, notice, requirement, binding agreement, injunction or decree, whether U.S. or non-U.S., relating in any way to (a) environmental matters, including those relating to any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) to the extent related to Hazardous Materials Activity, occupational safety and health, industrial hygiene, land use, natural resources or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any Facility.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person (for purposes of this defined term, an “issuer”), all shares of, interests or participations in, or other equivalents in respect of such issuer’s capital stock, including all membership interests, partnership interests or equivalent, and all debt or other securities (including warrants, options and similar rights) directly or indirectly exchangeable, exercisable or otherwise convertible into, such issuer’s capital stock, whether now outstanding or issued after the Closing Date, and in each case, however classified or designated and whether voting or non-voting. Notwithstanding the foregoing, in no event shall any Indebtedness convertible or exchangeable into Equity Interests constitute “Equity Interests” hereunder.

“Equivalent Amount” means, with respect to an amount denominated in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Obligor or Subsidiary thereof, within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).

“ERISA Event” means (a) any of the events set forth in Section 4043(c) of ERISA with respect to a Title IV Plan, excluding, however, events for which the 30-day notice period has been waived; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Title IV Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following thirty (30) days; (c) a withdrawal by any Obligor or any ERISA Affiliate thereof from a Title IV Plan or the termination of any Title IV Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Obligor or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Obligor or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Title IV Plan or Multiemployer Plan, but in the case of a multiple-employer plan or a Multiemployer Plan, only once notice has been received from the plan administrator; (f) the imposition of liability on any Obligor or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Obligor or any ERISA Affiliate thereof to make any required contribution to a Title IV Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Title IV Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Title IV Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Title IV Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA, but in the case of a multiple-employer plan or a Multiemployer Plan, only once notice has been received from the plan administrator; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Title IV Plan, but in the case of a multiple-employer plan, only once notice has been received from the plan administrator; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Obligor or any Subsidiary thereof could reasonably be expected to be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Obligor or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could reasonably be expected to give rise to the imposition on any Obligor or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) the assertion of a material claim (other than routine claims for benefits) against any Title IV Plan or the assets thereof, but in the case of a multiple-employer plan, only once notice has been received from the plan administrator, or against any Obligor or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code that is not corrected under the IRS’s Employee Plans Compliance Resolution System (EPCRS), but in the case of a multiple-employer plan, only once notice has been received from the plan administrator; (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Obligor or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code; (r) the engagement by any Obligor or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (s) the establishment or amendment by any Obligor or any Subsidiary thereof of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Obligor, other than payment of premiums otherwise required by section 4980B of the Code, or (t) any Foreign Benefit Event.

“ERISA Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Title IV Plans and Multiemployer Plans, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 12.13(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Impacted Loans” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.13(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.13(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Accounts” means (a) deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of any Obligor’s employees in the Ordinary Course, (b) zero balance accounts swept no less frequently than weekly to a Controlled Account (including any such account where payments pursuant to Medicaid, Medicare, TRICARE or other state or federal healthcare payor programs are deposited), (c) accounts (including trust accounts) used exclusively for bona fide escrow purposes, insurance or fiduciary purposes, (d) cash collateral accounts for Permitted Liens and (e) any other deposit accounts established after the Closing Date only for so long as, in the case of this clause (e), the amounts of deposit among all such deposit accounts do not exceed $500,000 in the aggregate.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (x) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (y) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.04(b)) or (2) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.03, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.03(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Expense Deposit” means the “Expense Deposit” as such term is defined in the Summary of Terms.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by any Obligor or any of its Subsidiaries.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FD&C Act” means the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq. (or any successor thereto), as amended from time to time, and the rules and regulations issued or promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration and any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to three (3) major banks on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability in excess of $2,500,000 by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $2,500,000.

“Fee Letter” means the Fee Letter, dated as of the date of this Agreement, between the Borrower and the Administrative Agent.

“FEMA” has the meaning set forth in Section 8.12(c).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Obligor or any Subsidiary thereof with respect to employees employed outside the United States (other than any governmental arrangement).

“Funding Date Certificate” means a certificate substantially in the form of Exhibit J.

“FUROSCIX” means the product further described on Schedule 2 attached hereto, together with any improvements or modifications thereto, or combinations thereof, including any current or future pharmaceutical or biological Product (including any Product in development or that may be developed) that is derivative of or includes the Product further described on Schedule 2 or the subcutaneous delivery of a formulation of furosemide or chemical variants (e.g., radioisomers, enantiomers, esters, salt forms, anhydrides, hydrates, polymorphs, metabolites) of furosemide.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board and in such other statements by such other entity as may be in general use by significant segments of the accounting profession that are applicable to the circumstances as of the date of determination. All references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements delivered pursuant to Section 6.01(d).

“Going Concern Default” has the meaning set forth in Section 11.04.

“Going Concern Equity Raise Amount” means (a) with respect to a Cure Right exercised in respect of a Going Concern Default resulting solely as a result of the occurrence of a breach or anticipated breach of the financial covenant set forth in Section 10.01, the amount by which the Borrower’s independent certified accountants have determined that the Borrower will fall short of, or has fallen short of, meeting the Minimum Liquidity Amount, as required pursuant to Section 10.01, and (b) with respect to a Cure Right exercised in respect of a Going Concern Default resulting solely as a result of a breach or anticipated breach of the financial covenant set forth in Section 10.02 for any fiscal period as to which such Section 10.02 applies, the difference between (i) the Minimum Net Sales required pursuant to Section 10.02 for such fiscal period and (ii) the actual or projected Net Sales for such fiscal period giving rise to such Going Concern Default, as determined by the Borrower’s independent certified accountants that have issued the related “going concern” or like qualification or exception or emphasis of matter.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certification, accreditation, registration, clearance, exemption, listing, filing or notice that is issued or granted by or from (or pursuant to any act of) any Governmental Authority, in connection with any Law or otherwise, including any application or submission related to any of the foregoing.

“Governmental Authority” means any nation, government, branch of power (whether executive, legislative or judicial), state, province or municipality or other political agency, department or subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government, including without limitation regulatory authorities, governmental departments, agencies, commissions, bureaus, officials, ministers, courts, bodies, boards, tribunals and dispute settlement panels, and other Law-, rule- or regulation-making organizations or entities of any State, territory, county, city or other political subdivision of any country, in each case, whether U.S. or non-U.S., including the FDA and any other agency, branch or other governmental body that has regulatory, supervisory or administrative authority or oversight over, or is charged with the responsibility or vested with the authority to administer or enforce, any Healthcare Laws or issue or approve any Governmental Approval under or in connection with any such Healthcare Laws.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such primary obligations or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such primary obligations of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligations, (d) as an account party in respect of any letter of credit or letter of guaranty (including any bank guarantee) issued to support such primary obligations, or (e) entered into for the purpose of assuring in any other manner the obligee in respect of such primary obligations of the payment or performance thereof or to protect such obligee against Loss in respect thereof (in whole or in part). The amount of any Guarantee of any guarantor shall be deemed to be equal to the lower of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit C by an entity that, pursuant to Section 8.12(a), is required to become a “Subsidiary Guarantor.”

“Guaranteed Obligations” has the meaning set forth in Section 13.01.

“Guarantor” has the meaning set forth in the preamble hereto.

“Guarantor Payment” has the meaning set forth in Section 13.10(a).

“Guaranty” means the Guaranty made by the Subsidiary Guarantors under Section 13 in favor of the Secured Parties (including any Guaranty assumed by an entity that is required to become a “Subsidiary Guarantor” pursuant to a Guarantee Assumption Agreement).

“Hazardous Material” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or would reasonably be expected to pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, recycling, disposition or handling of any Hazardous Materials, and any investigation, monitoring, corrective action or response action with respect to any of the foregoing.

“Healthcare Laws” means, collectively, the FD&C Act, the Federal Anti-Kickback Statute, the federal False Claims Act, and all Laws applicable to the coverage of prescription drugs pursuant to the Medicare and Medicaid programs, the TRICARE Program, and federal employee health benefit plans; and all rules and regulations promulgated under or pursuant to any of the foregoing, including any state and non-U.S. equivalents.

“Hedging Agreement” means any interest rate exchange agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that (a) individually constitutes or holds less than two and one half percent (2.5%) of the Borrower’s consolidated total assets and generates less than two and one half percent (2.5%) of the Borrower’s consolidated total revenue, and (b) when taken together with all then existing Immaterial Subsidiaries, such Subsidiary and such Immaterial Subsidiaries, in the aggregate, would constitute or hold less than five percent (5%) of the Borrower’s consolidated total assets and generate less than five percent (5%) of the Borrower’s consolidated total revenue, in each case of the foregoing clauses as of the last day of, or for, the most recently ended fiscal period for which financial statements were required to have been delivered pursuant to 8.01(c) or (c).

“IND” means an investigational new drug application submitted to the FDA pursuant to 21 C.F.R. Part 312 for allowance to initiate human clinical trials in the United States, including all amendments that may be submitted with respect to the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or obligations of such Person with respect to deposits or advances of any kind by third parties, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) obligations under any Hedging Agreement, currency swaps, forwards, futures or derivatives transactions, (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (l) all obligations of such Person under license or other agreements containing a guaranteed minimum payment or purchase by such Person, (m) all other obligations required to be classified as indebtedness of such Person under GAAP, excluding any of the foregoing to the extent comprised of an obligation in respect of a trade payable, a commercial letter of credit supporting one or more trade payables or similar obligations to a trade creditor, in each case in the ordinary course of business and (n) any Disqualified Equity Interests of or issued by such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, no Permitted Warrant Transaction shall constitute “Indebtedness”.

“Indemnified Party” has the meaning set forth in Section 14.03(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information and Collateral Certificate” means the Information and Collateral Certificate delivered pursuant to Section 6.01(c) to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, administration, moratorium, liquidation, receivership, examinership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. federal or state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all intellectual property or proprietary rights anywhere in the world, including any rights in or to Patents, Trademarks, Copyrights and Technical Information, in each case, whether registered or not, U.S. or non-U.S., including, without limitation, all of the following:

(a) applications, registrations amendments and extensions relating to such Intellectual Property;

(b) rights and privileges arising under any Law with respect to such Intellectual Property;

(c) rights to sue for or collect any damages for any past, present or future infringements of such Intellectual Property; and

(d) rights of the same or similar effect or nature in any jurisdiction corresponding to such Intellectual Property throughout the world.

“Intercompany Subordination Agreement” means a subordination agreement to be executed and delivered by each Obligor and each of its Subsidiaries, pursuant to which all obligations in respect of any Indebtedness owing to any such Person by an Obligor or any of its Subsidiaries shall be subordinated to the prior payment in full in cash of all Obligations, such agreement to be in substantially the form attached hereto as Exhibit H.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Borrower, the Administrative Agent and the Buyer, or any other intercreditor agreement in form and substance satisfactory to the Administrative Agent, as amended or otherwise modified from time to time.

“Interest Period” means (a) initially, the period commencing on (and including) the Closing Date and ending on (and including) the last day of the calendar month in which the Closing Date occurred, and (b) thereafter, the period beginning on (and including) the first day of each succeeding calendar month and ending on the earlier of (and including) (i) the last day of such calendar month and (ii) the Maturity Date.

“Interest Rate” means, for any Interest Period, a rate per annum equal to the sum of (a) the Applicable Margin plus (b) One-Month Term SOFR for such Interest Period, as may be increased pursuant to Section 3.02(b).

“Invention” means any novel, inventive and useful art, apparatus, method, process, machine (including any article or device), manufacture or composition of matter, or any novel, inventive and useful improvement in any art, method, process, machine (including article or device), manufacture or composition of matter.

“Investment” means, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of any debt or Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan, assumption of debt or other extension of credit to, or capital contribution in any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person; (d) an Acquisition or (e) the entering into of any Hedging Agreement. The amount of an Investment will be determined at the time the Investment is made without giving effect to any subsequent changes in value.

“Investment Policy” means the Borrower’s investment policy set forth on Schedule 4, as amended or modified in accordance with Section 8.19.

“IRS” means the U.S. Internal Revenue Service or any successor agency, and to the extent relevant, the U.S. Department of the Treasury.

“IT Assets” means technology devices, computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“Landlord Consent” means a Landlord Consent substantially in the form of Exhibit G.

“Law” means, collectively, all U.S. or non-U.S. federal, state, provincial, territorial, municipal or local statutes, treaties, rules, regulations, ordinances, codes or administrative or judicial precedents or authorities, including any interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” has the meaning set forth in the preamble hereto.

“Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, hypothecation, assignment for security, security interest, license, lien, or other encumbrance of any kind, and any other security interest or any other agreements or arrangement having a similar effect, whether voluntarily incurred or arising by operation of law or otherwise against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest or any preferential arrangement that has the practical effect of creating a security interest.

“Loan” means each loan advanced by a Lender pursuant to Section 2.01.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, the Warrant, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement and any other guaranty, security agreement, subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of the foregoing delivered to the Administrative Agent (for itself or for the benefit of any other Secured Party) or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified from time to time.

“Loans Schedule” means Schedule 1 attached hereto.

“Loss” means judgments, debts, liabilities, expenses, costs, damages or losses, contingent or otherwise, whether liquidated or unliquidated, matured or unmatured, disputed or undisputed, contractual, legal or equitable, including loss of value or revenue, professional fees, including fees and disbursements of legal counsel on a full indemnity basis, and all costs incurred in investigating or pursuing any Claim or any proceeding relating to any Claim.

“Majority Lenders” means, at any time, Lenders having at such time in excess of fifty percent (50%) of the aggregate unused Commitments then in effect and the outstanding principal amount of the Loans at such time. The Commitments of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Malicious Code” means disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

“Mandatory Prepayment” has the meaning set forth in Section 3.03(b)(i).

“Margin Stock” means “margin stock” within the meaning of Regulations U and X.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of the Borrower’s common stock as reported for each of the thirty (30) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of the Borrower’s common stock trade on the main exchange of the NASDAQ (or, if the primary listing of such common stock is on the main exchange of the New York Stock Exchange, on such other exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of the Borrower’s common stock that are issued and outstanding on the date of the determination and listed on the main exchange of the NASDAQ (or, if the primary listing of such common stock is on the main exchange of the New York Stock Exchange, on such other exchange), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Change” and “Material Adverse Effect” mean any event, occurrence, fact, development or circumstance that has had a material adverse change in or material adverse effect upon (a) the business, condition (financial or otherwise), operations, performance or property of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Obligor to perform its obligations under any Loan Document to which it is a party, (c) the legality, validity, binding effect or enforceability of any Loan Document or (d) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or the Secured Parties under any Loan Document.

“Material Agreement” means (a) each Contract listed in Schedule 7.14, (b) any other Contract to which the Borrower or any of its Subsidiaries is a party or a beneficiary from time to time and as to which the absence or termination thereof could reasonably be expected to result in a Material Adverse Effect, and (c) any other Contract to which the Borrower or any of its Subsidiaries is a party or a guarantor (or equivalent) that, during any period of twelve (12) consecutive months is reasonably expected to (i) result in payments or receipts (including royalty, licensing or similar payments) made to the Borrower or any of its Subsidiaries in an aggregate amount in excess of the then applicable Specified Threshold, or (ii) require payments or expenditures (including royalty, licensing or similar payments) to be made by the Borrower or any of its Subsidiaries in an aggregate amount in excess of the then applicable Specified Threshold.

“Material Environmental Liability” means any Environmental Liability that has had or could reasonably be expected to have a Material Adverse Effect.

“Material Inbound License” means any inbound license, lease, royalty or similar agreement in respect of Intellectual Property or similar intangible property requiring the Borrower or any of its Subsidiaries, as the case may be, during any twelve (12) month period during the term of such license agreement, to make aggregate payments in excess of $5,000,000; provided that inbound license agreements in the nature of over the counter software commercially available to the public and entered into in the ordinary course of business shall not qualify as Material Inbound Licenses.

“Material Indebtedness” means, at any time, (a) Indebtedness pursuant to the Revenue Interest Purchase Agreement (and any refinancing or replacement thereof) and (b) any other Indebtedness of any Obligor or Subsidiary thereof, the outstanding principal amount of which, individually or in the aggregate, exceeds $2,500,000.

“Material Intellectual Property” means, (a) any Intellectual Property of the Borrower or any of its Subsidiaries, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof, (i) that is necessary or required in order for such Person to conduct its Product Commercialization and Development Activities in the ordinary course as currently conducted or as currently contemplated to be conducted as of the date hereof, including such Material Intellectual Property described in Schedule 7.05(c); or (ii) the loss of which could reasonably be expected to result in a Material Adverse Effect or a Material Regulatory Event, or (b) any Intellectual Property of the Borrower or any of its Subsidiaries, whether currently owned or licensed or acquired, developed or otherwise licensed or obtained after the date hereof that has a fair market value in excess of $2,500,000.

“Material Real Property” means any real property owned in fee by the Borrower or any other Obligor (or owned by any person required to become an Obligor hereunder) (a) with a fair market value in excess of $10,000,000 and (b) not located in an area determined by the U.S. Federal Emergency Management Agency (or any successor agency) to be located in a special flood hazard area.

“Material Regulatory Event” means an Adverse Regulatory Event that (a) individually has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (excluding a loss of revenue) in excess of $2,500,000 per occurrence, (b) when taken together with each other Adverse Regulatory Event that has occurred since the Closing Date, has resulted in, or could reasonably be expected to result in, a fine, penalty or Loss (excluding a loss of revenue) in excess of $5,000,000 in the aggregate or (c) has, directly or indirectly, resulted in a mandatory or voluntary recall of any such Product for a period in excess of ninety (90) consecutive days.

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means August 9, 2029.

“Maximum Rate” has the meaning set forth in Section 14.17.

“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.

“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Liquidity Amount” means $5,000,000.

“Minimum Net Sales Covenant” has the meaning set forth in Section 10.02.

“Mortgage” means each mortgage, deed of trust and similar agreement or instrument creating a Lien on Material Real Property made by any Obligor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and containing such provisions as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“MSC Subsidiary” means a wholly owned Subsidiary incorporated in the Commonwealth of Massachusetts solely for the purpose of holding Investments as a Massachusetts security corporation under 830 CMR 63.38B.1 of the Massachusetts tax code and applicable regulations (as the same may be amended, modified or replaced from time to time), including, as of the Closing Date, scPharmaceuticals Securities Corporation.

“Multiemployer Plan” means any multiemployer plan of the type described in Section 400l(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any obligation or liability, contingent or otherwise.

“NDA” means (a) a new drug application submitted to the FDA pursuant to Section 505(b) of the FD&C Act seeking authorization to market a new drug in the United States and (b) all supplements and amendments that may be submitted with respect to any of the foregoing.

“Net Cash Proceeds” means, (a) with respect to any Casualty Event experienced or suffered by any Obligor or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof (other than the proceeds of any business interruption insurance) after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Casualty Event and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Administrative Agent or set aside in a separate deposit account that is subject to a Control Agreement in favor of the Administrative Agent and (z) any amounts required to be used to prepay Permitted Indebtedness pursuant to Sections 9.01(j) and 9.01(l) secured by the assets subject to such Casualty Event (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset); and (b) with respect to any Asset Sale by any Obligor or any of its Subsidiaries, the amount of cash proceeds received from time to time by or on behalf of such Person in respect thereof after deducting therefrom only (w) reasonable costs and expenses related thereto incurred by such Obligor or such Subsidiary in connection therewith, (x) Taxes (including transfer Taxes or net income Taxes) paid or payable in connection therewith, (y) reasonable reserves established for liabilities estimated to be payable in respect of such Asset

Sale and deposited into escrow with a third party escrow agent on terms reasonably acceptable to the Administrative Agent or set aside in a deposit account that is subject to a Control Agreement in favor of the Administrative Agent and (z) any amounts required to be used to prepay Permitted Indebtedness pursuant to Sections 9.01(j) and 9.01(l) secured by the assets subject to such Asset Sale (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset); provided that, in each case of clauses (a) and (b), costs and expenses shall only be deducted to the extent, that the amounts so deducted are (x) actually paid or payable to a Person that is not an Affiliate of any Obligor or any of its Subsidiaries and (y) properly attributable to such Casualty Event or Asset Sale, as the case may be; it being understood that “Net Cash Proceeds” shall include, any cash received upon the sale or other disposition of any non-cash consideration received by any obligor in any Casualty Event or Asset Sale.

“Net Sales” means, for any period, without duplication (a) (i) aggregate amounts invoiced, billed or otherwise recorded by the Borrower and its Subsidiaries for sales of FUROSCIX in the United States and (ii) royalties received by the Borrower or any of its Subsidiaries from all licensing partners on the sales of FUROSCIX in the United States (but excluding any one-time developmental, regulatory and/or commercial milestones), which in each case shall be calculated in accordance with GAAP, less, without duplication, (b)(i) all normal and customary discounts of any type or nature (such as cash discounts and quantity discounts), cash and non-cash coupons, retroactive price reductions, charge-back payments and rebates granted to managed care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers; (ii) chargebacks, credits or allowances (including those granted on account of price adjustments, co-pay programs, billing errors, damaged goods, rejections, outdated or returns of FUROSCIX, (including returned in connection with recalls or withdrawals)); (iii) government mandated rebates and other rebates, credits, allowances, fees, reimbursements and other payments customarily given to wholesalers and other distributors (including retailers), buying groups or other institutions; (iv) taxes or duties levied on, absorbed or otherwise imposed on sale of FUROSCIX, including value-added taxes, healthcare taxes or other governmental charges otherwise imposed upon the billed amount (to the extent not paid by the third party), and that portion of annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and any other fee imposed by any equivalent applicable law, in each case as adjusted for rebates and refunds; (v) freight, postage, shipping, insurance costs and third party distribution costs and expenses; (vi) allowances for uncollectible accounts accrued in the ordinary course of business; provided however, that if such amounts due under previously uncollectible accounts, such amounts recovered shall be included in Net Sales; and (vii) customs duties and other governmental charges incurred for exportation or importation of FUROSCIX. Net Sales shall exclude any sales or transfers (x) not billed in arms-length transactions to third parties or (y) where FUROSCIX is transferred to third parties for research and trials, samples, compassionate sales or use, or a patient assistance program when the consideration received by Borrower or any of its Subsidiaries, licensees or sublicensees is less than the average cost of FUROSCIX plus ten percent (10%).

“Note” means a promissory note, in substantially the form of Exhibit A hereto, executed and delivered by the Borrower to any Lender in accordance with Section 2.04.

“NY UCC” means the UCC as in effect from time to time in New York.

“Obligations” means, with respect to any Obligor, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Obligor to any Secured Party (including all Guaranteed Obligations and Warrant Obligations) or any other indemnitee hereunder or any participant, arising out of, under, or in connection with, any Loan Document, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Obligor is the Borrower, all Loans, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post- filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, Yield Protection Premium, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Obligor under any Loan Document.

“Obligors” means, collectively, the Borrower, the Subsidiary Guarantors and any Subsidiary of the Borrower required to become a Subsidiary Guarantor or execute and deliver or become a party to any Security Document pursuant to Section 8.12, and their respective successors and permitted assigns.

“OFAC” has the meaning assigned to such term in the definition of “Anti-Terrorism Laws.”

“One-Month Term SOFR” means, with respect to any Interest Period, a rate per annum equal to the greater of (x) three and a quarter percent (3.25%) per annum and (y) the Term SOFR for a one-month interest period.

“Ordinary Course” means ordinary course of business or ordinary trade activities that are customary for similar businesses in the normal course of their ordinary operations and not while in financial distress.

“Organic Document” means, for any Person, such Person’s formation documents, including, as applicable, its certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability company agreement, operating agreement and all shareholder agreements, voting trusts and similar agreements and arrangements applicable to such Person’s Equity Interests, or any equivalent document of any of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.04).

“Participant” has the meaning set forth in Section 14.05(e).

“Participant Register” has the meaning set forth in Section 14.05(e).

“Patents” means all patents and patent applications, including (a) the Inventions and improvements described and claimed therein, (b) patents and patent applications in any form in any worldwide jurisdiction, including but not limited to reissues, oppositions, divisions, continuations, renewals, extensions, expired, abandoned, rulings from any governmental authority regarding including ones arising from any proceeding such as Inter Partes review, and continuations in part thereof, and (c) all income, royalties, damages and payment now, previously or hereafter due and payable with respect thereto, (d) all damages and payment for past or future infringements thereof, and rights to sue thereof, and (e) all rights whatsoever pertaining to patents and patent applications accruing thereunder or pertaining thereto throughout the world.

“Patriot Act” has the meaning set forth in Section 14.19.

“Payment Date” means (a) the last Business Day of each calendar month, commencing on the first such date to occur after the Closing Date; provided, that if such date is not a Business Day, then on the immediately preceding Business Day; and (b) the Maturity Date.

“Payment Notice” has the meaning set forth in Section 12.13(b).

“Payment Recipient” has the meaning assigned to it in Section 12.13(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, whether by license, purchase, merger or otherwise; provided that:

(a) immediately prior to, and immediately after giving effect thereto, (i) all representations and warranties contained in this Agreement and the other Loan Documents that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (ii) all representations and warranties contained in this Agreement and the other Loan Documents that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (iii) no Default shall have occurred and be continuing or could reasonably be expected to result therefrom;

(b) such Acquisition shall comply in all material respects with all applicable Laws and all applicable Governmental Approvals;

(c) in the case of any Acquisition of Equity Interests of another Person, after giving effect to such Acquisition, all Equity Interests of such other Person acquired by the Borrower or any of its Subsidiaries the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12(a)(iii), and, in the event of an Acquisition that results in the creation or acquisition of a new Subsidiary of the Borrower, the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 8.12(a), if applicable and such Person (in the case of an Acquisition of Equity Interests of such Person) or assets (in the case of an Acquisition of assets or a division of such Person) shall be engaged or used, as the case may be, in businesses or lines of business that would be permitted pursuant to Section 9.04;

(d) if such Acquisition is structured as the acquisition or in-licensing of the right to use, make, have made, import, export, develop, sell or offer for sale, any product, product line or Intellectual Property of or from any other Person, such product, product line or Intellectual Property shall be acquired or in-licensed by an Obligor, shall be free and clear of Liens other than Permitted Liens and all other actions shall have been taken that are necessary or reasonably requested by the Administrative Agent to provide and perfect a first priority Lien to the Administrative Agent in such Intellectual Property or Intellectual Property directed to such product or product line (in each case, subject to Permitted Liens);

(e) on a pro forma basis after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 10;

(f) to the extent that all or any portion of the purchase price (including reasonable estimates of any Deferred Acquisition Consideration) for any such Acquisition is paid in cash, the amount thereof shall not exceed $15,000,000 in the aggregate with all other Permitted Acquisitions in any fiscal year or $30,000,000 in the aggregate with all other Permitted Acquisitions at any time since the Closing Date;

(g) to the extent that all or any portion of the purchase price for any such Acquisition is paid in Equity Interests, all such Equity Interests shall be Qualified Equity Interests of the Borrower;

(h) in the case of any such Acquisition that has a purchase price in excess of $10,000,000, the Borrower shall provide to the Administrative Agent at least ten (10) Business Days’ prior written notice (or such shorter period as agreed by the Administrative Agent in its sole discretion) of any such Acquisition, together with (i) summaries, prepared in reasonable detail, of all due diligence conducted by or on behalf of the Borrower or the applicable Subsidiary, as applicable, prior to such Acquisition, in each case subject to customary confidentiality restrictions, (ii) subject to customary confidentiality restrictions, a copy of the draft purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by the Administrative Agent), (iii) pro forma financial statements of the Borrower and its Subsidiaries (as of the last day of the most recently ended fiscal quarter prior to the date of consummation of such Acquisition for which financial statements are required to be delivered pursuant to 8.01(b) or (c)) after giving effect to such Acquisition and (iv) subject to customary confidentiality restrictions, any other information reasonably requested (to the extent available), by the Administrative Agent and available to the Obligors; provided that in the case of any such Acquisition that has a purchase price less than $10,000,000, the Borrower shall provide to the Administrative Agent the foregoing items no later than thirty (30) days after the consummation thereof.

(i) no Obligor or any of its Subsidiaries (including any acquired Person) shall, in connection with, and upon giving effect to, any such Acquisition, assume or remain liable with respect to, or be subject to (i) any Indebtedness of the related seller or the business, Person or assets acquired, except to the extent permitted pursuant to Section 9.01(l), (ii) any Lien on any business, Person or assets acquired, except to the extent permitted pursuant to Section 9.02, (iii) any other liabilities that are not Indebtedness (including Tax, ERISA and environmental liabilities) and that are not otherwise prohibited under this Agreement, except to the extent the assumption of such liabilities could not reasonably be expected to result in a Material Adverse Effect; provided that if such assumed liabilities exceed $1,000,000 in the aggregate, the Administrative Agent shall have consented in writing to such Acquisition in its sole discretion. Any other such Indebtedness, liabilities or Liens not permitted to be assumed, continued or otherwise supported by any Obligor or Subsidiary thereof hereunder shall be paid in full or released within thirty (30) days after the acquisition date (or such longer period of time as agreed by the Administrative Agent in its sole discretion) as to the business, Persons or properties being so acquired on or before the consummation of such Acquisition; and

(j) at least three (3) Business Days subsequent to the proposed date of any Acquisition, the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower (prepared in reasonable detail), certifying that the Acquisition complies with the requirements of this definition, which certificate shall include a summary (prepared in reasonable detail), certifying as to any contingent liabilities and prospective research and development costs associated with the Person, business or assets being acquired.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property (other than Disqualified Equity Interests) following a merger event, reclassification or other similar fundamental change of the Borrower, or adjustment with respect to the common stock of the Borrower) that is (i) purchased or otherwise entered into by the Borrower in connection with the issuance of any Permitted Convertible Debt, the primary purpose of which is to mitigate dilution upon conversion of such Permitted Convertible Debt, (ii) settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower and (iii) on terms and conditions customary for bond hedge transactions in respect of transactions related to public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as reasonably determined by the Borrower. For all purposes under this Agreement, a Permitted Bond Hedge Transaction shall be treated as an Investment.

“Permitted Cash Equivalent Investments” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any state thereof having maturities of not more than one year from the date of acquisition, (b) commercial paper maturing no more than two hundred and seventy (270) days after the date of its creation and rated at least “A-1” or “P-1” by Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that is (i) organized under the laws of the United States, any state thereof or the District of Columbia, (ii) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (iii) has Tier 1 capital (as defined in such regulations) in excess of $500,000,000, (d) registered money market funds at least ninety-five percent (95.0%) of the assets of which constitute Permitted Cash Equivalent Investments of the kinds described in clauses (a), (b) and (c) above and (e) any investments made pursuant to the Investment Policy.

“Permitted Convertible Debt” means Indebtedness of the Borrower in the form of notes having a feature which entitles the holder thereof to convert all or a portion of such Indebtedness into the Borrower’s common stock (and cash in lieu of fractional shares) (or other securities or property (other than Disqualified Equity Interests) following a merger event, reclassification or other similar fundamental change of the Borrower, or adjustment with respect to the common stock of the Borrower), cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided, that (a) such Permitted Convertible Debt shall (i) be unsecured, (ii) not be guaranteed by any Subsidiary of the Borrower, and (iii) be issued or incurred pursuant to an offering document and/or subscription agreement(s) containing disclosure that such Indebtedness is the Borrower’s senior unsecured Indebtedness and will rank effectively junior in right of payment to any of the Borrower’s secured Indebtedness (including the Obligations) to the extent of the value of the assets securing such secured Indebtedness; and structurally junior to all Indebtedness and other liabilities (including trade payables) of the Borrower’s Subsidiaries, (b) such Permitted Convertible Debt shall not include any financial maintenance covenants and shall only include covenants, defaults and conversion rights that are customary for public market convertible indebtedness (pursuant to a public offering or an offering under Rule 144A or Regulation S of the Securities Act) as of the date of issuance, (c) no Default or Event of Default shall have occurred and be continuing at the time of offering or incurrence of such Permitted Convertible Debt or would result from the issuance thereof, (d) such Permitted Convertible Debt shall not have a scheduled maturity date and shall not be subject to any mandatory repurchase or redemption (other than in connection with a customary conversion, change of control or “fundamental change” provision) earlier than 91 calendar days after the Maturity Date and any such repurchase or redemption right is subject to the repayment of all outstanding monetary

Obligations in full and in cash, (e) such Permitted Convertible Debt shall not have an all-in-yield (excluding any arrangement, amendment, syndication, commitment, underwriting, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all of the holders of such Indebtedness) greater than (i) 6.00% where such Permitted Convertible Debt is less than $100,000,000, (ii) 5.00% where such Permitted Convertible Debt is less than $125,000,000 but greater than or equal to $100,000,000 and (iii) 4.00% where such Permitted Convertible Debt is less than or equal to $150,000,000 but greater than or equal to $125,000,000 (with any original issue discount equated to interest based on the convertible debt maturity date and excluding any additional or special interest that may become payable from time to time) and (f) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the foregoing clauses (a) through (e).

“Permitted Hedging Agreement” means a Hedging Agreement entered into by any Obligor in such Obligor’s Ordinary Course for the purpose of hedging currency risks or interest rate risks (and not for speculative purposes) and (x) with respect to hedging currency risks, in an aggregate notional amount for all such Hedging Agreements not in excess of $2,500,000 and (y) with respect to hedging interest rate risks, in an aggregate notional amount for all such Hedging Agreements not in excess of 50% of the aggregate principal amount of Loans outstanding at such time.

“Permitted Indebtedness” means any Indebtedness permitted under Section 9.01.

“Permitted Licenses” means (a) non-exclusive licenses of off-the-shelf software that is commercially available to the public, (b) intercompany licenses, sublicenses or grants of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, promotion, co-promotion, sales or distribution solely between or among the Obligors, (c) any outbound non-exclusive license or sublicense for the use of (or covenant not to sue with respect to) Intellectual Property of any Obligor for purposes of its Product Commercialization and Development Activities; provided, that, with respect to each such license described in this clause (c), (i) such license or sublicense is entered into in the Ordinary Course, (ii) no Event of Default has occurred or is continuing at the time of execution of such license or sublicense or would result therefrom, and (iii) such license or sublicense constitutes an Arm’s Length Transaction, the terms of which on their face, do not provide for a sale or assignment of legal title (or equivalent) of the licensed property and do not restrict the ability of the Borrower or its applicable Subsidiary to pledge, grant a security interest in or Lien on, or assign or otherwise transfer, any Intellectual Property, (d) with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), exclusive licenses (whether exclusive as to geographical scope or otherwise) for the use of the Intellectual Property of Borrower or any of its Subsidiaries within the United States; provided, that, with respect to each such license described in this clause (d), (i) such license does not (nor could not reasonably be expected to) result in a sale or assignment of legal title (or equivalent) of the licensed property; (ii) no Event of Default has occurred or is continuing at the time of execution of such license or sublicense or would result therefrom; and (iii) such license constitutes an Arm’s Length Transaction, the terms of which on their face, do not restrict the ability of the Borrower or its applicable Subsidiary to pledge, grant a security interest in or Lien on, or assign or otherwise transfer, any Intellectual Property, (e) Permitted Non-US Licenses,

and (f) any non-exclusive or exclusive license of (or covenant not to sue with respect to) Intellectual Property or technology or a grant of rights for development, manufacture, production, commercialization (including commercial sales to end users), marketing, co-promotion, or distribution existing on or contemplated as of the Closing Date, in each case, to the extent set forth on Schedule 3.

“Permitted Liens” means any Liens permitted under Section 9.02.

“Permitted Non-US Licenses” means exclusive licenses for the use of the Intellectual Property of Borrower or any of its Subsidiaries for discrete geographical areas outside the United States.

“Permitted Refinancing” means, with respect to any Indebtedness permitted to be refinanced, extended, renewed or replaced hereunder, any refinancings, extensions, renewals and replacements of such Indebtedness; provided that such refinancing, extension, renewal or replacement shall not (a) increase the outstanding principal amount of the Indebtedness being refinanced, extended, renewed or replaced, except by an amount equal to accrued interest and a reasonable premium on the debt being refinanced or other reasonable and customary fees and expenses reasonably incurred in connection therewith, (b) contain terms relating to outstanding principal amount, amortization, maturity, collateral security (if any) or subordination (if any), or other material terms that, taken as a whole, are less favorable in any material respect to the Borrower and its Subsidiaries or the Secured Parties than the terms of any agreement or instrument governing the Indebtedness being refinanced (provided that the final maturity date of such Indebtedness shall be on or after the final maturity of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness shall be greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced), (c) have an applicable interest rate or equivalent yield that exceeds the interest rate or equivalent yield of the Indebtedness being refinanced, (d) contain any new requirement to grant any Lien or to give any Guarantee that was not an existing requirement of the Indebtedness being refinanced and (e) after giving effect to such refinancing, extension, renewal or replacement, no Default shall have occurred (or could reasonably be expected to occur) as a result thereof.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property (other than Disqualified Equity Interests) following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower and with recourse to the Borrower only, substantially concurrently with any purchase and with respect to any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower, cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property (other than Disqualified Equity Interests)), and cash in lieu of fractional shares of common stock of the Borrower, with a strike price higher than the strike price of the Permitted Bond Hedge Transaction.

“Person” means any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or other entity of whatever nature.

“Prepayment Price” has the meaning set forth in Section 3.03(a)(i).

“Product” means (a) those pharmaceutical products (and described in reasonable detail) on Schedule 2 attached hereto, and (b) any current or future pharmaceutical or biological product developed, distributed, dispensed, imported, exported, labeled, promoted, manufactured, licensed, marketed, sold or otherwise commercialized by any Obligor or any of its Subsidiaries, including any such product in development or which may be developed.

“Product Authorizations” means any and all Governmental Approvals, whether U.S. or non-U.S. (including all applicable NDAs, INDs, supplements, amendments, of any Regulatory Authority), in each case, necessary to be held or maintained by, or for the benefit of, any Obligor or any of its Subsidiaries for the research, development, ownership, use or commercialization of any Product or for any Product Commercialization and Development Activities with respect thereto in any country or jurisdiction.

“Product Commercialization and Development Activities” means, with respect to any Product, any combination of research, development, testing, manufacture, formulation, import, use, sale, licensing, importation, exportation, shipping, storage, handling, design, labeling, marketing, promotion, supply, distribution, packaging, purchasing or other commercialization activities, receipt of payment in respect of any of the foregoing (including, in respect of licensing, royalty or similar payments), or any similar or other activities the purpose of which is to commercially exploit such Product.

“Product Related Information” means, with respect to any Product, all books, records, lists, ledgers, files, manuals, correspondence, reports, plans, drawings, data and other information of every kind (in any form or medium), and all techniques and other know-how, owned or possessed by the Obligors or any of their respective Subsidiaries that are necessary or useful for any Product Commercialization and Development Activities relating to such Product, including (a) brand materials and packaging, customer targeting and other marketing, promotion and sales materials and information, referral, customer, supplier and other contact lists and information, product, business, marketing and sales plans, research, studies and reports, sales, maintenance and production records, training materials and other marketing, sales and promotional information, (b) clinical data, information included or supporting any Product Authorization, any regulatory filings, updates, notices and correspondence (including adverse event and other pharmacovigilance and other post-marketing reports and information, etc.), technical information, product development and operational data and records, and all other documents, records, files, data and other information relating to product development, manufacture and use, (c) litigation and dispute records, and accounting records; (d) all documents, records and files relating to Intellectual Property, including all correspondence from and to third parties (including Intellectual Property counsel and patent, trademark and other intellectual property registries, including the U.S. Patent & Trademark Office), and (e) all other information, techniques and know-how necessary or useful in connection with the Product Commercialization and Development Activities for any Product.

“Prohibited Payment” means any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment) to any officer, employee or ceremonial office holder of any government or instrumentality thereof, political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing that is prohibited under any Law for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality.

“Proportionate Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of the Commitment (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of such Lender then in effect by (b) the sum of the Commitments (or, if the Commitments are terminated, the outstanding principal amount of the Loans) of all Lenders then in effect.

“Qualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualified Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (a) that is or was at any time within the preceding five years maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has within the preceding five years ever made, or was within the preceding five years ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property Security Documents” means any Mortgages, Landlord Consents or Bailee Letters or any other real property security document executed or required hereunder to be executed by any Obligor and granting a security interest in real property owned or leased (as tenant) by any Obligor in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, as amended, supplemented or otherwise modified from time to time.

“Recipient” means any Lender or any other recipient of any payment to be made by or on account of any Obligation.

“Refinanced Facility” means the Indebtedness of the Borrower under and arising out of the Credit Agreement and Guaranty, dated as of October 13, 2022, as amended from time to time, among the Borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and Oaktree Fund Administration, LLC as administrative agent for such lenders.

“Register” has the meaning set forth in Section 14.05(d).

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as amended.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as amended.

“Regulatory Authority” means any Governmental Authority, whether U.S. or non-U.S., that has regulatory or supervisory oversight under applicable Laws with respect to the use, permitting, control, safety, efficacy, reliability, manufacturing, marketing, distribution, sale or other Product Commercialization and Development Activities relating to any Product of any Obligor, including the FDA and all equivalent Governmental Authorities, whether U.S. or non-U.S.

“Reinvestment” has the meaning set forth in Section 3.03(b)(i).

“Reinvestment Period” has the meaning set forth in Section 3.03(b)(i).

“Related Fund” means, with respect to any Lender, any Fund which is managed or advised by the same investment manager or investment adviser as such Lender or, if it is managed by a different investment manager or investment adviser, a Fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of such Lender.

“Related Parties” has the meaning set forth in Section 14.16.

“Resignation Effective Date” has the meaning set forth in Section 12.09(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” of any Person means each of the president, chief executive officer, chief financial officer, treasurer, or senior vice president, finance of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, Equity Interests or other property) with respect to any Equity Interests of any Obligor or any of its Subsidiaries, or any payment (whether in cash, Equity Interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests of any Obligor or any of its Subsidiaries, or on account of any return of capital to any Obligor or any of its Subsidiary’s stockholders, partners or members (or the equivalent of any thereof), any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries or any option, warrant or other right to acquire any such Equity Interests of any Obligor or any of its Subsidiaries; provided, that the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property (other than Disqualified Equity Interests)), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Debt, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, including any payment or delivery in connection with a Permitted Warrant Transaction by (a) delivery of shares of the Borrower’s common stock upon net share settlement thereof and any related purchase of such common stock required to be made in connection with such delivery, (b) set-off or payment of an early termination payment or similar payment thereunder, in each case, in the Borrower’s common stock upon any early termination thereof or (c) in the event of cash settlement upon settlement, any payment of a cash settlement or equivalent amount, in each case, shall not constitute a Restricted Payment by the Borrower or any Subsidiary.

“Restrictive Agreement” means any Contract or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its properties or assets (other than (i) customary provisions in Contracts restricting the assignment thereof (including any leases and in-bound licenses of Intellectual Property) and (ii) restrictions or conditions imposed by any Contract governing secured Permitted Indebtedness permitted under Section 9.01(j), to the extent that such restrictions or conditions apply only to the property or assets securing such Indebtedness), or (b) the ability of any Obligor or any of its Subsidiaries to make Restricted Payments with respect to any of their respective Equity Interests or to make or repay loans or advances to any other Obligor or any of its Subsidiaries or such other Obligor or to Guarantee Indebtedness of any other Obligor or any of its Subsidiaries thereof or such other Obligor.

“Revenue Interest Purchase Agreement” means that certain Revenue Participation Right Purchase and Sale Agreement, dated as of the Closing Date, by and between the Borrower and Perceptive Credit Holdings IV, LP (the “Buyer”), including any refinancing or replacement thereof (so long as such (a) such transaction shall be structured as a “true sale” of royalties or revenues or in the form of Indebtedness, (b) such transaction shall not have or provide for any (x) redemption or buy-back obligations or any financial covenants (and, in any event, shall permit the Indebtedness and other Obligations pursuant to the Loan Documents), (y) Lien on any asset of the Borrower or any of its Subsidiaries, except as such Liens substantially similar with the Liens provided for in the Revenue Interest Purchase Agreement entered into on the Closing Date and, subject to the entry into an intercreditor agreement in form and substance satisfactory to the Administrative Agent, or (z) negative pledge restricting incurrence of any Lien on any asset of the Borrower or any of its Subsidiaries (except that such transaction may contain a customary negative pledge on the royalties or revenues sold pursuant to such transaction and the proceeds thereof), (c) the consideration received for such transaction shall not exceed $60,000,000 thereof, and (d) no Default or Event of Default shall have occurred and be continuing or would result therefrom), as amended or otherwise modified from time to time in accordance with this Agreement and the Intercreditor Agreement.

“Sanction” means any international economic or financial sanction or trade embargo imposed, administered or enforced from time to time by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority where the Borrower or any of its Subsidiaries is located or conducts business.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States Government (including OFAC), the United Nations Security Council, the European Union or its Member States, Her Majesty’s Treasury or other relevant sanctions authority, (b) any Person organized or resident in a Designated Jurisdiction or (c) any Person fifty percent (50%) or more owned or is controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Scheduled Unavailability Date” has the meaning set forth in Section 5.05(a)(ii).

“Secured Parties” means the Lenders, the Administrative Agent and any of their respective permitted transferees or assigns.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Obligors and the Administrative Agent, granting a security interest in the Obligors’ Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, as amended or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, each Short-Form IP Security Agreement, the Information and Collateral Certificate, each Real Property Security Document, and each other security document, Control Agreement or financing statement, registration, recordation, filing, instrument or approval required, entered into or recommended to grant, perfect and otherwise render enforceable Liens in favor of the Secured Parties for purposes of securing the Obligations (other than the Warrant Obligations), including (without limitation) pursuant to Section 8.12, in each case, as amended or modified from time to time.

“Short-Form IP Security Agreements” means short-form Copyright, Patent or Trademark (as the case may be) security agreements substantially in the form of Exhibit C, D and E to the Security Agreement, entered into by one or more Obligors in favor of the Secured Parties, each in form and substance reasonably satisfactory to the Administrative Agent (and as amended, modified or replaced from time to time).

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured in the Ordinary Course, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the Ordinary Course and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Licensing Condition” means that, with respect to any Permitted Non-US License, (a) no Default or Event of Default has occurred and is continuing at the time such Permitted Non-US License is consummated or otherwise becomes effective, (b) Net Sales for the trailing twelve (12) consecutive month period prior to such consummation or effectiveness exceeded $50,000,000 and (c) the Borrower has delivered written certification to the Administrative Agent of the foregoing signed by a Responsible Officer of the Borrower.

“Specified Regulatory Approvals” means any Product Authorization relating to any autoinjector Product of the Obligors or the SNDA FDA Approval (as defined in the Loans Schedule).

“Specified Threshold” means (a) on or prior to August 9, 2025, $5,000,000, (b) at any time after August 9, 2025 but on or prior to August 9, 2026, $6,500,000 and (c) at any time after August 9, 2026, $8,000,000.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which Equity Interests or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, directly or indirectly, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more direct or indirect subsidiaries of the parent or by the parent and one or more direct or indirect subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” means each Subsidiary of the Borrower identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Subsidiary of the Borrower that becomes, or is required to become, a “Subsidiary Guarantor” after the date hereof pursuant to Section 8.12(a) or 8.12(b); provided, that the “Subsidiary Guarantors” shall not include any MSC Subsidiary.

“Successor Rate” has the meaning set forth in Section 5.05(a)(ii)(B).

“Summary of Terms” means the Proposal Letter, dated April 8, 2024, between the Borrower and Perceptive Advisors LLC, together with the Outline of Proposed Terms and Conditions attached thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Information” means all Product Related Information and, with respect to any Products or Product Commercialization and Development Activities, all related know-how, trade secrets and other proprietary or confidential information, any information of a scientific, technical, or business nature in any form or medium, Invention disclosures, all documented research, developmental, demonstration or engineering work, algorithms, concepts, data, databases, designs, discoveries, methods, processes, protocols, chemistries, compositions, show-how, specifications for Products, techniques, technology, and all improvements thereof and thereto, and all other technical data and information related thereto.

“Term SOFR” means for any Interest Period the rate per annum equal to the Term SOFR Screen Rate (expressed, as a decimal, rounded upwards, if necessary to the nearest 1/100th of 1%) two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto.

“Term SOFR Replacement Date” has the meaning assigned to such term in Section 5.05(a)(ii)(A).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Termination Conditions” has the meaning set forth in Section 13.03.

“Title IV Plan” means any employee pension benefit plan (other than a Multiemployer Plan) (a) that is or was at any time within the preceding five years maintained or sponsored by any Obligor or any ERISA Affiliate thereof or to which any Obligor or any ERISA Affiliate thereof has within the preceding five years ever made, or was within the preceding five years obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Trademarks” means all trade names, trademarks and service marks, monograms, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including (a) all renewals of trademark and service mark registrations, (b) all rights to recover for all past, present and future infringements thereof and all rights to sue therefor, and (c) all rights whatsoever accruing thereunder or pertaining thereto throughout the world, together, in each case, with the goodwill of the business connected with the use thereof.

“Tranche A Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche A Term Loans to the Borrower on the Closing Date in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Commitment” for Tranche A Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Tranche A Commitments on the date of this Agreement equals $50,000,000.

“Tranche A Term Loans” has the meaning assigned to such term in Section 2.01(a)(i).

“Tranche B Availability Period” has the meaning set forth in the Loans Schedule.

“Tranche B Commitment” means, with respect to each Lender, the obligation of such Lender to make Tranche B Term Loans to the Borrower on the Applicable Funding Date for Tranche B Term Loans in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name in the Loans Schedule under the caption “Applicable Commitment” for Tranche B Term Loans, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate amount of Tranche B Commitments on the date of this Agreement equals $25,000,000.

“Tranche B Funding Condition” has the meaning set forth in the Loans Schedule.

“Tranche B Term Loans” has the meaning assigned to such term in Section 2.01(a)(ii).

“Transactions” means (a) the negotiation, preparation, execution, delivery and performance by each Obligor of this Agreement and the other Loan Documents to which such Obligor is (or is intended to be) a party, the making of the Loans hereunder, and all other transactions contemplated pursuant to this Agreement and the other Loan Documents, including the creation of the Liens pursuant to the Security Documents, (b) the Closing Date Payoff, (c) the transactions contemplated by the Revenue Interest Purchase Agreement and (d) the payment of all fees and expenses incurred or paid by the Obligors in connection with the foregoing.

“UCC” means, with respect to any applicable jurisdictions, the Uniform Commercial Code as in effect in such jurisdiction, as may be modified from time to time.

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.

“U.S. Government Securities Business Day” means any day, except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f)(ii)(B)(3).

“Warrants” means those certain Warrants, delivered to each of the Lenders (or their designated Affiliates) pursuant to Section 6.01(r) or 6.02(h) and substantially in the form attached hereto as Exhibit K.

“Warrant Obligations” means all Obligations of the Borrower arising out of, under or in connection with the Warrants.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness on any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) then outstanding principal amount of such Indebtedness.

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Protection Premium” means with respect to any repayment or prepayment of all or any portion of the Loans or any requirement to repay or prepay any Loans, whether by optional or mandatory prepayment, acceleration or otherwise (including as a result of acceleration, an Insolvency Proceeding or other Event of Default) occurring (a) on or prior to August 9, 2025, an amount equal to five percent (5%) of the aggregate outstanding principal amount of the Loans being so repaid or prepaid, (b) at any time after August 9, 2025 but on or prior to August 9, 2026, an amount equal to three percent (3%) of the aggregate outstanding principal amount of the Loans being so repaid or prepaid, (c) at any time after the August 9, 2026 but on or prior to August 9, 2027, an amount equal to one percent (1%) of the aggregate outstanding principal amount of the Loans being so repaid and (d) if the prepayment is made after August 9, 2027, zero percent (0%).

1.02 Accounting Terms and Principles. Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 10 and any definitions used in such calculations) shall be made, in accordance with GAAP. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Borrower and its Subsidiaries, in each case without duplication. Notwithstanding anything to the contrary contained herein, (i) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (ii) the financial statements delivered hereunder shall be prepared without giving effect to the implementation of Accounting Standards Codification 606: Revenue from Contracts with Customers. If the Borrower requests an amendment to any provision hereof to eliminate the effect of (a) any change in GAAP or the application thereof or (b) the issuance of any new accounting rule or guidance or in the application thereof, in each case, occurring after the date of this Agreement, then the Lenders and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such change or issuance with the intent of having the respective positions of the Lenders and Borrower after such change or issuance conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, (i) the provisions in this Agreement shall be calculated as if no such change or issuance has occurred and (ii) the Borrower shall provide to the Lenders a written reconciliation in form and substance reasonably satisfactory to the Lenders, between calculations of any baskets and other requirements hereunder before and after giving effect to such change or issuance.

1.03 Interpretation. For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires,

(a) the terms defined in this Agreement include the plural as well as the singular and vice versa;

(b) words importing gender include all genders;

(c) any reference to a Section, Annex, Schedule or Exhibit refers to a Section of, or Annex, Schedule or Exhibit to, this Agreement;

(d) any reference to “this Agreement” refers to this Agreement, including all Annexes, Schedules and Exhibits hereto, and the words herein, hereof, hereto and hereunder and words of similar import refer to this Agreement and its Annexes, Schedules and Exhibits as a whole and not to any particular Section, Annex, Schedule, Exhibit or any other subdivision;

(e) references to days, months and years refer to calendar days, months and years, respectively;

(f) all references herein to “include” or “including” shall be deemed to be followed by the words “without limitation”;

(g) the word “from” when used in connection with a period of time means “from and including” and the word “until” means “to but not including”;

(h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer broadly to any and all assets and properties, whether tangible or intangible, real or personal, including cash, Equity Interests, rights under Contractual obligations and permits and any right or interest in any such assets or property;

(i) accounting terms not specifically defined herein (other than “property” and “asset”) shall be construed in accordance with GAAP, subject to Section 1.02;

(j) the word “will” shall have the same meaning as the word “shall”;

(k) where any provision in this Agreement or any other Loan Document refers to an action to be taken by any Person, or an action which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly;

(l) references to any Lien granted or created hereunder or pursuant to any other Loan Document securing any Obligations shall be deemed to be a Lien for the benefit of the Secured Parties; and

(m) references to any Law will include all statutory and regulatory provisions amending, consolidating, replacing, supplementing or interpreting such Law from time to time.

Unless otherwise expressly provided herein, references to Organic Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto permitted by the Loan Documents.

1.04 Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a “Division”), if (a) any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.05 Currency Generally; Equivalent Amounts. For purposes of determining compliance with Section 9 with respect to the amount of any Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred, made or acquired (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). The applicable amount of any currency other than Dollars for purposes of the Loan Documents shall be such Equivalent Amount in Dollars as determined by the Administrative Agent.

SECTION 2.

THE COMMITMENT AND THE LOANS

2.01 Loans.

(a)	On the terms and subject to the conditions of this Agreement, each Lender agrees:

(i)	to make Loans to the Borrower in a single borrowing in a principal amount up to the amount of such Lender’s Tranche A Commitment (“Tranche A Term Loans”), on the Closing Date; and

(ii)

to make Loans to the Borrower in a single borrowing in a principal amount up to the amount of such Lender’s Tranche B Commitment (“Tranche B Term Loans”), on a date specified by the Borrower in accordance with Section 2.02 during the Tranche B Availability Period.

(b) No amounts paid, repaid or prepaid with respect to any Loan may be reborrowed.

(c) Any term or provision hereof (or of any other Loan Document) to the contrary notwithstanding, Loans made to the Borrower will be denominated solely in Dollars and will be repayable solely in Dollars and no other currency.

2.02 Borrowing Procedures. (a) At least one (1) Business Day prior to the Closing Date, for a Borrowing of Tranche A Term Loans occurring on the Closing Date, and (b) prior to 12:00 p.m. (Eastern Time) at least seven (7) Business Days prior to any Applicable Funding Date after the Closing Date (or, in each case, such shorter period agreed by the Administrative Agent), the Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice in the form of Exhibit B signed by a Responsible Officer of the Borrower (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 12:00 p.m. (Eastern time) on a Business Day, may be deemed to have been delivered on the next Business Day). Each Borrowing of Tranche B Term Loans shall be in a principal amount of not less than $5,000,000 (or such lower amount as the Administrative Agent may agree in its sole discretion). Each Borrowing Notice shall specify (i) the requested date of the Borrowing (which shall be a Business Day), (ii) the tranche of Loans to be Borrowed, (iii) the principal amount of Loans to be borrowed, and (iv) the Borrower’s wire instructions (except to the extent there is a separate direction letter signed by a Responsible Officer of the Borrower providing such wire instructions).

2.03 Funding of Borrowings. Promptly following receipt of any written Borrowing Notice the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds, by 2:00 p.m. (Eastern time), to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. Upon receipt of all funds the Administrative Agent will make such Loans available to the Borrower promptly by wire transfer of the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Notice.

2.04 Notes. If requested by any Lender, the Loan of such Lender shall be evidenced by one or more Notes. The Borrower shall prepare, execute and deliver to the Lender such promissory note(s) substantially in the form attached hereto as Exhibit A.

2.05 Use of Proceeds. The Borrower shall use the proceeds of the Loans for (a) the Closing Date Payoff, (b) support of commercialization efforts for FUROSCIX and (c) other working capital and general corporate purposes, including the payment of fees and expenses associated with this Agreement.

2.06 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendment. The Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 14.04.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 4.03), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments, repayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.06(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) Certain Fees. No Defaulting Lender shall be entitled to receive any upfront fee set forth in the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such upfront fee that otherwise would have been required to have been paid to that Defaulting Lender).

SECTION 3.

PAYMENTS OF PRINCIPAL AND INTEREST, ETC.

3.01 Scheduled Repayments and Prepayments Generally; Application.

(a) Interest Only; Repayment. There will be no scheduled repayments of outstanding principal on the Loan prior to the Maturity Date. The Borrower hereby promises to pay in cash to the Administrative Agent for the account of each Lender (as such amounts may in each case be reduced from time to time in accordance with Section 3.03) on the Maturity Date, all outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) in full, together with accrued and unpaid interest and any other accrued and unpaid charges thereon and all other obligations due and payable by the Borrower under this Agreement.

(b) Application of Payments. Except as otherwise provided in this Agreement, each payment pursuant to this Section 3.01 (including each repayment and prepayment) by the Borrower (other than fees payable pursuant to the Fee Letter) will be deemed to be made ratably in accordance with the Lenders’ Proportionate Shares and applied ratably among each tranche of the Loans. On any date occurring prior to the Maturity Date that payment or prepayment in full of the Loans hereunder occurs, the Borrower shall pay in full all outstanding Obligations (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made), which shall include the Yield Protection Premium, if applicable.

3.02 Interest.

(a) Interest Generally. The outstanding principal amount of the Loans, as well as the amount of all other outstanding Obligations (including, without limitation, any applicable Yield Protection Premium), shall accrue interest at the Interest Rate on and from the Closing Date. The Administrative Agent’s determination of the Interest Rate shall be binding on the Borrower, its Subsidiaries and the Lenders in the absence of manifest error.

(b) Default Interest. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, the Interest Rate shall increase (i) automatically, in the case of any Event of Default under Sections 11.01(a), 11.01(b), 11.01(d) (solely in respect of a failure to comply with Section 10) or 11.01(h) and (ii) upon the request of the Majority Lenders, in the case of any other Event of Default, by three percent (3.0%) per annum (the Interest Rate, as increased pursuant to this Section 3.02(b), being the “Default Rate”); provided that, with respect to the preceding clause (ii), the Majority Lenders may impose the Default Rate retroactively to the occurrence of such Event of Default. If any Obligation (including fees, costs and expenses payable hereunder) is not paid when due (giving effect to any applicable grace period) under any applicable Loan Document, the amount thereof shall accrue interest at the Default Rate.

(c) Interest Payment Dates. Accrued interest on the Loans shall be payable in cash in arrears on each Payment Date with respect to the most recently completed Interest Period, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate or any accrued interest not paid on or before the Maturity Date shall also be payable in cash from time to time on demand by the Administrative Agent.

(d) Compensation for Losses. In the event of the payment of any principal of any Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), then, in any such event, the Borrower shall compensate each Lender for any loss, cost or expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.02(d) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

3.03 Prepayments.

(a) Optional Prepayments.

(i) Subject to prior written notice pursuant to clause (ii) below, the Borrower shall have the right to optionally prepay in whole or in part the outstanding principal amount of the Loans and/or any tranche thereof (i.e., any of the Tranche A Term Loans and the Tranche B Term Loans) on any Business Day for an amount equal to the sum of (A) the aggregate principal amount of the Loans being prepaid, (B) any accrued but unpaid interest on the principal amount of the Loans being prepaid, (C) any applicable Yield Protection Premium and (D) any other unpaid amounts then due and owing pursuant to this Agreement and the other Loan Documents, including any fees, costs, expenses and indemnities (other than inchoate indemnity and expense reimbursement obligations for which no claim has been made) (such aggregate amount, the “Prepayment Price”); provided that each partial prepayment of principal of Loans shall be in an aggregate amount at least equal to $5,000,000 and integral multiples of $1,000,000 in excess thereof (or, if less, the full remaining outstanding principal amount of the Loans).

(ii) A notice of optional prepayment shall be effective only if received by the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three (3) (nor more than five (5)) Business Days prior to the proposed prepayment date; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Each notice of optional prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid, the applicable tranche or tranches to be prepaid (if a partial prepayment) and any conditions to prepayment (if applicable).

(b) Mandatory Prepayments.

(i) Mandatory Prepayments for Casualty Events or Asset Sales. Upon the occurrence of any Casualty Event or any Asset Sale (other than pursuant to Section 9.09(a), (b), (c), (d) (but including any Asset Sale consisting of a Permitted Non-US License unless the Specified Licensing Condition shall have been satisfied at the time such Permitted Non-US License is consummated or otherwise becomes effective), (e), (f), (m), or (n)), the Borrower shall make a mandatory prepayment of the Loans, together with any accrued but unpaid interest (which for the avoidance of doubt shall be paid in cash) on any principal amount of the Loans being prepaid and any applicable Yield Protection Premium (collectively, the “Mandatory Prepayment”), which Mandatory Prepayment shall be in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, as the case may be; provided that so long as no Event of Default has occurred and is continuing or shall result therefrom, if, within fifteen (15) Business Days following the receipt of such Net Cash Proceeds, a Responsible Officer of the Borrower delivers to the Administrative Agent a written notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event, to reinvest in replacement assets, in the case of a Casualty Event, or long-term assets, in the case of an Asset Sale, of the Borrower or any of its Subsidiaries (a “Reinvestment”), then such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event are actually applied for such purpose; provided, further, that, unless consented to in writing by the Administrative Agent, no such Reinvestment may be made in respect of an Asset Sale resulting from a Permitted Non-US License; provided, further, that if such Casualty Event or Asset Sale occurs with respect to any Obligor, such Reinvestment shall be made in the business of an Obligor; provided, further, that in the event that Net Cash Proceeds have not been so applied within one hundred eighty (180) days following the receipt of such Net Cash Proceeds

(such period, the “Reinvestment Period”) (or, if the Borrower or any of its Subsidiaries has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds no later than ninety-five (95) days following the last day of the Reinvestment Period, ninety-five (95) days after the expiry of the Reinvestment Period), the Borrower shall no later than the end of such period make a Mandatory Prepayment in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by any Obligor or any of its Subsidiaries with respect to such Asset Sale or insurance proceeds or condemnation awards in respect of such Casualty Event. Any such Mandatory Prepayment shall include any accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and any applicable Yield Protection Premium resulting from such prepayment.

(ii) Mandatory Prepayments for Debt Issuances. Immediately upon receipt by any Obligor or any of its Subsidiaries of proceeds from any issuance, incurrence or assumption of Indebtedness other than Indebtedness permitted by Section 9.01, on or after the Closing Date, the Borrower shall prepay the Loans and other Obligations in an amount equal to 100% of the cash proceeds received, plus any accrued but unpaid interest on any principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and any applicable Yield Protection Premium resulting from such prepayment.

(iii) Mandatory Prepayment for Change of Control. Upon the occurrence of any Change of Control, the Borrower shall prepay all of the Loans and Obligations, including any accrued but unpaid interest on the principal amount of the Loans being prepaid (which for the avoidance of doubt shall be paid in cash) and any applicable Yield Protection Premium resulting from such prepayment.

(iv) Notice. The Borrower shall notify the Administrative Agent not later than 2:00 p.m. (Eastern time) on a date not less than three (3) (nor more than five (5)) Business Days prior to any mandatory prepayment (or such shorter agreed by the Administrative Agent). Each notice of mandatory prepayment shall specify the proposed prepayment date, the Prepayment Price, the principal amount to be prepaid and the subsection under which the prepayment is required.

(c) Yield Protection Premium. Without limiting the foregoing, whenever the Yield Protection Premium is in effect and payable pursuant to the terms hereof or any other Loan Document, such Yield Protection Premium shall be payable on each prepayment of all or any portion of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise.

(d) Prepayments. All prepayments shall be accompanied by accrued and unpaid interest on the principal amount of the Loans being prepaid, and any applicable Yield Protection Premium.

(e) Declined Payment. Notwithstanding anything in this Section 3.03 to the contrary, any Lender may elect, by notice to the Administrative Agent prior to 12:00 p.m. (Eastern Time) at least one (1) Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Loans pursuant to this Section 3.03, in which case the aggregate amount of the prepayment that would have been applied to prepay Loans but was so declined may be retained by the Borrower and used for any purpose not prohibited by this Agreement.

3.04 Commitment Termination. Each Applicable Commitment shall terminate automatically without further action upon the earlier of (a) the making by the Lenders of the Loans to which such Applicable Commitment relates on the Applicable Funding Date and (b) in respect of the Tranche B Term Loans the last day of the Tranche B Availability Period. The Borrower shall have the right at any time or from time to time to terminate in full (but not in part) all of the then outstanding Applicable Commitments with respect to the Tranche B Term Loans; provided that the Borrower shall give the Lender and the Administrative Agent at least three (3) Business Days’ notice of each such termination. Any notice of termination delivered pursuant to this Section 3.04 may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of termination may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of termination) if such condition is not satisfied. The termination of any Applicable Commitment shall be permanent.

3.05 Original Issue Discount. The Borrower and the Lenders acknowledge that the Loans will be treated as issued with original issue discount for U.S. federal income tax purposes, within the meaning of Section 1273 of the Code. The issue price, amount of original issue discount, issue date and yield to maturity for the Loans may be obtained by submitting a written request for such information to the Borrower care of Rachael Nokes, Chief Financial Officer (which request shall also be sent via email to [***]).

SECTION 4.

PAYMENTS, ETC.

4.01 Payments.

(a) Payments Generally. Each payment of principal, interest and other amounts to be made by the Obligors under this Agreement or any other Loan Document shall be made (i) in Dollars in cash, in immediately available funds, without deduction, set off or counterclaim, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the deposit account of the Administrative Agent designated by the Administrative Agent by notice to the Borrower, and (ii) not later than 2:00 p.m. (Eastern time) on the date on which such payment is due (each such payment made after such time on such due date may, in the Administrative Agent’s discretion, be deemed to have been made on the next succeeding Business Day).

(b) Application of Insufficient Payments. Subject to Section 11.06, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and other amounts then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) Non-Business Days. Unless otherwise specified in this Agreement, if the due date of any payment under this Agreement (whether in respect of principal, interest, fees, costs or otherwise) would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall continue to accrue and be payable for the period of such extension; provided that if such next succeeding Business Day would fall after the Maturity Date, payment shall be made on the immediately preceding Business Day.

4.02 Computations. All computations of interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and actual days elapsed during the period for which payable.

4.03 Set-Off.

(a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, each of the Lenders and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Administrative Agent, any Lender and any of their Affiliates to or for the credit or the account of any Obligor against any and all of the Obligations, whether or not such Person shall have made any demand and although such obligations may be unmatured; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.06 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Any Person exercising rights of set off hereunder agrees promptly to notify the Borrower after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Lenders and each of their Affiliates under this Section 4.03 are in addition to other rights and remedies (including other rights of set-off) that such Persons may have.

(b) Exercise of Rights Not Required. Nothing contained in Section 4.03(a) shall require the Administrative Agent, any Lender or any of their Affiliates to exercise any such right or shall affect the right of such Persons to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of any Obligor.

(c) Payments Set Aside. To the extent that any payment by or on behalf of any Obligor is made to the Administrative Agent or any Lender, or the Administrative Agent, any Lender or any Affiliate of the foregoing exercises its right of setoff pursuant to this Section 4.03, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such Affiliate in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

SECTION 5.

YIELD PROTECTION, TAXES, ETC.

5.01 Additional Costs.

(a) Change in Law Generally. If, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law, or any change in any Law, or any change in the interpretation or administration thereof by any court or other Governmental Authority charged with the interpretation or administration thereof, or compliance by the Administrative Agent or any of the Lenders (or its lending office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, shall impose, modify or deem applicable any reserve (including any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, contribution, insurance assessment or similar requirement, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), against assets of, deposits with or for the account of, or credit extended by, a Lender (or its lending office) or shall impose on a Lender (or its lending office) any other condition affecting the Loans or the Commitment, and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining the Loans, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or any other Loan Document, or subject any Lender to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender for such increased cost or reduction.

(b) Change in Capital Requirements. If a Lender shall have determined that, on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), the adoption of any Law regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, in each case that becomes effective after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), has or would have the effect of reducing the rate of return on capital of a Lender (or its parent) as a consequence of a Lender’s obligations hereunder or the Loans to a level below that which a Lender (or its parent) could have achieved but for such adoption, change, request or directive by an amount reasonably deemed by it to be material, then the Borrower shall pay to such Lender on demand such additional amount or amounts as will compensate such Lender (or its parent) for such reduction.

(c) Notification by Lender. Each Lender promptly will notify the Borrower of any event of which it has knowledge, occurring after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement), which will entitle such Lender to compensation pursuant to this Section 5.01. Before giving any such notice pursuant to this Section 5.01(c) such Lender shall designate a different lending office if such designation (x) will, in the reasonable judgment of such Lender, avoid the need for, or reduce the amount of, such compensation and (y) will not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 5.01, setting forth the additional amount or amounts to be paid to it hereunder, shall be conclusive and binding on the Borrower in the absence of manifest error.

(d) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.01 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) Other Changes. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to constitute a change in Law for all purposes of this Section 5.01, regardless of the date enacted, adopted or issued.

5.02 Illegality. Notwithstanding any other provision of this Agreement, in the event that on or after the date hereof (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) the adoption of or any change in any Law or in the interpretation or application thereof by any competent Governmental Authority shall make it unlawful for a Lender or its lending office to make or maintain the Loans (and, in the opinion of such Lender, the designation of a different lending office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof, following which if such Law shall so mandate, the Loans shall be prepaid by the Borrower on or before such date as shall be mandated by such Law in an amount equal to the Prepayment Price (notwithstanding anything herein to the contrary, without any Yield Protection Premium) applicable on such prepayment date in accordance with Section 3.03(a).

5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligation shall be made without deduction or withholding for any Taxes, except as required by any Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws and, if such Tax is an Indemnified Tax, then the sum payable by such Obligor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent or the applicable Lender, timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 5, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Obligors. The Borrower and each other Obligor each hereby jointly and severally agrees to indemnify and hold harmless and reimburse each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 14.05(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.03(e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A), (ii)(B), and (ii)(D)) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI (or successor form);

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E as applicable (or successor forms); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY (or successor form), accompanied by IRS Form W-8ECI (or successor form), IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate, substantially in the form of Exhibit D-2 or D-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Tax Refunds. If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5 (including by the payment of additional amounts pursuant to this Section 5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.03(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.03(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.03(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.03(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Warrant. Each party hereto hereby acknowledges and agrees that the Tranche A Term Loans and the Tranche B Term Loans are part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which includes the Warrants.

5.04 Mitigation Obligations; Replacement of Lenders.

(a) If the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, then such Lender shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the sole reasonable judgment of such Lender, such designation or assignment and delegation would (i) eliminate or reduce amounts payable pursuant to Section 5.01 or this Section 5.03, as the case may be, in the future, (ii) not subject such Lender to any unreimbursed cost or expense and (iii) not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation.

(b) If any Lender requests compensation pursuant to Section 5.01, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 5.01 or Section 5.03, and such Lender has declined or is unable to designate a different lending office in accordance with Section 5.04(a), or if any Lender is a Defaulting Lender, then the Borrower may, at such Lender’s sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.05(b)) (other than such Lender’s consent), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.01 or Section 5.03) and obligations under this Agreement and the related Loan Documents to any assignee permitted pursuant to Section 14.05(b) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 14.05(b); (ii) such Lender shall have received payment of an amount equal to (A) the outstanding principal of its Loans, (B) accrued interest thereon, (C) accrued fees and (D) all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable Law. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

5.05 Inability to Determine Rates.

(a) Replacement of Term SOFR or Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Majority Lenders notify the Administrative Agent (with, in the case of the Majority Lenders, a copy to the Borrower) that the Borrower or Majority Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining Term SOFR pursuant to the definition thereof, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity has made a public statement identifying a specific date after which three month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date, (the latest date on which such interest periods of Term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then

(A) in the case of events or circumstances of the type described in Section 5.05(a)(i), or (ii) affecting Term SOFR, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any other Loan Document with Daily Simple SOFR, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and all interest payments on Loans with a Successor Rate of Daily Simple SOFR will be payable on the next Payment Date; or

(B) (x) if the Administrative Agent reasonably determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (y) if the events or circumstances of the type described in Section 5.05(a)(i), or (ii) affecting any Successor Rate are then in effect, then, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing the Interest Rate or any then current Successor Rate in accordance with this Section 5.05 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in Dollars for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Administrative Agent written notice that such Majority Lenders object to such amendment.

(b) The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.

(c) Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent (in consultation with the Borrower).

(d) Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

(e) In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

5.06 Survival. Each party’s obligations under this Section 5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 6.

CONDITIONS

6.01 Conditions to the Closing Date. The effectiveness of this Agreement and the obligation of the Lenders to make the Tranche A Loans on the Closing Date shall be subject to the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.01.

(a) Loan Documents. The Administrative Agent shall have received each Loan Document required to be executed by the appropriate Obligor on the Closing Date and delivered by each applicable Obligor in such number as reasonably requested by the Administrative Agent (which may be delivered by electronic means for the purposes of satisfying this clause (a) on the Closing Date) and such Loan Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and their respective counsels.

(b) Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Closing Date, for each such Person and (y) a certificate, dated as of the Closing Date, duly executed and delivered by such Person’s Responsible Officer, as to:

(i) resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions;

(ii) the incumbency and signatures of Responsible Officers authorized to execute and deliver each Loan Document to be executed by such Person; and

(iii) the full force and validity of each Organic Document of such Person and copies thereof;

which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the Responsible Officer of any such Person updating the prior certificate of such Person.

(c) Information and Collateral Certificate. The Administrative Agent shall have received a fully completed Information and Collateral Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information and Collateral Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(d) Security Documents. The Administrative Agent shall have received executed counterparts of a Security Agreement, in form and substance reasonably acceptable to the Administrative Agent, dated as of the Closing Date, duly executed and delivered by each Obligor, together with all documents (including share certificates, transfers and stock transfer forms, notices or any other instruments) required to be delivered or filed under the Security Documents and evidence satisfactory to it that arrangements have been made with respect to all registrations, notices or actions required under the Security Documents to be effected, given or made in order to establish a valid and perfected first priority security interest in the Collateral in accordance with the terms of the Security Documents, including:

(i) delivery of all certificates (in the case of Equity Interests that are certificated securities (as defined in the UCC)) evidencing the issued and outstanding Equity Interests owned by each Obligor that are required to be pledged or otherwise secured and so delivered under the Security Documents, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, in the case of Equity Interests that are uncertificated securities (as defined in the UCC), confirmation and evidence reasonably satisfactory to the Administrative Agent and the Lenders that the security interest required to be pledged therein under the Security Agreement has been transferred to and perfected by the Administrative Agent and the Lenders in accordance with Articles 8 and 9 of the NY UCC and all laws otherwise applicable to the perfection of the pledge of such Equity Interests;

(ii) financing statements naming each Obligor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents, in each case suitable for filing, filed under the UCC (or equivalent law) of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens of the Secured Parties pursuant to the Security Agreement;

(iii) UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Security Agreement previously granted by any Person;

(iv) all applicable Short-Form IP Security Agreements required to be provided under the Security Agreement, each dated as of the Closing Date, duly executed and delivered by each applicable Obligor;

(v) the Intercompany Subordination Agreement or such other subordination agreement in form and substance reasonably satisfactory to the Administrative Agent; and

(vi) to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Obligors, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral.

(e) Financial Information, Etc. The Administrative Agent shall have received, or such information shall be publicly available on “EDGAR”:

(i) audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2023; and

(ii) unaudited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal quarter ended March 31, 2024, in each case, together with the related consolidated statement of operations, shareholder’s equity and cash flows for such fiscal quarter.

(f) Solvency. The Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit I, duly executed and delivered by the chief financial officer, or other Responsible Officer who is a financial officer, of the Borrower, dated as of the Closing Date, in form and substance reasonably satisfactory to the Administrative Agent.

(g) Lien Searches. The Administrative Agent shall be satisfied with Lien searches regarding the Borrower and the Subsidiary Guarantors made as of a date reasonably close to the Closing Date.

(h) Evidence of Insurance. Receipt by the Administrative Agent of copies of insurance policies or certificates of insurance of the Obligors evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Administrative Agent as additional insured (in the case of liability insurance) or lender’s loss payee (in the case of hazard insurance) on behalf of the Secured Parties.

(i) Opinions of Counsel. The Administrative Agent shall have received a duly executed legal opinion of counsel to the Obligors, addressed the Administrative Agent and each Lender, dated as of the Closing Date, in form and substance reasonably acceptable to the Administrative Agent.

(j) Fee Letter. The Administrative Agent shall have received an executed counterpart of the Fee Letter, duly executed and delivered by the Borrower.

(k) Material Adverse Change. Since December 31, 2023, no Material Adverse Change shall have occurred.

(l) Know Your Customer. The Administrative Agent shall have received, as applicable, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and Anti-Terrorism Laws, in each case to the extent requested by the Administrative Agent in writing at least five (5) Business Days prior to the Closing Date.

(m) No Default. No event shall have occurred or be continuing that would constitute a Default or Event of Default.

(n) Representations and Warranties. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

(o) Minimum Liquidity. The Administrative Agent shall have received written evidence reasonably satisfactory to it that, as of the Closing Date, the Borrower is in compliance with Section 10.01.

(p) Beneficial Ownership Certificate. To the extent requested by any Lender or the Administrative Agent at least five (5) Business Days prior to the Closing Date, the Borrower shall have provided to such Lender and the Administrative Agent all documentation and other information so requested, including a duly executed IRS Form W-9 or applicable IRS Form W-8 of the Borrower (or such other applicable tax form), in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification, in each case prior to the Closing Date.

(q) Payoff of Existing Credit Facility. The Refinanced Facility (other than contingent obligations (including indemnification obligations) that by their terms are to survive the termination of the relevant loan documentation and debt instruments evidencing the Refinanced Facility) shall have been (or substantially concurrently with the Closing Date shall be) repaid or satisfied and discharged, and in connection therewith all Guarantees and Liens shall have been released, on or prior to the Closing Date, on terms reasonably acceptable to the Administrative Agent and the Administrative Agent shall have received an executed payoff letter in connection therewith in form and substance reasonably acceptable to the Administrative Agent.

(r) Warrants. The Administrative Agent shall have received executed counterparts of the Warrants, dated as of the Closing Date, exercisable in the aggregate into 300,000 shares of the Borrower’s common stock at a per share exercise price as set forth therein, each duly executed, delivered and validly issued by the Company, in each case in form and substance satisfactory to the Administrative Agent.

(s) Delivery of Notes. Each requesting Lender shall have received a Note in favor of such Lender evidencing such Lender’s Loan, dated as of the Closing Date, duly executed and delivered by a Responsible Officer of the Borrower.

(t) Revenue Interest Purchase Agreement. The Administrative Agent shall have received satisfactory evidence that the “Effective Date” under the Revenue Interest Purchase Agreement shall have occurred, resulting in gross proceeds to the Borrower in an amount not less than $50,000,000. The Administrative Agent shall have received fully executed copies of the Revenue Interest Purchase Agreement and all transaction documents related thereto, which shall be in form and substance satisfactory to the Administrative Agent.

(u) Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement duly executed by the Buyer and the Borrower.

6.02 Conditions to the Borrowing of All Loans. The obligation of each Lender to make all Loans shall be subject to the delivery of a Borrowing Notice as required pursuant to Section 2.02, a funds flow memorandum summarizing, in reasonable detail, the use of proceeds of the Loans and the prior or concurrent satisfaction or waiver of each of the conditions precedent set forth below in this Section 6.02:

(a) Applicable Funding Date Certificate. The Administrative Agent shall have received a Funding Date Certificate substantially in the form of Exhibit J dated as of the Applicable Funding Date, duly executed and delivered by a Responsible Officer of the Borrower.

(b) Delivery of Notes. The Administrative Agent shall have received a Note to the extent requested by any Lender at least one (1) Business Day prior to the Applicable Funding Date and pursuant to Section 2.04 for the Loans made on such Applicable Funding Date duly executed and delivered by a Responsible Officer of the Borrower.

(c) Fees, Expenses, Etc. Each of the Administrative Agent and each Lender shall have received for its own account all fees, costs and expenses due and payable to it on or prior to the Applicable Funding Date pursuant to the Fee Letter (including the upfront fees related to each Loan), the Summary of Terms and Section 14.03, including all reasonable closing costs and fees and all unpaid reasonable expenses of the Administrative Agent and the Lenders incurred in connection with the Transactions (including the Administrative Agent’s and the Lenders’ legal fees and expenses) in excess of the Expense Deposit (if applicable).

(d) No Default or Event of Default. No event shall have occurred or be continuing or would result from the making of the Loans on the Applicable Funding Date that would constitute a Default or Event of Default.

(e) Representations and Warranties; Updated Schedules. The representations and warranties contained in this Agreement and in the other Loan Documents delivered pursuant to Section 6.01(a) shall be true and correct in all material respects (unless such representations are already qualified by reference to materiality, Material Adverse Effect or similar language, in which case such representations and warranties shall be true and correct in all respects) on and as of the Applicable Funding Date, except (i) to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date and (ii) the representations and warranties made under Section 7.04(a) shall be deemed to refer to the most recent financial statements of the Borrower furnished to the Administrative Agent pursuant to Section 8.01(c); provided that, in respect of a requested borrowing of the Tranche B Term Loans, with respect to the representation, warranty and certification referenced above relating to representations and warranties set forth in each Loan Document, (1) references in such representations and warranties to “the Closing Date” shall be deemed to be references to the Applicable Funding Date and (2) the Borrower may supplement the schedules to this Agreement and the other Loan Documents as reasonably necessary in order for such certification to be true and correct on the Applicable Funding Date; provided, further, that no such supplement shall be permitted if the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement either (A) was the result of the occurrence and continuance of an Event of Default or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.02(e), if any, shall have been, as applicable, executed and delivered by the requisite parties, and shall, as applicable, be in full force and effect.

(f) Funding Condition. With respect to the Tranche B Term Loans, the Tranche B Funding Condition shall have been satisfied as set forth on the Loans Schedule.

(g) Availability Period. With respect to the Tranche B Term Loans, the Tranche B Term Loans shall be borrowed on or prior to the last day of the Tranche B Availability Period.

(h) Warrants. (i) With respect to the Tranche B Term Loans, the Administrative Agent shall have received executed counterparts of the Warrants, exercisable in the aggregate into 200,000 shares of the Borrower’s common stock at a per share exercise price as set forth therein, each duly executed and delivered by the Borrower.

SECTION 7.

REPRESENTATIONS AND WARRANTIES

The Borrower and each other Obligor hereby jointly and severally represents and warrants to the Administrative Agent and each Lender as set forth below:

7.01 Power and Authority. Each Obligor and each of its Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) has all requisite corporate or other power, and has all Governmental Approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except to the extent that failure to have the same could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (iii) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary except where failure so to qualify could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and (iv) has full power, authority and legal right to enter into and perform its obligations under each of the Loan Documents to which it is a party and, in the case of the Borrower, to borrow the Loans hereunder.

7.02 Authorization; Enforceability. Each Transaction to which an Obligor or any of its Subsidiaries is a party (or to which it or any of its assets or properties is subject) are within such Person’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational action including, if required, approval by all necessary holders of its Equity Interests. This Agreement has been duly executed and delivered by each Obligor and constitutes, and each of the other Loan Documents to which each Obligor or any of its Subsidiaries is a party when executed and delivered by such Person will constitute, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.03 Governmental and Other Approvals; No Conflicts. None of the execution, delivery and performance by each Obligor or any of its Subsidiaries of the Loan Documents to which it is a party or the consummation by each Obligor of the Transactions (i) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for (x) such as have been obtained or made and are in full force and effect, (y) filings and recordings in respect of perfecting or recording the Liens created pursuant to the Security Documents and (z) filings required under applicable securities laws, (ii) will violate or conflict with (1) any Law, (2) any Organic Document of any Obligor or any of its Subsidiaries or (3) any Governmental Approval of any Governmental Authority, that in the case of clause (ii)(1) or clause (ii)(3), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (iii) will violate or result in a default under any Material Agreement binding upon any Obligor or any of its Subsidiaries or (iv) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of any Obligor or any of its Subsidiaries.

7.04 Financial Statements; Material Adverse Change.

(a) Financial Statements. The Borrower has heretofore furnished to the Administrative Agent (who shall forward to the Lenders) consolidated financial statements required to be delivered pursuant to this Agreement. Such financial statements, and all other financial statements delivered by the Borrower to the Administrative Agent or the Lenders (whether prior to the Closing Date or otherwise) present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements of the type described in Section 8.01(c). Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities or unusual forward or long-term commitments not disclosed in the aforementioned financial statements.

(b) No Material Adverse Change. Since December 31, 2023, no event, circumstance or change has occurred that has caused, individually or in the aggregate, a Material Adverse Change.

7.05 Properties.

(a) Property Generally. Each Obligor and each of its Subsidiaries has good and marketable fee simple title to, or valid leasehold interests in, or license to, all its real and personal property, including (i) all properties and assets, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities and (ii) all Material Intellectual Property, subject only to Permitted Liens and as could not reasonably be expected to (x) interfere with its ability to conduct its business as currently conducted or to utilize such assets and properties for their intended purposes, including in connection with Product Commercialization and Development Activities, and (y) prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Commercialization and Development Activities with respect to any of its Products.

(b) Intellectual Property; IT Assets; Privacy.

(i) Except as set forth in Schedule 7.05(b)(i),

(A) the Obligors are the sole and exclusive legal and beneficial owners of all right, title and interest in and to all Material Intellectual Property owned or purported to be owned by the Borrower or any of its Subsidiaries, with no breaks in chain of title and with good and marketable title, free and clear of (i) any Claims that could reasonably be expected to result in material liability to any of the Obligors and (ii) any Liens other than Permitted Liens;

(B) to the extent any Intellectual property is necessary or required in order for the Obligors to conduct their respective Product Commercialization and Development Activities, the Obligors have sufficient and valid rights to use all such Intellectual Property; and

(C) with respect to any Material Intellectual Property listed on Schedule 7.05(b) that is in-licensed by the Borrower or any of its Subsidiaries from a third party, such in-licensing arrangement is subject to a license agreement or similar Contract that is in full force and effect, there are no unpaid fees or royalties (or similar payment obligations) payable by the Borrower or any of its Subsidiaries currently past due and there is no currently outstanding breach or default outstanding under any such licensing agreement or other Contract.

(ii) Without limiting Section 7.05(b)(i), and except as set forth in Schedule 7.05(b)(ii):

(A) other than (1) customary restrictions in in-bound licenses of Material Intellectual Property and non-disclosure Contracts, or (2) as permitted by Section 9.09, there are no judgments, licenses, covenants not to sue, grants, Liens (other than Permitted Liens), or other Claims or Contracts relating to or otherwise adversely affecting any Material Intellectual Property, which materially restrict any Obligor with respect to its use, enforcement, or other exploitation of any Material Intellectual Property or in connection with Product Commercialization and Development Activities;

(B) the operation and conduct of the business of the Borrower or any of its Subsidiaries, including the exploitation of any Intellectual Property, does not infringe, misappropriate or otherwise violate any rights arising under any Intellectual Property of any other Person in any manner that has resulted in (or could reasonably be expected to result in) a Material Adverse Effect;

(C) (1) there are no pending, and there have been no, actual Claims or Claims threatened in writing against the Borrower or any of its Subsidiaries asserted by any other Person relating to any of such Person’s Intellectual Property, including any Claims of adverse ownership, invalidity, infringement, misappropriation or other violation of any rights arising under such other Person’s Intellectual Property, in any such case that have resulted in (or could reasonably be expected to result in) a Material Adverse Effect; and (2) neither the Borrower nor any of its Subsidiaries has received any notice from, or Claim by, any Person that the operation and conduct of the business of the Borrower or any of its Subsidiaries (including their respective Product Commercialization and Development Activities), infringes, misappropriates or otherwise violates any rights arising under the Intellectual Property of such other Person that has resulted in (or could reasonably be expected to result in) a Material Adverse Effect;

(D) no Material Intellectual Property is being, or has been, infringed, misappropriated or otherwise violated in any material respect by any other Person without the express authorization of the Borrower; and neither the Borrower nor any of its Subsidiaries has put any other Person on notice of such actual or potential infringement, misappropriation or other violation of any such Material Intellectual Property or initiated the enforcement of any Claim with respect to any such Material Intellectual Property;

(E) all current and former employees and contractors that have developed Material Intellectual Property for or on behalf of the Borrower or any of its Subsidiaries have executed written and valid confidentiality and invention assignment Contracts in favor of the Borrower or such Subsidiary, as applicable, that irrevocably and presently assign to the Borrower or such Subsidiary, as applicable, or its designee all rights of such employees and contractors in or to any such Material Intellectual Property and no such employee or contractor has excluded any rights in respect of such Material Intellectual Property from the assignment of thereof pursuant to such Person’s confidentiality agreement (or equivalents), which excluded rights would be material to the Borrower and its Subsidiaries in the conduct of their business as now conducted or currently proposed to be conducted and the Borrower is not aware that any current or former employee or contractor is in violation of any such confidentiality agreement (or equivalents); and

(F) the Borrower and each of its Subsidiaries has taken reasonable precautions to protect the secrecy, confidentiality and value of the Material Intellectual Property consisting of trade secrets and confidential information and to the Borrower’s knowledge, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any material confidential information or of any trade secrets of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries intended to maintain as confidential or a trade secret.

(iii) With respect to Material Intellectual Property consisting of Patents, except as set forth in Schedule 7.05(b)(iii), and without limiting the representations and warranties in Section 7.05(b)(i) and Section 7.05(b)(ii):

(A) each of the issued claims in such Patents is valid and, to the knowledge of the Obligors, enforceable and neither the Borrower nor any of its Subsidiaries has received any written notice asserting that any such Patent or any issued claims therein is invalid or unenforceable;

(B) all such Patents are in good standing and none of the Patents, or the Inventions claimed in any such Patent, have been dedicated to the public;

(C) to the knowledge of the Borrower, all prior art material to such Patents has been adequately disclosed to or considered by the respective patent offices during prosecution of such Patents;

(D) subsequent to the issuance of such Patents, neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Obligors, any of its or their predecessors-in-interest, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Inventions claimed in such Patents;

(E) no written Claim has been made or, to the Borrower’s knowledge, threatened in writing, by any Person that any allowable or allowed claim in such Patents is subject to any competing conception claims of allowable or allowed subject matter of any patent applications or patents of any third party, and no such allowable or allowed claim has been the subject of any interference or been the subject of any re-examination, opposition or other post-grant proceedings, and there is no written or, to the Borrower’s knowledge threatened in writing, Claim by any Person for any such interference, re-examination, opposition, inter partes review, post grant review or any other post-grant proceedings;

(F) none of such Patents owned by or exclusively licensed to the Borrower or any of its Subsidiaries have ever been finally adjudicated to be invalid, unpatentable or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and, with the exception of publicly available documents in the applicable patent office recorded with respect to any such Patents, neither the Borrower nor any of its Subsidiaries has received any notice asserting that any such Patent is invalid, unpatentable or unenforceable; and to the extent any such Patent is terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in the Collateral;

(G) the Borrower and its Subsidiaries have not received a written opinion from patent counsel which concludes that a challenge to the validity or enforceability of any such Patents is more likely than not to succeed;

(H) neither the Borrower, nor any of its Subsidiaries nor, to the knowledge of the Borrower, any prior owner of any such Patent, or any of their respective agents or representatives, have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate or render unpatentable or unenforceable any such Patent; and

(I) all maintenance fees, annuities, and the like due or payable on or with respect to any such Patents constituting Material Intellectual Property have been timely paid; and

(J) each Obligor, and each of its attorneys, agents and relevant employees, have met the duty of candor and good faith required under 37 C.F.R. §1.56, which includes a duty to disclose all information known to that individual to be “material to patentability,” as such is defined in 37 C.F.R. §1.56, and complied with any analogous Laws outside the United States.

(iv) Except as set forth in Schedule 7.05(b)(iv):

(A) the IT Assets owned, used or held for use by the Borrower or any of its Subsidiaries (the “Business IT Assets”) are sufficient for the current and currently anticipated needs of the businesses of the Borrower and its Subsidiaries, and, to the knowledge of the Obligors, in the past three (3) years, there has been no unauthorized access to or unauthorized use of, or any other security incident with respect to, any (1) such IT Assets, or (2) any confidential or proprietary information that is in the Borrower’s or any of its Subsidiaries’ possession or control, in each case of (1) and (2), in a manner that, individually or in the aggregate, has resulted in or is reasonably likely to result in material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries; and

(B) the Borrower and its Subsidiaries have taken commercially reasonable precautions consistent with industry standards to (1) protect the confidentiality, integrity, and security of the Business IT Assets from any unauthorized intrusion, breach, use, access, interruption, destruction or modification by any Person, and (2) ensure that all Business IT Assets are fully functional and operate and run in a reasonable and efficient business manner, in each case of (1) and (2), except as has not, individually or in the aggregate, resulted in and is not reasonably likely to result in, material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries;

(C) without limiting the foregoing, except as has not, individually or in the aggregate, resulted in and is not reasonably likely to result in, material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries have maintained and regularly tested commercially reasonable security, disaster recovery and business continuity plans, procedures, and facilities, and the Borrower and its Subsidiaries have used commercially reasonable efforts to ensure that the Business IT Assets do not contain any Malicious Code, and to the knowledge of any Obligor, the Business IT Assets do not contain any Malicious Code; and

(D) except as has not, individually or in the aggregate, resulted in and is not reasonably likely to result in, material liability to, or material disruption of the business operations of, the Borrower or any of its Subsidiaries, the Borrower and its Subsidiaries (x) have had and have appropriate privacy policies and data security policies in place that are in compliance in all material respects with all applicable data protection, privacy and other Laws, and generally accepted industry standards relating to the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of personally identifiable information and data, (y) are and have been in compliance with (and have contractually required Persons who have access to such information or data to comply with) such policies, Laws and standards, and contractual obligations to which the Borrower and its Subsidiaries are bound that relate to the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of personally identifiable information or data, and (z) have not received any written notice, and are not and have not been subject to any Claim, and, to the knowledge of any Obligor, no such notice or Claim is or has been threatened, regarding the protection, collection, use, access, storage, maintenance, processing, transmission, distribution, transfer (including cross-border transfer) or disclosure of personally identifiable information or data.

(v) Schedule 7.05(b) contains, with respect to the Borrower and each of its Subsidiaries (set for forth on a Person-by-Person basis):

(A) a complete and accurate list of all applied for, issued or registered Patents that would qualify as Material Intellectual Property, owned by or licensed to the Borrower or any of its Subsidiaries, including the jurisdiction and patent number;

(B) a complete and accurate list of all registered, unregistered or applied for Trademarks that would qualify as Material Intellectual Property, owned by or licensed to the Borrower or any of its Subsidiaries, including the jurisdiction, trademark application or registration number and the application or registration date;

(C) a complete and accurate list of all applied for or registered Copyrights that would qualify as Material Intellectual Property, owned by or licensed to the Borrower or any of its Subsidiaries; and

(D) a complete and accurate list of all Technical Information necessary for the Product Commercialization and Development Activities of the Borrower and its Subsidiaries in the ordinary course.

7.06 No Actions or Proceedings.

(a) Litigation. Except as set forth in Schedule 7.06(a), there is no litigation, investigation or proceeding pending or, to the knowledge of any Obligor threatened in writing, with respect to such Obligor or any such Subsidiaries by or before any Governmental Authority or arbitrator that, (i) individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Material Regulatory Event or (ii) involves this Agreement or any other Loan Document or any of the Transactions.

(b) Environmental Matters. Except with respect to any matters that (either individually or in the aggregate) could not reasonably be expected to result in a Material Adverse Effect, no Obligor nor any of its Subsidiaries (i) has failed to comply with any Environmental Law in all material respects or to obtain, maintain or comply with any material permit, license or other approval required under any Environmental Law, (ii) has become subject to any material Environmental Liability, (iii) has received any material Environmental Claim, or has knowledge that any is threatened, (iv) has entered into any agreement in which such Obligor or any Subsidiary has assumed or undertaken material responsibility or obligations of any other Person with respect to any Environmental Liability or (v) has knowledge of any basis for any other material Environmental Liability.

(c) Labor Matters. No Obligor or any of its Subsidiaries has engaged in unfair labor practices as defined in 29 U.S.C. § §152(8) and 158 of the National Labor Relations Act and there are no pending or threatened in writing labor actions, disputes, grievances, arbitration proceedings, or similar Claims or actions involving the employees of any Obligor or any of its Subsidiaries, in each case, that could reasonably be expected to have a Material Adverse Effect. There are no strike or work stoppages in existence or threatened in writing against any Obligor and to the knowledge of such Obligor, no union organizing activity is taking place, in each case, that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 7.06(c), there are no collective bargaining agreements covering employees of any Obligor or any of its Subsidiaries.

7.07 Compliance with Laws and Agreements. Each Obligor is in compliance in all material respects with all applicable Laws and all Contracts binding upon it or its property. The Obligors and their Subsidiaries are, and all Product Commercialization and Development Activities of such Persons are being conducted in compliance in all material respects with all applicable Healthcare Laws.

7.08 Taxes. Except as set forth on Schedule 7.08, each Obligor and its Subsidiaries has timely filed or caused to be filed all federal and state income tax returns and other material tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

7.09 Full Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Obligors or any of their Subsidiaries to the Administrative Agent (on behalf of itself and the Lenders) in connection with the negotiation of this Agreement and the other Loan Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains when furnished any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and it being understood that such projected financial information and all other forward looking information are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries, and that actual results during the period or periods covered thereby may differ significantly from such projected results and that the differences may be material.

7.10 Investment Company Act and Margin Stock Regulation.

(a) Investment Company Act. No Obligor nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(b) Margin Stock. No Obligor nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the Loans will be used, whether immediately, incidentally or ultimately, to buy or carry any Margin Stock, to extend credit to others for the purpose of buying or carrying any Margin Stock, or in any way that is in violation of Regulation T, U or X.

7.11 Solvency. The Obligors and their Subsidiaries, on a consolidated basis, are and, immediately after giving effect to the making of any Loans on such date, the use of proceeds thereof, and the consummation of the Transactions, will be, Solvent.

7.12 Subsidiaries. Set forth on Schedule 7.12 is a complete and correct list of all direct and indirect Subsidiaries of the Borrower. Each such Subsidiary is duly organized and validly existing under the jurisdiction of its organization shown in said Schedule 7.12, and the percentage ownership by each Obligor of each such Subsidiary thereof is as shown in said Schedule 7.12. Set forth on Schedule 7.12 is a complete and correct list of all other Equity Interests held by each Obligor in any Person that is not a direct or indirect Subsidiary of the Borrower as of the Closing Date. Such Schedule 7.12 also sets forth, in reasonable detail, the type of Equity Interest held by each such Obligor in such Person and the fully-diluted percentage ownership held beneficially by such Obligor in such Person.

7.13 Continuing Secured Indebtedness. Set forth on Schedule 7.13 is a complete and correct list of all Indebtedness of the Borrower and each of its Subsidiaries outstanding as of the date hereof that (i) will remain outstanding immediately after the borrowing of the Loan and the application of the proceeds therefrom on the Closing Date and (ii) is secured by a Lien on assets or properties of the Borrower or any of its Subsidiaries, which Schedule also describes, in reasonable detail, the assets or properties (and the locations thereof) secured by any such Lien.

7.14 Material Agreements. Set forth on Schedule 7.14 is a complete and correct list, of each Material Agreement (including any such Contract creating or evidencing Material Intellectual Property or Material Indebtedness). Accurate and complete copies of each Contract disclosed on such schedule have been made available to the Administrative Agent. All such Material Agreements are in full force and effect without material modification from the form in which the same were disclosed to the Administrative Agent. None of the Obligors nor any of their Subsidiaries is in default under any such Material Agreement, and none of the Obligors has knowledge of any default by any counterparty to such Material Agreement and there are no pending or, to any Obligor’s knowledge, threatened in writing Claims against any Obligor or any of its Subsidiaries asserted by any other Person relating to any Material Agreements, including any Claims of breach or default under any such Material Agreements.

7.15 Restrictive Agreements. Except as set forth in Schedule 7.15, as of the Closing Date, no Obligor or any of its Subsidiaries is subject to any Restrictive Agreement, except (i) those permitted under Section 9.11, (ii) restrictions and conditions imposed by Law or by the Loan Documents, (iii) any stockholder agreement, charter, by-laws, or other Organic Documents of an Obligor or any of its Subsidiaries as in effect on the date hereof and (iv) limitations associated with Permitted Liens.

7.16 Real Property. Schedule 7.16 correctly sets forth all real property that is owned or leased by the Obligors, indicating in each case whether the respective property is owned or leased, the identity of the owner and lessor (if applicable) and the location of the respective property. Except as set forth in Schedule 7.16, no Obligor owns or leases (as tenant thereof) any real property as of the Closing Date.

7.17 Pension Matters. Schedule 7.17 sets forth, a complete and correct list of, and that separately identifies, (i) all Title IV Plans, (ii) all Multiemployer Plans and (iii) all material Benefit Plans. Each Qualified Plan, and each trust thereunder, has received a favorable determination or may rely upon an opinion letter for a prototype plan letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, as of the date of this Agreement, to the knowledge of the Obligors, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification. Except for those that could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (y) there are no existing or pending (or to the knowledge of any Obligor, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Obligor or Subsidiary thereof incurs or otherwise has or could have an obligation or any liability or Claim and (z) no ERISA Event is reasonably expected to occur. The Borrower and each of its ERISA Affiliates has met all applicable requirements under the ERISA Funding Rules with respect to each Title IV Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained. As of the most recent valuation date for any Title IV Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither any Obligor nor any of its Subsidiaries nor any of its ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date. As of the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or Subsidiary, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

7.18 Regulatory Approvals.

(a) The Borrower and each of its Subsidiaries holds, either directly or through licensees and agents, all material Product Authorizations necessary or required for the Borrower and each of its Subsidiaries to conduct its Product Commercialization and Development Activities. All such Product Authorizations are (i) legally and beneficially owned or held exclusively by the Borrower or such Subsidiary, as the case may be, free and clear of all Liens other than Permitted Liens, (ii) validly registered and on file with the applicable Governmental Authority, in material compliance with all registration, filing and maintenance requirements (including any fee requirements) thereof, and (iii) in good standing, valid and enforceable with the applicable Governmental Authority in all material respects.

(b) Neither the Borrower nor any of its Subsidiaries has received any written notice from the FDA or any Regulatory Authority that the FDA or such Regulatory Authority is threatening suspending, revoking or limiting any material Product Authorization. The Borrower and its Subsidiaries have made all required material notices, registrations and reports (including field alerts or other reports of adverse drug experiences) and other filings with respect to FUROSCIX and all Product Commercialization and Development Activities related thereto. All manufacturing operations with respect to FUROSCIX have been and are being conducted in accordance, in all material respects, with the FDA’s current Good Manufacturing Practice requirements for drug products, as those requirements are set forth in FDA regulations at 21 C.F.R. Parts 210 and 211, or otherwise under 21 U.S.C. 351, and all comparable foreign Laws, in each case, as such laws are applicable to such manufacturing operations.

(c) (i) All material regulatory filings, notices, registrations, listings, reports and similar items required to be filed or made to any Regulatory Authority or with respect to FUROSCIX or any Product Commercialization and Development Activities related thereto have been made, and all such filings are complete and correct in all material respects and in compliance in all material respects with all applicable Healthcare Laws and (ii) all clinical trials and pre-clinical studies that have been and are being conducted by the Borrower with respect to FUROSCIX are being or have been conducted in material compliance with all applicable Healthcare Laws.

(d) Except as set forth on Schedule 7.18(d), and without limiting the generality of any other representation or warranty made by the Borrower or any of its Subsidiaries hereunder or under any other Loan Document: (i) all Product Commercialization and Development Activities with respect to FUROSCIX comply in all material respects with (A) all applicable Healthcare Laws and any comparable laws enforced by other applicable Regulatory Authority, whether U.S. or non-U.S., and (B) all Product Authorizations with respect to FUROSCIX; (ii) neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective agents, suppliers, Collaboration Partners, licensors or licensees have received any FDA Form-483s, warning letters or notices or similar documents relating to any of their respective Product Commercialization and Development Activities with respect to FUROSCIX from any Regulatory Authority within the last six (6) years that asserts lack of compliance with any applicable Healthcare Laws or Product Authorizations; (iii) neither the Borrower, nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of their respective agents, suppliers, Collaboration Partners, licensors or licensees have received any notification from any Regulatory Authority within the last six (6) years, asserting that FUROSCIX lacks a required Product Authorization or other material Product Authorization; (iv) there is no pending adverse regulatory action, investigation or inquiry (other than non-material routine or periodic inspections or reviews) against the Borrower, any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers, Collaboration Partners, licensors or licensees, in each case where such adverse regulatory action, investigation or inquiry reasonably relates to any Product Commercialization and Development Activities with respect to FUROSCIX, and, to the knowledge of the Borrower, there is no reasonable basis for any such adverse regulatory action against the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any of their respective suppliers agents, Collaboration Partners, licensors or licensees with respect to FUROSCIX; and (v) without limiting the foregoing, (A) (1) there have been no product recalls, safety alerts, corrections, withdrawals, marketing suspensions, or removals conducted, undertaken or issued by the Borrower or any of its Subsidiaries, whether voluntary, at the request, demand or order of any Regulatory Authority, with respect to FUROSCIX within the last six (6) years, (2) no such product recall, safety alert, correction, withdrawal, marketing suspension, or removal has been requested, demanded or ordered by any Regulatory Authority within the last six (6) years, and, to the knowledge of the Borrower, there is no reasonable basis for the issuance of any such product recall, safety alert, correction, withdrawal, marketing suspension, or removal with respect to FUROSCIX by any Regulatory Authority, and (B) no criminal, injunctive, seizure, detention or civil penalty action has been commenced or threatened in writing by any Regulatory Authority within the last six (6) years with respect to or in connection with FUROSCIX, there are no consent decrees (including plea agreements) that relate to FUROSCIX, and, to the knowledge of the Borrower, there is no reasonable basis for the commencement of any criminal injunctive, seizure, detention or civil penalty action by any Regulatory Authority relating to FUROSCIX or for the issuance of any consent decree. Neither the Borrower nor any of its Subsidiaries nor to the knowledge of the Borrower any of their respective agents, suppliers, Collaboration Partners, licensees or licensors is employing or utilizing the services of any individual who has been debarred or temporarily suspended under any applicable Law, including but not limited to 21 U.S.C. § 335a, except as could not reasonably be expected to have a Material Adverse Effect.

(e) None of the Borrower, any of its Subsidiaries, or their respective officers, employees, and, to the knowledge of the Borrower, agents (when acting in such capacity), has intentionally made an untrue statement of a material fact or fraudulent statements to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made (or was not made), establishes a basis for any Governmental Authority to assert a violation of 18 U.S.C. 1001 or could reasonably be expected to provide a basis for the FDA or any such other Regulatory Authority to invoke its policy respecting Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar applicable policy of the Regulatory Authority.

(f) All clinical, preclinical, safety and other required studies and tests conducted by or on behalf of or sponsored by the Borrower or any of its Subsidiaries, or in respect of which FUROSCIX were (and if still pending, are), being conducted materially in accordance with all applicable Healthcare Laws, Product Authorizations or the Product Authorizations in place at the time. Neither the Borrower nor any of its Subsidiaries has received any written notice or other correspondence from the FDA or any such other Regulatory Authority or an institutional review board requiring the termination or suspension of any clinical, preclinical, safety or other required studies or tests, the results of which would reasonably be expected to be used to support a Product Authorization with respect to FUROSCIX.

(g) (i) The Borrower and each of its Subsidiaries is operating, and at all times during the past six (6) years has operated, in compliance in all material respects with all Healthcare Laws; and (ii) neither the Borrower nor any of its Subsidiaries, their respective Affiliates, directors, officers, managers, and, to the knowledge of the Borrower, its employees and consultants (when acting in such capacity), is in violation of any applicable Healthcare Laws. Neither the Borrower nor any of its Subsidiaries have, within the past six (6) years, (x) been the subject of any adverse investigation (other than routine or periodic inspections or reviews) conducted by any Governmental Authority with respect to a material violation of applicable Healthcare Laws, or (y) a defendant in any unsealed qui tam or other False Claims Act litigation. As of the date of this Agreement, neither the Borrower nor any of its Subsidiaries, are currently subject to any enforcement, regulatory or administrative proceedings against or affecting the Borrower or its Subsidiaries relating to or arising under any Healthcare Law, and to the Borrower’s knowledge, no such enforcement, regulatory or administrative proceeding has been threatened in writing.

(h) Neither the Borrower nor any of its Subsidiaries, are or have during the past six (6) years participated in any federal health care programs.

(i) Neither the Borrower nor any of its Subsidiaries and, to the Borrower’s knowledge, none of its officers, employees, agents, or contractors (while employed or engaged by the Borrower or any of its Subsidiaries) are or have been: (i) debarred, excluded or suspended from participating in any federal health care program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

7.19 Mortgages. Each of the Mortgages will be effective, upon delivery of the same to the Administrative Agent in accordance with the terms of this Agreement, to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Material Real Properties described therein, and when the Mortgages are validly filed in the applicable recorder’s offices and all relevant mortgage Taxes and recording and registration charges are duly paid, each such Mortgage shall be, assuming the proper indexing thereof, sufficient to provide constructive notice to third parties of the Administrative Agent’s Lien on, and security interest in, all right, title and interest of the Obligors in such Material Real Property and the proceeds thereof, as security for the Obligations, subject only to Permitted Liens.

7.20 OFAC; Anti-Terrorism Laws.

(a) No Obligor nor any of its Subsidiaries is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any applicable Anti-Terrorism Laws.

(b) No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective directors, officers, or employees (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction in violation of Sanctions, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with, or for the benefit of, any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction, in violation of Sanctions. No Loan, nor the proceeds from any Loan, has been or will be used, directly or, to the knowledge of any Obligor, indirectly, to lend, contribute or provide to, or has been or will be otherwise made available for the purpose of funding, any activity or business in any Designated Jurisdiction in violation of Sanctions or for the purpose of funding any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, in violation of Sanctions, or in any other manner that will result in any violation by any party to this Agreement of Sanctions.

7.21 Anti-Corruption. No Obligor nor any of its Subsidiaries, nor, to the knowledge of any Obligor, any of their respective directors, officers or employees, directly or indirectly, has (i) materially violated or is in material violation of any applicable anti-corruption Law, or (ii) made, offered to make, promised to make or authorized the payment or giving of, directly or indirectly, any Prohibited Payment.

7.22 Priority of Obligations. Except as set forth on Schedule 7.13, other than the Obligations, no Indebtedness of the Borrower or any of its Subsidiaries is secured by a Lien. The Obligations constitute unsubordinated obligations of the Obligors, and except for any obligations which have priority under applicable Law, rank at least pari passu in right of payment with all other unsubordinated Indebtedness of the Obligors.

7.23 Royalty and Other Payments. Except as set forth on Schedule 7.23 or as provided for in the Revenue Interest Purchase Agreement, as of the Closing Date, no Obligor, not any of its Subsidiaries, is obligated to pay any royalty, milestone payment or any other contingent payment in respect of FUROSCIX.

7.24 Transactions with Affiliates. Except as set forth on Schedule 7.24, neither the Borrower nor any of its Subsidiaries is a party to any transaction or other arrangement (including the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate that, after giving effect to the Closing Date, would not be permitted pursuant to Section 9.10.

SECTION 8.

AFFIRMATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and any inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

8.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent:

(a) as soon as possible and in any event within five (5) Business Days after the end of each calendar month, evidence reasonably satisfactory to the Administrative Agent that, as of the last day of such calendar month, the Borrower is in compliance with the Minimum Liquidity requirement set forth in Section 10.01, which evidence may be in the form of Borrower’s bank account statements;

(b) as soon as available and in any event within forty-five (45) days after the end of the each fiscal quarter of each fiscal year (i) the consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal quarter and (ii) the related consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such fiscal quarter, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year; provided that documents required to be furnished pursuant to this Section 8.01(b) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(c) as soon as available and in any event within ninety (90) days after the end of each fiscal year (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and (ii) the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, accompanied by a report and opinion thereon of RSM US LLP or another firm of independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP, consistently applied, and shall not be subject to any “going concern” or like qualification or exception or emphasis of matter (other than a going concern qualification based solely on the upcoming maturity date of the Loans or any Material Indebtedness occurring within 12 months of the date of such audit) or any qualification or exception as to the scope of such audit, and in the case of such consolidated financial statements, certified by a Responsible Officer of the Borrower; provided that documents required to be furnished pursuant to this Section 8.01(c) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(d) together with the financial statements required pursuant to Sections 8.01(b) and (c), (A) a compliance certificate signed by the chief financial or accounting Responsible Officer of the Borrower as of the end of the applicable accounting period substantially in the form of Exhibit E (a “Compliance Certificate”) including (i) a statement that such financial statements (x) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and (y) have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes, (ii) a statement as to whether or not such financial statements contain a “going concern” or like qualification or exception or emphasis of matter, (iii) details of any other issues that are material that are raised by the Borrower’s auditors and any occurrence or existence of any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.07, Section 7.18 or Section 7.22 to be incorrect in any material respect (or in any respect if such representation or warranty is qualified by materiality or by reference to Material Adverse Effect or Material Adverse Change) if such representation or warranty were to be made at the time of delivery of a Compliance Certificate and (iv) a certification as to whether or not the Borrower is in compliance with the Minimum Net Sales Covenant as of the last day of such period and a summary of Net Sales by type of Product, (B) a copy of management’s discussion and analysis with respect to such financial statements and (C) a list (in reasonable detail) of the deposit accounts, securities accounts, investment accounts or other similar accounts of each MSC Subsidiary and the balances therein. For the avoidance of doubt, no representation or warranty contained in Section 7.07, Section 7.18 or Section 7.22 is required to be, shall be or shall be deemed to be made in connection with a delivery of any Compliance Certificate;

(e) after being prepared by the Borrower and approved by its Board, and promptly following the Administrative Agent’s request therefor, a consolidated budget for the Borrower and its Subsidiaries for the fiscal year to which such budget relates; provided that, for each fiscal year, on or before the sixtieth (60th) day following the beginning of such fiscal year, the Borrower shall prepare, and its Board shall approve such consolidated budgets for such fiscal year, and the Borrower shall notify the Administrative Agent promptly after the Board has given such approval;

(f) promptly after the same are released, copies of all press releases (other than any press release that is routine or administrative in nature); provided that documents required to be furnished pursuant to this Section 8.01(f) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(g) promptly, and in any event within five (5) Business Days after receipt thereof by an Obligor thereof, copies of each material notice or other material correspondence received from (i) any securities regulator or stock exchange to the authority of which any Obligor may become subject from time to time, concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of such Obligor, in each case, excluding any investigation or inquiry that is routine or administrative in nature, or (ii)

copies of any material written correspondence or any other material written communication with the FDA or any other regulatory body relating to any event or circumstance which would reasonably be expected to result in liability to the Borrower in excess of $1,000,000; provided that documents required to be furnished pursuant to this Section 8.01(g) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(h) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of each Obligor and its Subsidiaries (other than any report or any communication that is routine or administrative in nature), and copies of all annual, regular, periodic and special reports and registration statements which any Obligor or its Subsidiaries may file or be required to file with any securities regulator or stock exchange to the authority of which such Obligor or such Subsidiary, as applicable, may become subject from time to time; provided that documents required to be furnished pursuant to this Section 8.01(h) shall be deemed furnished on the date that such documents are publicly available on “EDGAR”;

(i) copies of all letters of representation signed by any Obligor to its auditors and, promptly upon receipt thereof, copies of all auditor reports delivered for each fiscal quarter;

(j) promptly, and in any event within fifteen (15) calendar days after the end of any calendar month (or such longer period as the Administrative Agent may agree), copies of any reports of the Borrower and its Subsidiaries with respect to key performance indicators in the form provided to senior management of the Borrower; provided that any such materials may be redacted by the Borrower to (A) exclude information relating to the performance of the Administrative Agent or any Lender, to the Borrower’s strategy regarding the Loans or performance or non-performance under the Loan Documents or to matters of conflict of interest to the Administrative Agent or any Lender, or (B) preserve attorney-client privilege; provided, further that such redactions are restricted so as to be only as extensive as is reasonably necessary in order to exclude information described in clauses (A) or (B); and

(k) such other information respecting the operations, properties, business, liabilities or condition (financial or otherwise) of the Obligors (including with respect to the Collateral and compliance with Section 10), taken as a whole, as the Administrative Agent may from time to time reasonably request.

The Obligors hereby acknowledges that the Administrative Agent or the Lenders may not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and the Administrative Agent, the Lenders or their respective personnel may be engaged in investment and other market-related activities with respect to such Persons’ securities. Neither the Borrower nor any Person acting on its behalf will provide, or become obligated to provide, the Administrative Agent or any Lender or their respective representatives or agents with any information that the Borrower reasonably believes constitutes material non-public information, unless prior thereto, such receiving Person shall have confirmed to the Borrower in writing that it consents to receive such information; provided that, notwithstanding the foregoing, the information required to be delivered pursuant to (i) clauses (b), (c), (d), and (g) of Section 8.01 and (ii) clauses (a), (h), (i), (j) and (k) of Section 8.02 shall be furnished and delivered to the Administrative Agent as provided herein whether or not such information qualifies as material non-public information. The Borrower hereby acknowledges that the Administrative Agent and each Lender is relying on the foregoing covenant in effecting transactions in securities of the Borrower.

8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following promptly, but in any event within five (5) Business Days after a Responsible Officer of the Borrower or any of its Subsidiaries first learns of or acquires knowledge of the existence of any of the below circumstances or events (prepared in reasonable detail):

(a) the occurrence or existence of any Event of Default;

(b) the occurrence of any event or series of related events with respect to the property or assets of the Borrower or any of its Subsidiaries resulting in a Loss aggregating $2,500,000 or more;

(c) any Claim, action, suit, notice of violation, hearing, investigation or other Borrower pending, or to the Borrower’s knowledge, threatened in writing against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of their respective businesses, operations or properties or any Product or inventory, in each case, involving more than $2,500,000;

(d) the assertion of any Claim under any Environmental Law by any Person against, or with respect to the activities of, the Borrower or any of its Subsidiaries and any alleged liability or non-compliance with any Environmental Laws or any permits, licenses or authorizations issued pursuant to Environmental Laws, in each case, which could reasonably be expected to result in a Material Environmental Liability;

(e) (i) the intention of any Obligor or ERISA Affiliate to file any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) the filing by any Obligor or ERISA Affiliate of a request for a minimum funding waiver under Section 412 of the Code with respect to any Title IV Plan or Multiemployer Plan, in each case in writing and in reasonable detail (including a description of any action that any Obligor or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto);

(f) (i) The termination of any Material Agreement other than in accordance with its terms, including as a result of a breach or default or (ii) the entering into of any new Material Agreement by an Obligor (and a copy thereof). In the event that the Borrower or any of its Subsidiaries enters into any new Material Agreement, the Borrower shall update Schedule 7.14 to reflect such new Material Agreement and shall deliver the updated Schedule 7.14 (along with a copy of such Material Agreement) to the Administrative Agent within thirty (30) days after the end of the fiscal quarter during which such new Material Agreement is executed;

(g) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving an Obligor;

(h) written Claim received by the Borrower or any of its Subsidiaries of actual or alleged violation, infringement or misappropriation of any Intellectual Property by or against the Borrower or any of its Subsidiaries that would, if proven true, reasonably be expected to result in a Material Adverse Effect;

(i) any Contract entered into by the Borrower or any of its Subsidiaries in connection with any material Claim of actual or alleged infringement, misappropriation or violation of any Intellectual Property by or against the Borrower or any of its Subsidiaries;

(j) the creation, development or other acquisition (including any in-bound exclusive licenses) of any Intellectual Property by the Borrower or any Subsidiary after the Closing Date that is issued or registered, or becomes issued or registered or the subject of an application for registration or issuance with any Governmental Authority; provided that, with respect to any such Intellectual Property created, developed or acquired (including through any in-bound exclusive license) in any fiscal quarter, notice thereof pursuant to this Section 8.02(n) shall be made in accordance with the timing of the financial statements for such fiscal quarter required pursuant to Section 8.01(b);

(k) any change to any Obligor’s or any of its Subsidiaries’ ownership of any Controlled Account, by delivering the Administrative Agent a notice setting forth a complete and correct list of all such accounts as of the date of such change;

(l) the acquisition by the Borrower or any of its Subsidiaries, in a single or series of related transactions, of any fee interest in any real property having a fair market value in excess of $2,500,000;

(m) concurrently with the delivery thereof to the Buyer, copies of all notices and other reports required to be delivered by the Borrower to the Buyer under the Revenue Interest Purchase Agreement; and

(n) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect or a Material Regulatory Event.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Nothing in this Section 8.02 is intended to waive, consent to or otherwise permit any action or omission that is otherwise prohibited by this Agreement or any other Loan Document; provided that any documents or notices required to be furnished pursuant to this Section 8.02 shall be deemed furnished on the date that such documents are publicly available on “EDGAR”.

8.03 Existence. The Obligors shall, and shall cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all Governmental Approvals necessary or material to its Product Commercialization and Development Activities; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 9.03 or any Asset Sale permitted under Section 9.09.

8.04 Payment of Obligations. Such Obligor will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations, including (i) all Tax and related liabilities imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any of its Subsidiaries not constituting a Permitted Lien, except to the extent such Taxes or such claims are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Obligor or such Subsidiary and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

8.05 Insurance. Such Obligor will, and will cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Upon the request of the Administrative Agent, the Borrower shall furnish the Administrative Agent from time to time with (i) material information as to the insurance carried by it and, if so requested, copies of all such insurance policies and (ii) a certificate from the Borrower’s insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid and that such policies are in full force and effect. The Obligors shall use commercially reasonable efforts to ensure, or cause others to ensure, that all insurance policies required under this Section 8.05 shall provide that they shall not be terminated or cancelled without at least thirty (30) days’ prior written notice (or 10 days’ for nonpayment of premium) to the Borrower and the Administrative Agent. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Secured Parties to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this Section 8.05 or otherwise to obtain similar insurance in place of such policies, and in each case, the Borrower will be responsible for the reasonable and documented cost of such insurance (to be payable on demand). The amount of any such reasonable and documented expenses shall accrue interest at the Default Rate if not paid on demand and shall constitute “Obligations.”

8.06 Books and Records; Inspection Rights. Such Obligor will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities. Such Obligor will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition (financial or otherwise) with its officers and independent accountants (so long as a representative of the Borrower is provided a reasonable opportunity to participate in any such discussion), during normal business hours (but not more often than once per year in total for all such visits and inspections unless an Event of Default has occurred and is continuing) as the Administrative Agent or the Lenders may reasonably request; provided that such representative shall use its commercially reasonable efforts to minimize disruption to the business and affairs of the Borrower as a result of any such visit, inspection, examination or discussion. The Borrower shall pay all reasonable and documented costs of (a) one such inspection per calendar year if no Event of Default has occurred and is continuing and (b) all such inspections during a continuing Event of Default.

8.07 Compliance with Laws and Other Obligations. Such Obligor will, and will cause each of its Subsidiaries to, (i) comply with all Laws (including Anti-Terrorism Laws, Sanctions and Environmental Laws) applicable to it and its business activities, (ii) comply with all Healthcare Laws and Governmental Approvals (including Product Authorizations) applicable to it and its business activities and (iii) remain in compliance with, and perform all obligations under all Material Agreements to which it is a party, except, in the case of clauses (i), (ii) and (iii) above, where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Obligor shall maintain in effect and enforce policies and procedures reasonably designed to promote compliance by such Obligor, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Terrorism Laws and Sanctions.

8.08 Maintenance of Properties, Intellectual Property, Etc.

(a) Such Obligor shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets and properties (including all assets and properties, whether tangible or intangible, relating to its Products or Product Commercialization and Development Activities) necessary or useful in the conduct of its business in good working order and condition in accordance with the general practice of other Persons of similar character and size, ordinary wear and tear and damage from casualty or condemnation excepted.

(b) Such Obligor shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to renew, file for, prosecute, enforce and maintain all Material Intellectual Property, owned or controlled by such party, excluding the renewal, filing for, prosecution and maintenance of Material Intellectual Property that in the commercially reasonable business judgment of the Obligors are not necessary or material for the conduct of the business of the Obligors or their Subsidiaries.

8.09 Licenses. Such Obligor shall, and shall cause each of its Subsidiaries to, obtain and maintain all material Governmental Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the Transactions or the operation and conduct of its business and ownership of its properties (including its Product Commercialization and Development Activities).

8.10 Quarterly Calls. At the request of the Administrative Agent, the Borrower shall hold a conference call with the Administrative Agent and the Lenders at reasonable times to be mutually agreed to with the Administrative Agent and the Lenders to discuss the financial results of operations of the Borrower and its Subsidiaries; provided that no more than one call per fiscal quarter shall be required.

8.11 Use of Proceeds. The proceeds of the Loans will be used only as provided in Section 2.05. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose that violates any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulations T, U and X.

8.12 Certain Obligations Respecting Subsidiaries; Further Assurances.

(a) Subsidiary Guarantors, etc. In the event that the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than an MSC Subsidiary), the Borrower shall promptly (and in any event within thirty (30) calendar days (subject to extensions consented to by the Administrative Agent in its sole discretion (such consent not to be unreasonably withheld, delayed or conditioned))):

(i) cause such new Subsidiary to become a an “Obligor” and a “Subsidiary Guarantor” hereunder pursuant to a Guarantee Assumption Agreement, a “Grantor” under the Security Agreement, and a “Subsidiary Party” under the Intercompany Subordination Agreement (provided that each Subsidiary of the Borrower (including an MSC Subsidiary) shall be a “Subsidiary Party” under the Intercompany Subordination Agreement);

(ii) take such action or cause such Subsidiary to take such action (including joining the Security Agreement and delivering certificated Equity Interests together with undated transfer powers executed in blank, applicable Control Agreements and other instruments) as shall be reasonably necessary or desirable (as determined by the Administrative Agent) in order to create and perfect, in favor of the Administrative Agent, for the benefit of the Secured Parties, valid and enforceable first priority Liens (subject only to Permitted Liens), on substantially all of the personal property of such new Subsidiary as collateral security for the Obligations hereunder as and when required by the terms of the Security Agreement; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents and the Intercompany Subordination Agreement;

(iii) cause the parent of such Subsidiary to execute and deliver a pledge agreement in favor of the Administrative Agent, for the benefit of the Secured Parties, in respect of all outstanding issued Equity Interests of such Subsidiary for the purpose of creating and perfecting, in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected first priority Lien on such Equity Interests; and

(iv) deliver such proof of corporate action, incumbency of officers, opinions of counsel and other applicable documents as is consistent with those delivered by each Obligor pursuant to Section 6.01 or as the Administrative Agent shall reasonably request.

(b) Further Assurances.

(i) Each Obligor shall, and shall cause each of its direct or indirect Subsidiaries (including any newly formed or newly acquired Subsidiaries) to take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement and the Security Agreement.

(ii) In the event that any Obligor holds or acquires any Intellectual Property or other assets or properties, such Subsidiary shall take any action as shall be reasonably necessary to ensure that the provisions of this Agreement and the Security Agreement shall apply thereto and any such Intellectual Property or other assets or properties shall constitute part of the Collateral under the Security Documents.

(iii) Without limiting the generality of the foregoing, within ten (10) Business Days following written request from the Administrative Agent, each Obligor shall, and shall cause each Person that is required to be a Subsidiary Guarantor to, take such action from time to time (including joining the Security Agreement and delivering certificated Equity Interests together with undated transfer powers executed in blank, applicable Control Agreements and other instruments) as shall be required by the terms of the Security Documents or reasonably requested by the Administrative Agent to create, in favor of the Administrative Agent for the benefit of the Secured Parties, perfected security interests and Liens in substantially all of the personal property (other than Excluded Assets (as defined in the Security Agreement)) of such Obligor as collateral security for the Obligations as and when required by the terms of the Security Agreement; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents.

(c) Real Property. If the Borrower or any other Obligor acquires any Material Real Property located in the United States after the Closing Date (i) the Borrower shall notify the Administrative Agent thereof promptly (and in any event, within five (5) Business Days following the acquisition thereof) and (ii) subject to clause (iii) below, within sixty (60) days after the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) the Borrower shall or shall cause the applicable Obligor to deliver to the Administrative Agent, with respect to such Material Real Property located in the United States, (i) counterparts of a Mortgage with respect to such Material Real Property, duly executed, notarized (to the extent required by applicable Law) and delivered by the applicable Obligor and suitable for recording or filing in all filing or recording offices that the Administrative Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien subject to no other Liens except Permitted Liens, at the time of recordation thereof with all filing and recording taxes and fees having been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent; (ii) with respect to the Mortgage encumbering such Material Real Property, customary opinions of local counsel in the state or jurisdiction in which such Material Real Property is located regarding the enforceability of such Mortgage, and any related fixtures and, in the state or jurisdiction where the applicable Obligor granting such Mortgage is organized, an opinion regarding due authorization, execution and delivery of such Mortgage, (iii) with respect to each such mortgaged property located in the United States, the completed “Life-of-Loan” Federal Emergency Management Agency (“FEMA”) Standard Flood Hazard Determination with respect to any such Material Real Property subject to the applicable FEMA rules and regulations; provided that in the event that any such Material Real Property is located in an area determined by FEMA to have special flood hazards, such property shall not become subject to a Mortgage.

(d) Costs and Benefits. Notwithstanding any term or provision of this Section 8.12 to the contrary, without limiting the right of the Administrative Agent or the Lenders to require a Lien or a security interest in the Equity Interests of, or Guarantee from, any newly acquired or created Subsidiary of the Borrower, or a Lien or security interest on any assets or properties of the Borrower or any of its Subsidiaries, so long as no Event of Default has occurred and is continuing, the Borrower may request in writing to the Administrative Agent that the Majority Lenders waive the requirements of this Section 8.12 to provide a Lien, security interest or Guarantee, as the case may be, due to the cost or burden thereof to the Borrower and its Subsidiaries (when taken as a whole) being unreasonably excessive relative to the benefit that would inure to the Secured Parties, and describing such cost or burden in reasonable detail. Upon receipt of any such written notice, the Administrative Agent shall review and consider such request in good faith and, within five (5) Business Days of receipt of such request, the Administrative Agent shall determine in their sole but commercially reasonable discretion, and notify the Borrower of such determination, whether the Administrative Agent will grant such request for a waiver. With respect to any Subsidiary for which the requirement to provide a Lien, security interest or Guarantee, as the case may be, has been waived by the Administrative Agent in accordance with this Section 8.12(d), such waiver may be terminated by the Administrative Agent if it determines in its sole but commercially reasonable discretion that the cost or burden of providing such Lien, security interest or Guarantee is no longer unreasonably excessive relative to the benefits that would inure to the Secured Parties. If such waiver is terminated, such Subsidiary shall be required to comply with the requirements of this Section 8.12.

8.13 Termination of Non-Permitted Liens. In the event that any Obligor shall become aware of, or be notified by the Administrative Agent or any Lender of the existence of, any outstanding Lien against any assets or property of such Obligor or any of its Subsidiaries, which Lien is not a Permitted Lien, such Obligor shall use its commercially reasonable efforts to promptly terminate or cause the termination of such Lien.

8.14 Board Materials. Upon request by the Administrative Agent the Borrower shall deliver to the Administrative Agent: (i) copies of any agenda and other written materials provided to the board of directors (or any committee thereof) of the Borrower prior to any meeting of the board of directors (or such committee thereof), at or promptly after such materials are furnished to the members of the board of directors (or such committee thereof), (ii) copies of all minutes of meetings of the board of directors (or any committee thereof) of the Borrower at or promptly after such minutes are furnished to the members of the board of directors (or such committee thereof), (iii) copies of all material written consents duly passed by the board of directors (or any committee thereof) of the Borrower and (iv) promptly upon presentation of any regular periodic materials to the board of directors (or any committee thereof) of the Borrower reporting on the current, past or future financial performance and business and operations of the Borrower or any of its Subsidiaries (which shall include, among other things, development updates with respect to material Products, and updates with respect to material events relating to other Material Agreements), copies of such materials; provided that any such material may be redacted by the Borrower to (A) exclude information relating to the performance of the Administrative Agent or any Lender, to the Borrower’s strategy regarding the Loans or performance or non-performance under the Loan Documents or to matters of conflict of interest to the Administrative Agent or any Lender, (B) preserve attorney-client or work-product privilege or (C) protect proprietary information, trade secrets, or individually identifiable health information (as defined under HIPAA) or other confidential information relating to healthcare patients; provided, further that such redactions are restricted so as to be only as extensive as is reasonably necessary in order to exclude information described in clauses (A) or (B).

8.15 Intellectual Property(b) . In the event that any of the Obligors or any of their respective Subsidiaries acquire, develop or create Intellectual Property during the term of this Agreement, then the provisions of this Agreement and the other Loan Documents, to the extent applicable, shall automatically apply thereto and any such Intellectual Property shall automatically constitute part of the Collateral under the Security Documents, without further action by any party, in each case from and after the date of such acquisition, development or creation (except that any representations or warranties of any Obligor shall apply to any such Intellectual Property only from and after the date, if any, subsequent to such acquisition or creation that such representations and warranties are brought down or made anew as provided herein). Promptly after such creation, development or acquisition of Intellectual Property that constitutes Material Intellectual Property, the Borrower shall give written notice thereof, in reasonable detail, to the Administrative Agent.

8.16 Maintenance of Regulatory Approvals, Contracts, Intellectual Property, Etc. Each Obligor shall, and shall cause each of its Subsidiaries (to the extent applicable) to, (i) maintain in full force and effect all Product Authorizations, Material Agreements, Material Intellectual Property and other material rights, interests or assets (whether tangible or intangible) necessary or required for such Person to conduct its operations and businesses, in each case in all material respects, including for any Product Commercialization and Development Activities related thereto, (ii) maintain in full force and effect, and pay all costs and expenses relating to, such Product Authorizations, Material Agreements and Material Intellectual Property owned, used or controlled by such Obligor or any such Subsidiary that is used in and is necessary for the operations of the business of such Person, including Product Commercialization and Development Activities, and all Material Agreements, (iii) promptly after obtaining knowledge thereof, notify the Administrative Agent of any material infringement, misappropriation or other violation by any Person of such Obligor’s or any such Subsidiaries’ Material Intellectual Property, and aggressively pursue any such infringement or other violation, to the extent the Borrower deems it commercially reasonable to do so, (iv) use commercially reasonable efforts to pursue and maintain in full force and effect legal protection for all new Material Intellectual Property developed or controlled by the Borrower or any other Obligor, as the case may be, that is used in and necessary for the operations of the business of such Person, or in connection with any Product Commercialization and Development Activities, (v) notify the Administrative Agent, promptly after learning of any warning letter or untitled letter issued by the FDA or any investigation or enforcement action is initiated by the Department of Justice or other investigatory or law enforcement body, (vi) notify the Administrative Agent, promptly after learning of (x) any product recalls, safety alerts, corrections, withdrawals, marketing suspensions, removals or the like conducted, to be undertaken or issued by the Borrower, any such Obligor or any of their respective suppliers, as the case may be, whether or not at the request, demand or order of any Governmental Authority or otherwise with respect to any Product or any Product Commercialization and Development Activities, or (y) any reasonable basis for any Governmental Authority to undertake or issue any such material action or item, in each case for clauses (x) and (y) to the extent such event could reasonably be expected to have a Material Adverse Effect, and (vii) except as set forth on Schedule 7.05(b), promptly after obtaining knowledge thereof, notify the Administrative Agent, promptly after learning thereof, of (x) any claim by any Person that the conduct of the Borrower’s or any such Obligor’s business (including any Product Commercialization and Development Activities) infringes any Intellectual Property of such Person, or (y) any event, circumstance, act or omission that would cause any representation or warranty contained in Section 7.18 to be incorrect in any material respect if such representation or warranty was to be made at the time such Obligor learned of such event, circumstance, act or omission.

8.17 ERISA Compliance. Such Obligor shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with the provisions of ERISA with respect to any Benefit Plans to which such Obligor or such Subsidiary is a party as an employer.

8.18 Cash Management. Such Obligor shall:

(a) maintain at all times deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and/or lockboxes (other than Excluded Accounts) with a bank or financial institution within the U.S. which has executed and delivered to the Administrative Agent a Control Agreement, in form and substance reasonably acceptable to the Administrative Agent (each such deposit account, disbursement account, investment account (or similar account) and lockbox, a “Controlled Account”); provided that each such Controlled Account shall be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and each Obligor shall have granted a Lien to the Administrative Agent, for the benefit of the Secured Parties, over such Controlled Accounts;

(b) deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof (or such longer period of time as agreed by the Administrative Agent in its sole discretion), all cash, checks, drafts or other similar items of payment and relating to or constituting payments made in respect of any and all accounts and other rights and interests into Controlled Accounts; and

(c) at any time after the occurrence and during the continuance of an Event of Default, at the request of the Administrative Agent, each Obligor shall cause all payments constituting proceeds of accounts to be directed into lockbox accounts under agreements in form and substance satisfactory to the Administrative Agent.

8.19 Investment Policy Updates. The Board of the Borrower, acting reasonably and in good faith, may amend or otherwise modify the Investment Policy with ten (10) days prior written notice to the Administrative Agent, with such notice to provide a summary (in reasonable detail) of the proposed amendment or other modification.

8.20 Post-Closing Obligations.

(a) Controlled Accounts. Within thirty (30) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Administrative Agent shall have received evidence that (i) all deposit accounts, disbursement accounts, investment accounts (and other similar accounts) and/or lockboxes (other than

Excluded Accounts) of each Obligor located within the U.S. are Controlled Accounts to the extent required to comply with the requirement of Section 8.18 and (ii) such Controlled Accounts are subject to one or more account control agreements, in favor of, and in form and substance reasonably satisfactory to, the Administrative Agent that (among other things) (A) ensures, to the extent necessary under applicable Law, the perfection of a first priority security interest in favor of the Administrative Agent on such Controlled Account, subject only to Permitted Liens, (B) provides that, upon written notice from the Administrative Agent, such bank or financial institution shall comply with instructions originated by the Administrative Agent directing disposition of the funds in such Controlled Account without further consent by the applicable Obligor, and (C) may not be terminated by the applicable Obligor without prior written consent of the Administrative Agent;

(b) Landlord Consents; Bailee Letters. Within ninety (90) days following the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), if Collateral having an aggregate fair market value in excess of $1,000,000 or any substantial portion of an Obligor’s books and records or any of its material books and records in the United States, is (i) in the possession of any single bailee, warehouseman or consignee, or (ii) located at any single leased real property in the United States, such Obligor shall use commercially reasonable efforts to cause such bailee, warehouseman or consignee, or the applicable landlord, as the case may be, to sign and deliver a Landlord Consent or Bailee Letter, as applicable.

(c) Insurance Policies. Within thirty (30) days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), all such insurance policies required pursuant to each Loan Document shall name the Administrative Agent (for its benefit and the benefit of the Lenders) loss payee or additional insured, as applicable, and provide that no cancellation of the policies will be made without at least ten (10) days prior written notice to the Administrative Agent and the Administrative Agent shall have received certified copies of such insurance policies (or binders in respect thereof).

(d) Pledged Collateral. Within ten (10) Business Days following the Closing Date (or such longer period of time as agreed by the Administrative Agent in its sole discretion), the Borrower shall deliver to the Administrative Agent certificates or other instruments representing or evidencing any Pledged Collateral (as defined in the Security Agreement) in existence on the Closing Date, accompanied by appropriate duly executed instruments of transfer or assignment, all in form reasonably satisfactory to the Administrative Agent.

SECTION 9.

NEGATIVE COVENANTS

Each Obligor jointly and severally covenants and agrees with the Administrative Agent and the Lenders that, until the Commitments have expired or been terminated and all Obligations (other than Warrant Obligations and any inchoate indemnification and expense reimbursement obligations for which no Claim has been made) have been paid in full in cash:

9.01 Indebtedness. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, whether directly or indirectly, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth on Schedule 9.01 and Permitted Refinancings thereof; provided that, if such Indebtedness is intercompany Indebtedness, such Indebtedness shall be subject to the Intercompany Subordination Agreement;

(c) accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of such Obligor’s or such Subsidiary’s business in accordance with customary and paid within the specified time, unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP;

(d) Indebtedness consisting of Guarantees resulting from the endorsement of negotiable instruments for collection in the Ordinary Course;

(e) Indebtedness of an Obligor owing to any other Obligor, in each case, subject to the Intercompany Subordination Agreement;

(f) Indebtedness of any Subsidiary that is not an Obligor owing to any other Subsidiary that is not an Obligor;

(g) Indebtedness of (i) any Obligor owing to any Subsidiary that is not an Obligor and (ii) any Subsidiary that is not an Obligor owing to any Obligor, in each case of clauses (i) and (ii) subject to the Intercompany Subordination Agreement; provided any Indebtedness owing pursuant to this clause (g) shall not exceed $5,000,000 in the aggregate outstanding at any one time;

(h) [reserved];

(i) Guarantees by any Obligor and any Subsidiary of Permitted Indebtedness of any Obligor;

(j) Ordinary Course equipment and software financing and leasing (including Capital Leases and purchase money Indebtedness); provided that (i) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $5,000,000;

(k) Indebtedness under Permitted Hedging Agreements;

(l) Indebtedness assumed pursuant to any Permitted Acquisition; provided that (i) no such Indebtedness (individually) shall exceed 15% of the total purchase price paid in connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of Indebtedness permitted pursuant to this Section 9.01(l) shall not exceed $10,000,000 and (iii) no such Indebtedness was created or incurred in connection with, or in contemplation of, such Permitted Acquisition;

(m) (i) Indebtedness of the Borrower owing to the Buyer pursuant to the Revenue Interest Purchase Agreement in an aggregate principal amount not to exceed the amount permitted under the Intercreditor Agreement, and (ii) any Indebtedness that refinances Indebtedness referred to in subclause (i) to the extent such refinancing is permitted in accordance with the Intercreditor Agreement;

(n) [reserved];

(o) other unsecured Indebtedness in an aggregate outstanding principal amount not to exceed $10,000,000 at any time;

(p) Permitted Convertible Debt; provided that (i) the Borrower’s Market Capitalization at the time of pricing of such Permitted Convertible Debt is at least $300,000,000 and (ii) the aggregate outstanding principal amount of Indebtedness incurred pursuant to this clause (p) shall not exceed the lesser of (x) 20% of Borrower’s Market Capitalization (determined as of the date of pricing of such Permitted Convertible Debt) and (y) $150,000,000;

(q) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the Ordinary Course in an aggregate principal amount not to exceed $2,500,000 at any time outstanding, including in respect of workers compensation claims, health, disability or other employee benefits, leases, commercial contracts, Indebtedness permitted pursuant to Section 9.01(s), property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(r) Indebtedness arising in connection with the financing of insurance premiums in the Ordinary Course;

(s) Indebtedness in respect of (i) performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations arising in the Ordinary Course and (ii) customary indemnification obligations to purchasers in connection with Asset Sales permitted by Section 9.09;

(t) Indebtedness in respect of netting services, overdraft protections, business credit cards, purchasing cards, payment processing, automatic clearinghouse arrangements, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and otherwise in connection with deposit accounts or cash management services, in each case in the Ordinary Course; and

(u) purchase price adjustments, indemnity payments and other Deferred Acquisition Consideration in connection with any Permitted Acquisition, in each case that are permitted pursuant to the definition of “Permitted Acquisition”.

9.02 Liens. Such Obligor will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien or security interest on any property or assets now or in the future owned by it or such Subsidiary, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following:

(a) Liens securing the Obligations;

(b) any Lien on any property or asset of such Obligor or any of its Subsidiaries existing on the date hereof and set forth on Schedule 9.02 and renewals and extensions thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien; provided that (i) no such Lien (including any renewal or extension thereof) shall extend to any other property or asset of such Obligor or any of its Subsidiaries (other than improvements and accessions to such property or asset) and (ii) any such Lien shall secure only those obligations which it secures on the date hereof and renewals, extensions and replacements thereof in connection with Permitted Refinancings of the Indebtedness being secured by such Lien that do not increase the outstanding principal amount thereof (other than by an amount equal to unpaid interest and premiums thereon, including tender premium, and any customary underwriting discounts, fees, commissions and expenses associated with such extension, renewal or replacement);

(c) Liens securing Indebtedness permitted under Section 9.01(j); provided that such Liens are restricted solely to the collateral described in Section 9.01(j);

(d) Liens imposed by any Law and arising in the Ordinary Course, including carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens arising in the Ordinary Course and which (x) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operations of the business of such Person or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Liens and for which adequate reserves have been made if required in accordance with GAAP;

(e) pledges or deposits made in the Ordinary Course in connection with bids, contract leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation;

(f) Liens for Taxes, assessments and other governmental charges, the payment of which is not yet due or which is being contested in good faith by appropriate proceedings timely initiated and diligently conducted, if adequate reserves with respect thereto are being maintained in accordance with GAAP;

(g) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or any of their Subsidiaries;

(h) with respect to any real property, (i) such defects or encroachments as might be revealed by an up-to-date survey of such real property, and such other defects in title that (A) do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and (B) could not reasonably be expected to prevent or interfere with the ability of any Obligor or any of its Subsidiaries to conduct any Product Commercialization and Development Activities in any material respect; (ii) the reservations, limitations, provisos and conditions expressed in the original grant, deed or patent of such property by the original owner of such real property pursuant to all applicable Laws; and (iii) rights of expropriation, access or use or any similar right conferred or reserved by or in any Law, which, in the aggregate for clauses (i), (ii) and (iii), are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any of the Obligors or its Subsidiaries;

(i) (i) Liens that are contractual or common law rights of set-off relating to the establishment of depository relations in the Ordinary Course with banks not given in connection with the issuance of Indebtedness, (ii) other Liens securing cash management obligations (that do not constitute Indebtedness) in the Ordinary Course and (iii) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts, in each case, incurred in the Ordinary Course and not for speculative purposes;

(j) Liens securing Indebtedness permitted under Section 9.01(l); provided that (i) such Lien is not created in contemplation of or in connection with such Permitted Acquisition pursuant to which such Indebtedness was assumed, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secured immediately prior to the consummation of such Permitted Acquisition and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(k) Liens securing Indebtedness permitted under Sections 9.01(q) and (s);

(l) any judgment Lien or Lien arising from decrees or attachments, in each case, not constituting an Event of Default;

(m) Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements entered into in the Ordinary Course in an Arm’s Length Transaction;

(n) other Liens which secure obligations in an aggregate outstanding amount not to exceed $5,000,000;

(o) [reserved];

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and incurred in the ordinary course of business;

(q) Permitted Licenses;

(r) Liens on cash and Permitted Cash Equivalents securing obligations under Permitted Hedging Agreements;

(s) (i) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security and other like obligations incurred in the Ordinary Course (other than Liens imposed by ERISA) and (ii) deposits in respect of letters of credit, bank guarantees or similar instruments issued for the account of any Obligor or any Subsidiary in the Ordinary Course supporting obligations of the type set forth in clause (i) above or Section 9.01(q);

(t) to the extent constituting a Lien, customary cash escrow arrangements securing indemnification obligations associated with a Permitted Acquisition or any other Investment permitted under Section 9.05 not to exceed $2,500,000 in the aggregate;

(u) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(v) Liens of sellers of goods to the Borrower or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the Ordinary Course, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(w) any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the Ordinary Course; provided that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(x) (i) Liens granted in favor of the Buyer securing the Borrower’s obligations under the Revenue Interest Purchase Agreement so long as such Liens are subject to the Intercreditor Agreement and (ii) the transactions contemplated by the Revenue Interest Purchase Agreement.

provided that no Lien otherwise permitted under any of the foregoing clauses (b), (d), (e), (g) through (x) (other than clause (q)) shall apply to any Material Intellectual Property.

9.03 Fundamental Changes and Acquisitions. Such Obligor will not, and will not permit any of its Subsidiaries to, (i) enter into any transaction of merger, amalgamation or consolidation, (ii) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), (iii) sell or issue any of its Equity Interests other than Qualified Equity Interests or (iv) make any Acquisition or otherwise acquire any business or substantially all the property from, or Equity Interests of, or be a party to any Acquisition of, any Person, except for the following (in each case, solely to the extent that no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom):

(a) the merger, amalgamation or consolidation or liquidation of any (i) Subsidiary with or into any Obligor; provided that with respect to any such transaction involving (x) the Borrower, the Borrower must be the surviving or successor entity of such transaction or (y) any other Obligor, an Obligor must be the surviving or successor entity of such transaction or the surviving Person shall concurrently therewith become an Obligor or (ii) any Subsidiary that is not a Subsidiary Guarantor with or into any other Subsidiary that is not a Subsidiary Guarantor;

(b) the sale, lease, transfer or other disposition by (i) any Subsidiary of any or all of its property (upon voluntary liquidation or otherwise) to any Obligor or to any entity that concurrently therewith shall become an Obligor or (ii) any Subsidiary that is not an Obligor of any or all of its property (upon voluntary liquidation or otherwise) to any other Subsidiary that is not an Obligor;

(c) the sale, transfer or other disposition of the Equity Interests of (i) any Subsidiary to any Obligor or, (ii) any Subsidiary that is not an Obligor to other Subsidiary that is not an Obligor;

(d) Asset Sales permitted under Section 9.09;

(e) Permitted Acquisitions;

(f) in connection with any Permitted Acquisition or other Investment permitted under Section 9.05, any Obligor or any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, so long as (i) the Person surviving such merger with any Subsidiary shall be a direct or indirect wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving Person, and (iii) in the case of any such merger to which a Subsidiary Guarantor is a party, the surviving Person is such Subsidiary Guarantor or concurrently therewith becomes a Subsidiary Guarantor; and

(g) any Subsidiary may dissolve, liquidate or wind up its affairs at any time, provided, that, such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect and all of such Subsidiary’s assets and business are transferred to an Obligor or solely in the case of a Subsidiary that is not an Obligor, another Subsidiary that is not an Obligor prior to or concurrently with such dissolution, liquidation or winding up.

9.04 Lines of Business. Such Obligor will not, and will not permit any of its Subsidiaries to, engage in any line of business other than the business engaged in on the date hereof by such Persons or a business reasonably related, incidental or complementary thereto or reasonable expansions or extensions thereof.

9.05 Investments. Such Obligor will not, and will not permit any of its Subsidiaries to, make, directly or indirectly, or permit to remain outstanding any Investments except:

(a) Investments outstanding on the date hereof and identified in Schedule 9.05(a) and any renewals, amendments and replacements thereof that do not increase the amount thereof of any such Investment, or require that any additional Investment be made (unless otherwise permitted hereunder);

(b) deposit accounts with banks (or similar deposit-taking institutions) and securities accounts maintained by the Obligors and their respective Subsidiaries, that comply with Section 8.18;

(c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the Ordinary Course in an Arm’s Length Transaction;

(d) Investments in cash and Permitted Cash Equivalent Investments (including Investments in assets that were Permitted Cash Equivalent Investments when such Investments were made), which in the case of the Obligors shall be maintained in Controlled Accounts (unless maintained in Excluded Accounts);

(e) Investments (i) by an Obligor in another Obligor and (ii) by an Obligor in any Subsidiary that is not an Obligor; provided that the total outstanding amount of Investments pursuant to this subclause (ii) shall not exceed $5,000,000;

(f) Investments (i) by a Subsidiary that is not an Obligor in any other Subsidiary that is not an Obligor and (ii) consisting of Indebtedness permitted under Section 9.01(g)(ii);

(g) So long as no Event of Default has occurred and is continuing or could reasonably be expected to result therefrom, Permitted Hedging Agreements;

(h) Investments consisting of prepaid expenses, deposits under commercial contracts for the purchase of assets, negotiable instruments held for collection or deposit, security deposits with utilities, landlords and other like Persons and deposits in connection with workers’ compensation and similar deposits, in each case, made in the Ordinary Course, and other deposits and cash collateral constituting Permitted Liens;

(i) employee, officer and director loans, travel advances and guarantees in accordance with the Borrower’s usual and customary practices with respect thereto (if permitted by applicable Laws) and non-cash loans to employees, officers, or directors relating to the purchase of Equity Interests of the Borrower pursuant to employee stock purchase plans or agreements, which in the aggregate shall not exceed $2,500,000 outstanding;

(j) Investments received in connection with any Insolvency Proceedings in respect of any customers, suppliers or clients or in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(k) other Investments in an aggregate outstanding amount not to exceed $5,000,000;

(l) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;

(m) Investments permitted under Section 9.03;

(n) Permitted Acquisitions, earnest money deposits in connection with Permitted Acquisitions, and Investments acquired as a result of a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;

(o) Investments consisting of the non-cash portion of the sales consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale permitted under Section 9.09;

(p) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course;

(q) to the extent constituting Investments, Guarantees of Indebtedness, which Guarantees are permitted under Section 9.01;

(r) Investments to the extent that payment for such Investment is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(s) Investments with respect to cash management made in accordance with the Investment Policy;

(t) Investments made in any MSC Subsidiary (i) existing as of Closing Date and listed on Schedule 9.05(a) and (ii) after the Closing Date so long as, immediately before and after giving effect to such Investments, the aggregate amount of cash and Cash Equivalent Investments held in Controlled Accounts is greater than or equal to 105% of the amount required to prepay the outstanding Obligations in full at such time (it being acknowledged and agreed that the cash and Cash Equivalent Investments held by any MSC Subsidiary shall not count towards such test); and

(u) Permitted Bond Hedge Transactions entered into in connection with Permitted Convertible Debt; provided that the net purchase price for any such Permitted Bond Hedge Transaction less the amount received by the Borrower in respect of any Permitted Warrant Transaction in connection with such Permitted Convertible Debt (without double counting) shall not exceed 15% of the net proceeds received by the Borrower in the related Permitted Convertible Debt issuance.

Notwithstanding anything in this Agreement to the contrary, (i) the Obligors shall not, and shall not permit any of their Subsidiaries to (x) directly or indirectly transfer, by means of contribution, sale, assignment, lease or sublease, license or sublicense, or other disposition of any kind (including as an Investment, Restricted Payment or Asset Sale), any Material Intellectual Property or Material Agreement other than pursuant to Permitted Licenses or (y) permit any Person other than an Obligor to license or own any interest in any Material Intellectual Property or Material Agreement owned by such Obligor other than pursuant to Permitted Licenses, and (ii) no Material Intellectual Property or Material Agreement shall be contributed as an Investment or distributed as a Restricted Payment to any Subsidiary other than an Obligor (other than pursuant to Permitted Licenses).

9.06 Restricted Payments. Such Obligor will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment; provided that the following Restricted Payments shall be permitted so long as no Event of Default has occurred and is continuing or could reasonably be expected to occur or result from such Restricted Payment:

(a) dividends with respect to the Borrower’s Equity Interests payable solely in shares of its Qualified Equity Interests (or the equivalent thereof);

(b) the Borrower’s purchase, redemption, retirement, or other acquisition of shares of its Equity Interests with the proceeds received from a substantially concurrent issue of new shares of its Qualified Equity Interests;

(c) (i) each Subsidiary that is an Obligor may make Restricted Payments to any other Obligor, and (ii) each Subsidiary that is not an Obligor may make Restricted Payments to an Obligor and to another Subsidiary that is not an Obligor and pro rata Restricted Payments to minority stockholders of any such Subsidiary;

(d) any purchase, redemption, retirement or other acquisition of Equity Interests of the Borrower held by officers, directors and employees or former officers, directors or employees (or their transferees, estates, or beneficiaries under their estates) of Borrower and its Subsidiaries not to exceed $1,000,000 in any fiscal year (it being agreed that, to the extent constituting an Investment permitted by Section 9.05(i), the amount of any Indebtedness of such Persons owing to the Borrower or any Subsidiary forgiven in connection with such Restricted Payment shall be excluded from any determination pursuant to this clause (d));

(e) cashless repurchases of Equity Interests deemed to occur upon exercises of options and warrants or the settlement or vesting of other equity awards if such Equity Interests represent a portion of the exercise price of such options or warrants, or similar equity incentive awards;

(f) cash payments made by the Borrower to redeem, purchase, repurchase or retire its obligations under options, warrants and other convertible securities issued by it in the nature of customary cash payments in lieu of fractional shares in accordance with the terms thereof;

(g) the Borrower may acquire (or withhold) its Equity Interests pursuant to any employee stock option or similar plan to pay withholding or similar taxes for which the Borrower is liable in respect of a current or former officer, director, employee, member of management or consultant upon such grant or award (or upon vesting or exercise thereof) and the Borrower may make deemed repurchases in connection with the exercise of stock options;

(h) any payment of interest, principal or fees in respect of any Indebtedness owed by any Obligor or any of its Subsidiaries to any holder of any Equity Interests of any Obligor or any of its Subsidiaries, in each case to the extent permitted under Section 9.07; and

(i) other Restricted Payments in an aggregate amount not to exceed $1,000,000 in any fiscal year.

9.07 Payments of Indebtedness. Such Obligor will not, and will not permit, directly or indirectly, any of its Subsidiaries to, make any payments (whether voluntary or mandatory, a prepayment, repayment, repurchase or redemption) in respect of any Indebtedness (including under the Revenue Interest Purchase Agreement) other than (i) payments of the Obligations, (ii) scheduled payments of other Indebtedness to the extent permitted pursuant to the terms, if any, of any applicable subordination or intercreditor agreement in respect of the Obligations, (iii) payments of intercompany Indebtedness permitted under Section 9.01, (iv) payments of Indebtedness permitted to be incurred under Sections 9.01(b), (j), (k), (l), (o), (q), (r), (s)(i), (t) and (u), (v) Indebtedness permitted to be incurred under Section 9.01(p); provided that any such payments shall only be made or settled (x) to the extent such payments constitute interest payments, (y) in Qualified Equity Interests, cash in lieu of fractional shares and cash to pay any accrued interest on the date of any payment made in Qualified Equity Interests, or (z) so long no Default or Event of Default has occurred and is continuing, or would result therefrom, solely from net cash proceeds received by the Borrower from one or more issuances of Qualified Equity Interests of the Borrower or additional Permitted Convertible Debt, (vi) Permitted Refinancings permitted hereunder and (vii) payments under the Revenue Interest Purchase Agreement permitted by the Intercreditor Agreement.

9.08 Change in Fiscal Year. Such Obligor will not, and will not permit any of its Subsidiaries to, change the last day of its fiscal year from that in effect on the date hereof without the prior written consent of Administrative Agent, except to change the fiscal year of a Subsidiary acquired in connection with an Acquisition to conform its fiscal year to that of the Borrower.

9.09 Sales of Assets, Etc. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease or sublease (as lessor or sub-lessor), sale and leaseback, assign, convey, exclusively license (including in terms of geography or field of use), transfer, or otherwise dispose of any of its businesses, assets or property of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired (including accounts receivable and Equity Interests of Subsidiaries), or forgive, release or compromise any amount owed to such Obligor or Subsidiary, in each case, in one transaction or series of transactions (any thereof, an “Asset Sale”), except:

(a) sales, transfers and other dispositions of receivables in connection with the compromise, settlement or collection thereof in the Ordinary Course;

(b) sales of inventory, including to end users (through wholesalers or other typical sales channels) or to distributors, in the Ordinary Course in an Arm’s Length Transaction;

(c) so long as no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom, the forgiveness, release or compromise of any amount owed to any Obligor or Subsidiary in the Ordinary Course;

(d) Permitted Licenses and the transfer of any non-U.S. Product Authorization in connection therewith;

(e) so long as no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom, transfers of assets, rights or property (i) among Obligors or (ii) from any Subsidiary that is not an Obligor to an Obligor or another Subsidiary that is not an Obligor;

(f) dispositions (including by way of abandonment or cancellation) of any equipment and other tangible property that is obsolete or worn out or no longer used or useful in the business disposed of in the Ordinary Course in an Arm’s Length Transaction;

(g) the unwinding of any Hedging Agreement permitted by Section 9.05 pursuant to its terms;

(h) the unwinding or settlement of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction;

(i) Asset Sales identified in Schedule 9.09;

(j) so long as no Default or Event of Default has occurred and is continuing, or would result therefrom, other Asset Sales (other than with respect to Material Intellectual Property) with a fair market value not in excess of $5,000,000 in the aggregate in any fiscal year;

(k) so long as no Event of Default has occurred and is continuing, or could not reasonably be expected to result therefrom, other Asset Sales (other than with respect to Material Intellectual Property) not in excess of $10,000,000 in the aggregate in which any Obligor or any Subsidiary will receive cash proceeds in an amount equal to no less than seventy-five percent (75%) of the total consideration (fixed or contingent) paid or payable to such Obligor or such Subsidiary, but only so long as, unless otherwise waived by Administrative Agent in its sole discretion, the Net Cash Proceeds of such Asset Sale are utilized to repay or prepay, in whole or in part, Indebtedness under and in accordance with Section 3.03(b);

(l) dispositions in the Ordinary Course consisting of the abandonment of Intellectual Property (other than Material Intellectual Property) which, in the reasonable good faith determination of Borrower, are not material to the conduct of the business of Borrower or any of its Subsidiaries as currently conducted or anticipated to be conducted;

(m) dispositions of cash and Permitted Cash Equivalents Investment in the Ordinary Course or otherwise in transactions permitted hereunder; and

(n) the transactions contemplated by the Revenue Interest Purchase Agreement.

9.10 Transactions with Affiliates. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction to sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such arrangement or transaction (i) is an Arm’s Length Transaction, (ii) is of the kind which would be entered into by a prudent Person in the position of the Borrower with another Person that is not an Affiliate, (iii) is between or among (x) one or more Obligors, on the one hand, and, on the other hand, one or more Obligors, (y) one or more Subsidiaries of the Obligors that are not Obligors, on the one hand, and, on the other hand, one or more Subsidiaries of the Obligors that are not Obligors and (z) one or more Obligors or their Subsidiaries that are not Obligors, on the one hand, and, on the other hand, one or more Obligors or their Subsidiaries that are Obligors (provided that, with respect to clause (z) only, the terms thereof are no less favorable than those that would be obtained in a comparable arm’s-length transaction with a non-affiliated Person), (iv) constitutes customary compensation (including performance, discretionary, retention, relocation, transaction and other special bonuses and payment, severance payments and payments pursuant to employment agreements), other benefits (including retirement, health, stock option and other benefit plans, life insurance, disability insurance and other equity (or equity-linked) awards) and indemnification of, and other employment arrangements with, directors, officers, and employees of any Obligor or its Subsidiaries in the Ordinary Course, (v) constitutes payment of customary fees, reimbursement of expenses, and payment of indemnification to officers and directors and customary payment of insurance premiums on behalf of officers and directors by the Obligors or their Subsidiaries, in each case, in the Ordinary Course, or (vi) are the transactions set forth on Schedule 9.10.

9.11 Restrictive Agreements. Such Obligor will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any Restrictive Agreement other than (i) restrictions and conditions imposed by applicable Laws or by the Loan Documents, (ii) Restrictive Agreements listed on Schedule 7.15, and, to the extent such Restrictive Agreement is set forth in an agreement evidencing Indebtedness, any Permitted Refinancing in respect thereof, so long as such restrictions are not (taken as a whole) materially less favorable to the Lenders (taken as a whole) than those in the original Indebtedness, (iii) limitations associated with Permitted Liens or any document or instrument governing any Permitted Lien, (iv) any documentation governing Indebtedness referenced in Section 9.01(l) (or any Permitted Refinancing thereof), (v) customary provisions in leases, Permitted Licenses and other Contracts restricting the assignment thereof or restricting the assignment, pledge, transfer or sublease or sublicense of the property leased, licensed or otherwise the subject thereof; (vi) restrictions or conditions set forth in the Revenue Interest Purchase Agreement; (vii) restrictions or conditions imposed by any agreement relating to purchase money Indebtedness and other secured Indebtedness or to leases and licenses permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or the property leased or licensed; (viii) customary provisions in contracts for the disposition of any assets; provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be disposed of and such disposition is permitted hereunder; (ix) customary provisions regarding confidentiality or restricting assignment, pledges or transfer of any Permitted License or any other agreement entered into in the Ordinary Course; (x) customary restrictions or encumbrances in any agreement evidencing Permitted Convertible Debt that restricts the merger or consolidation of, or the sale of all or substantially all of the assets of, the Borrower, or taken as a whole, are not more restrictive to the Obligors in any material respect than the comparable restrictions and encumbrances in the Loan Documents, taken as a whole (as reasonably determined by a Responsible Officer of the Borrower in good faith and as certified by a certificate from such Responsible Officer delivered to the Administrative Agent); and (xi) restrictions or encumbrances in any agreement in effect at the time any Person becomes a Subsidiary, so long as (x) such agreement was not entered into in contemplation of such Person becoming a Subsidiary and (y) such restrictions or encumbrances do not extend beyond such Subsidiary or its assets.

9.12 Modifications and Terminations of Material Agreements and Organic Documents. Such Obligor will not, and will not permit any of its Subsidiaries to:

(a) waive, amend, terminate, replace or otherwise modify any term or provision of any Organic Document in any manner materially adverse to the Borrower and its Subsidiaries (taken as a whole) or the interests of the Secured Parties in their capacities as such;

(b) waive, amend, replace or otherwise modify any term or provision of any Material Agreement in any manner materially adverse to the Borrower and its Subsidiaries (taken as a whole) or the interests of the Secured Parties in their capacities as such;

(c) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any Material Agreement or (y) take or omit to take any action that permits any Material Agreement to be terminated by any counterparty thereto prior to its stated date of expiration, except as could not reasonably be expected to result in a Material Adverse Effect;

(d) (x) take or omit to take any action that results in the termination of, or permits any other Person to terminate, any rights in or to any Material Intellectual Property or (y) take or omit to take any action that permits any rights in or to any Material Intellectual Property to be terminated by any counterparty thereto prior to its stated date of expiration, except as could not reasonably be expected to materially and adversely affect the Product Commercialization and Development Activities of the Borrower and its Subsidiaries; or

(e) waive, amend, terminate, replace or otherwise modify any term or provision of the Revenue Interest Purchase Agreement, except as permitted pursuant to the Intercreditor Agreement.

9.13 Inbound and Outbound Licenses.

(a) Set forth on Schedule 9.13(a) is a list of all Material Inbound Licenses entered into on or prior to the Closing Date that are currently in effect and as to which the Borrower or any of its Subsidiaries is subject. After the Closing Date no Obligor shall nor any of its Subsidiaries shall enter into any Material Inbound License unless (i) such license has been entered into by such Obligor or one of its Subsidiaries, as the case may be, in the Ordinary Course and is an Arm’s Length Transaction, and (ii) the Borrower has provided prior written notice to the Administrative Agent of the material terms of such Material Inbound License with a description of its anticipated and projected impact on the Borrower’s or such Subsidiary’s business or financial condition, as the case may be.

(b) No Obligor will, nor will it permit any of its Subsidiaries to, enter into or become or remain bound by any outbound license (including any collaboration or development agreement), covenant not to sue or other similar grant of rights under any Material Intellectual Property, except for Permitted Licenses and for such rights granted to the Buyer under the Revenue Interest Purchase Agreement.

9.14 Sales and Leasebacks. Except as disclosed on Schedule 9.14, except as otherwise consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld), such Obligor will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, whether an operating lease or a Capital Lease Obligation, of any property (whether real, personal, or mixed), whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person and (ii) which such Obligor or Subsidiary intends to use for substantially the same purposes as property which has been or is to be sold or transferred.

9.15 Hazardous Material(a) . Such Obligor will not, and will not permit any of its Subsidiaries to, use, generate, manufacture, install, treat, release, store or dispose of any Hazardous Material, except as would not reasonably be expected to result in a Material Environmental Liability.

9.16 Accounting Changes. Such Obligor will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP.

9.17 Compliance with ERISA. No Obligor or ERISA Affiliate shall cause or suffer to exist (i) any event that could result in the imposition of a Lien with respect to any Title IV Plan or Multiemployer Plan or (ii) any other ERISA Event that could, in the aggregate, reasonably be expected to result in a Material Adverse Effect. No Obligor or any of its Subsidiaries or any ERISA Affiliate shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

9.18 Sanctions; Anti-Corruption Use of Proceeds.

(a) No Obligor nor any of its Subsidiaries or their respective agents shall (i) conduct any business or engage in any transaction or dealing with any Sanctioned Person in violation of Sanctions, including making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Sanctions; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable Sanctions, the Patriot Act or any other Anti-Terrorism Law.

(b) The Borrower will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable anti-corruption Law, or (ii) (A) for the purpose of funding any activities or business of or with any Sanctioned Person or any Designated Jurisdiction in violation of Sanctions or (B) in any other manner that would result in a violation of Sanctions applicable to any party to this Agreement.

9.19 Activities of the Massachusetts Securities Subsidiary. No MSC Subsidiary shall incur any Indebtedness or Liens, make any Investments nor shall it engage in any business activities or own any property other than (a) activities permitted by, and Investments made in accordance with, Massachusetts General Law, Chapter 63, Section 38B, (b) activities and contractual rights incidental to the maintenance of its corporate existence, and (c) the performance of its obligations in its Organic Documents.

SECTION 10.

FINANCIAL COVENANTS

10.01 Minimum Liquidity. The Obligors shall at all times maintain the Minimum Liquidity Amount in cash and/or Permitted Cash Equivalent Investments in one or more Controlled Accounts that is free and clear of all Liens, other than Liens granted under the Loan Documents in favor of the Administrative Agent.

10.02 Minimum Net Sales. Beginning with the calendar quarter of the Borrower ending on September 30, 2024, and with respect to each subsequent calendar quarter thereafter, the Net Sales of the Borrower and its Subsidiaries for the twelve (12) consecutive month period ending on the last day of such calendar quarter shall not be less than the amount set forth set forth opposite such date in the table below for such quarter (the “Minimum Net Sales Covenant”).

Fiscal Quarter Ended	Minimum Net Sales
September 30, 2024	$17,500,000
December 31, 2024	$20,000,000
March 31, 2025	$27,500,000
June 30, 2025	$35,000,000
September 30, 2025	$45,000,000
December 31, 2025	$55,000,000
March 31, 2026	$65,000,000
June 30, 2026	$75,000,000
September 30, 2026	$90,000,000
December 31, 2026	$100,000,000
March 31, 2027	$110,000,000
June 30, 2027	$120,000,000
September 30, 2027	$130,000,000
December 31, 2027	$140,000,000
March 31, 2028	$150,000,000
June 30, 2028	$175,000,000
September 30, 2028	$175,000,000
December 31, 2028	$175,000,000
March 31, 2029	$175,000,000
June 30, 2029	$175,000,000

SECTION 11.

EVENTS OF DEFAULT

11.01 Events of Default. Each of the following events shall constitute an “Event of Default”:

(a) Principal Payment Default. The Obligors shall fail to pay any principal of the Loan, when and as the same shall become due and payable, whether at the due date thereof, at a date fixed for prepayment thereof or otherwise.

(b) Other Payment Defaults. The Obligors shall fail to pay interest or any other Obligation (other than an amount referred to in Section 11.01(a)) when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Obligor or any of its Subsidiaries under or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall (i) have been incorrect when made or deemed made to the extent that such representation or warranty contains any materiality or Material Adverse Effect qualifier; or (ii) have been incorrect in any material respect when made or deemed made to the extent that such representation or warranty does not otherwise contain any materiality or Material Adverse Effect qualifier.

(d) Certain Covenants. Subject to Section 11.04, any Obligor shall fail to observe or perform any covenant, condition or agreement contained in Sections 8.01, Section 8.02, Section 8.03 (solely as to the Borrower), Section 8.07, Section 8.08, Section 8.11, Section 8.12, Section 8.14, Section 8.16, Section 8.18, Section 8.20, Section 9 or Section 10.

(e) Other Covenants. Any Obligor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 11.01(a), (b) or (d)) or any other Loan Document, and, in the case of any failure that is capable of cure, such failure shall continue unremedied for a period of thirty (30) or more days.

(f) Payment Default on Other Indebtedness. Any Obligor or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness or other Indebtedness having an aggregate principal amount in excess of $2,500,000, in any such case, when and as the same shall become due and payable after giving effect to any applicable grace or cure period as originally provided by the terms of such Indebtedness.

(g) Defaults on Other Indebtedness. (i) Any material breach of, or “event of default” or similar event under, the documentation governing any Material Indebtedness shall occur, (ii) any event or condition occurs (A) that results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, (iii) there occurs under any Hedging Agreement an early termination date (as defined in such Hedging Agreement) resulting from (x) any event of default under such Hedging Agreement as to which any Obligor or any of its Subsidiaries is the defaulting party (as defined in such Hedging Agreement) or (y) any termination event (as defined in such Hedging Agreement) under such Hedging Agreement as to which any Obligor or any Subsidiary is an affected party (as defined in such Hedging Agreement) and, in either event, the termination value (if determined in accordance with the Hedging Agreement) or the amount determined as the mark-to-market value (if the termination value has not been so determined) for such affected Hedging Agreement that is owed by any Obligor or such Subsidiary as a result thereof is greater than $5,000,000, or (iv) as a consequence of a breach or default by the Borrower of any material term in the Revenue Interest Purchase Agreement, the Borrower becomes subject to an event of default fee (or similar payment) not otherwise constituting a scheduled or a catch-up payment thereunder; provided that this Section 11.01(g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness so long as such Indebtedness is repaid when required under the documents related to such Material Indebtedness; provided further that this Section 11.01(g) shall not apply to any redemption, exchange, repurchase, conversion or settlement with respect to any Permitted Convertible Debt, or satisfaction of any condition giving rise to or permitting the foregoing, pursuant to their terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default.

(h) Insolvency, Bankruptcy, Etc.

(i) Any Obligor or any of its Material Subsidiaries fails to be Solvent.

(ii) Any Obligor or any of its Material Subsidiaries commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal (or files a notice of its intention to do so).

(iii) Any Obligor or any of its Material Subsidiaries voluntarily institutes any proceeding seeking to adjudicate it as not Solvent, or seeking liquidation, dissolution, winding-up, reorganization, examinership, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, examinership, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding.

(iv) Any Obligor or any of its Material Subsidiaries applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, examiner, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property.

(v) Any Obligor or any of its Material Subsidiaries takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 11.01(h), or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defense thereof.

(vi) Any involuntary petition is filed, involuntary application made or other proceeding instituted against or in respect of any Obligor or any of its Material Subsidiaries:

(A) seeking to adjudicate it as not Solvent;

(B) seeking a receiving order against it;

(C) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, examinership stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any Law, whether U.S. or non-U.S., now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(D) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, examiner sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of forty-five (45) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Obligor or such Subsidiary thereunder in the interim, such grace period will cease to apply; provided, further, that if such Obligor or Material Subsidiary files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply.

(vii) Any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in this Section 11.01(h).

(i) Judgments. One or more final judgments for the payment of money in an aggregate amount in excess of $2,500,000 (to the extent not fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of forty-five (45) calendar days during which execution shall not be effectively stayed or bonded pending appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Obligor to enforce any such judgment.

(j) ERISA. An ERISA Event shall have occurred that, in the reasonable opinion of the Administrative Agent, when taken together with all other ERISA Events that have occurred, would result in liability of the Borrower and its Subsidiaries in an aggregate amount in excess of $2,500,000.

(k) Change of Control. A Change of Control shall have occurred.

(l) Material Adverse Change. A Material Adverse Change shall have occurred (it being acknowledged and agreed that the failure (in and of itself) by the Borrower or any of its Subsidiaries to obtain any Specified Regulatory Approvals shall not constitute a Material Adverse Change).

(m) Regulatory Matters, Etc. If any of the following occurs: (i) a Material Regulatory Event, (ii) the FDA or any other Regulatory Authority initiates enforcement action against, or issues a warning letter with respect to, any Obligor or FUROSCIX or, to the knowledge of the Obligors, any manufacturing facilities related to the foregoing that (x) causes any Obligor to discontinue or withdraw, marketing or sales of FUROSCIX, or causes a delay in the manufacture or sale of FUROSCIX, and (y) results in a Material Adverse Effect, or (iii) a recall of FUROSCIX that results in a Material Adverse Effect.

(n) Warrants. The Borrower breaches any of its material obligations under any Warrant and such failure shall continue unremedied for a period of five (5) or more Business Days.

(o) Impairment of Security, Etc. Subject in all respects to any applicable post-closing periods and certain other time periods and exceptions under the Loan Documents for any Obligor or Subsidiary to take perfection actions, if any of the following events occurs: (i) Any Lien created by any of the Security Documents shall at any time (except as expressly permitted by the terms of any Loan Document) not constitute a valid and perfected Lien on the applicable Collateral in favor of the Secured Parties, free and clear of all other Liens (other than Permitted Liens) other than solely as the result of any action(s) taken by the Administrative Agent or the failure of the Administrative Agent to take any action(s) within its control, or any combination thereof, which does not arise from a breach by any Obligor, (ii) except for expiration in accordance with its terms, any of the Security Documents or any Guarantee of any of the Obligations (including that contained in Section 13) shall for whatever reason cease to be in full force and effect, (iii) other than solely as the result of any action(s) taken by the Administrative Agent or the failure of the Administrative Agent to take any action(s) within its control, or any combination thereof, which does not arise from a breach by any Obligor, any rights or remedies of the Secured Parties (or their ability to exercise such rights or remedies) as secured creditors under and pursuant to the Security Documents are diminished, impeded or otherwise impaired in any material respect (including the exercise of rights of acceleration, foreclosure and related rights upon the occurrence and continuance of an Event of Default) (iv) any Obligor shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any such Lien or any Loan Document, (v) any injunction, whether temporary or permanent, shall be rendered against any Obligor that prevents the Obligors from selling or manufacturing the Products or (vi) the Obligations cease to constitute “First Lien Obligations” of the Obligors under the Intercreditor Agreement or the Intercreditor Agreement shall be invalidated or otherwise cease to be legal, valid and binding in obligations of the parties thereto, enforceable in accordance with their terms, in each case, other than as expressly permitted by the terms of any Loan Document.

11.02 Remedies.

(a) Defaults Other Than Bankruptcy Defaults. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Section 11.01(h)), the Administrative Agent may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be immediately due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the outstanding principal amount of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, including any applicable Yield Protection Premium, shall become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor.

(b) Bankruptcy Defaults. In case of an Event of Default described in Section 11.01(h), the Commitments shall automatically terminate and the principal amount of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations, including any applicable Yield Protection Premium, shall automatically become due and payable immediately (in the case of the Loans, at the Prepayment Price therefor), without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Obligor. Unless expressly provided otherwise herein, upon the occurrence thereof Events of Default shall remain outstanding until waived or otherwise cured in writing by the Administrative Agent.

11.03 Additional Remedies. If an Event of Default has occurred and is continuing, if any Obligor shall be in default under a Material Agreement, the Administrative Agent shall have the right (but not the obligation) to cause the default or defaults under such Material Agreement to be remedied (including by paying any unpaid amount thereunder) and otherwise exercise any and all rights of such Obligor, as the case may be, thereunder, as may be necessary to prevent or cure any default. Without limiting the foregoing, upon any such default, each Obligor shall promptly execute, acknowledge and deliver to the Administrative Agent such instruments as may reasonably be required of such Obligor to permit the Administrative Agent to cure any default under the applicable Material Agreement or permit the Administrative Agent to take such other action required to enable the Administrative Agent to cure or remedy the matter in default and preserve the interests of the Administrative Agent. Any amounts paid by the Administrative Agent pursuant to this Section 11.03 shall be payable in accordance with Section 14.03(a), shall accrue interest at the Default Rate if not paid when due, and shall constitute “Obligations.”

11.04 Going Concern Covenant Cure. Notwithstanding anything to the contrary contained in Section 11.02, in the event that a Default occurs under Section 11.01(d) as a result of a breach of Section 8.01(c) as a result of the consolidated audited financial statements of the Borrower being subject to a “going concern” or like qualification or exception or emphasis of matter based solely on a breach or anticipated breach of a financial covenant set forth in Section 10.01 or 10.02 (a “Going Concern Default”), during the Cure Period applicable to such financial statements the Borrower shall have the right to cure such Going Concern Default by raising cash from the issuance or sale of Qualified Equity Interests in the Borrower in an amount equal to the applicable Going Concern Equity Raise Amount (the “Cure Right”) and neither the Administrative Agent nor any Lender shall be permitted to exercise the right to accelerate the Loans or terminate the Commitments, and no Secured Party shall exercise any right to foreclose on or take possession of the Collateral or exercise any other right or remedy pursuant to this Agreement, the other Loan Documents or applicable Law prior to the Cure Expiration Date solely on the basis of a Going Concern Default. All such cash raised in connection with the exercise of a Cure Right of a Going Concern Default resulting solely as a result of a breach or anticipated breach of the financial covenant set forth in Section 10.01 shall be immediately deposited into a Controlled Account. Upon the Administrative Agent’s receipt of evidence reasonably satisfactory to it of such issuance or sale of Qualified Equity Interests in the Borrower (the proceeds of which are immediately deposited into a Controlled Account) prior to the Cure Expiration Date, the Obligors shall be deemed to have satisfied the requirements of Section 8.01(c) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the Going Concern Default shall be deemed cured for the purposes of this Agreement. Any term or provision of this Agreement to the contrary notwithstanding, the Borrower may not exercise a Cure Right more than two (2) times during the term of this Agreement nor in consecutive fiscal years. Upon the Administrative Agent’s receipt of a notice from the Borrower that it intends to exercise the Cure Right, until the Cure Expiration Date to which such notice relates, no Lender shall be required to extend any credit pursuant to its Commitment during such period.

11.05 Payment of Yield Protection Premium. Notwithstanding anything in this Agreement to the contrary, the Yield Protection Premium shall automatically be due and payable at any time the Obligations become due and payable prior to the Maturity Date in accordance with the terms hereof as though such Indebtedness was voluntarily prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to Borrower in accordance with Section 11.02(a), or automatically, in accordance with Section 11.02(b)), by operation of law or otherwise (including on account of any bankruptcy filing), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lenders as a result thereof. Any Yield Protection Premium (or, if required, both the Yield Protection Premium) payable pursuant to this Agreement shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, acceleration or prepayment and each Obligor agrees that such Yield Protection Premium is reasonable under the circumstances currently existing. The Yield Protection Premium shall also be payable in the event the Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means or the Obligations are reinstated pursuant to Section 1124 of the Bankruptcy Code. If the Yield Protection Premium becomes due and payable pursuant to this Agreement, such Yield Protection Premium shall be deemed to be principal of the Loans and Obligations under this Agreement and interest shall accrue on the full principal amount of the Loans (including the Yield Protection Premium) from and after the applicable triggering event. In the event the Yield Protection Premium is determined not to be due and payable by order of any court of competent jurisdiction, including by operation of the Bankruptcy Code, despite such a triggering event having occurred, such Yield Protection Premium, shall nonetheless constitute Obligations under this Agreement for all purposes hereunder. EACH OBLIGOR HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE YIELD PROTECTION PREMIUM AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE. The Obligors, the Administrative Agent and the Lenders acknowledge and agree that any Yield Protection Premium due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 5.02(b)(3) of the Bankruptcy Code or otherwise. Each Obligor further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Obligor expressly agrees that (i) the Yield Protection Premium are each reasonable and each is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Yield Protection Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Lenders and the Obligors giving specific consideration in this transaction for such agreement to pay the Yield Protection Premium, (iv) the Obligors shall be estopped hereafter from claiming differently than as agreed to in this Section 11.05, (v) their agreement to pay the Yield Protection Premium is a material inducement to the Lenders to make the Loans, and (vi) the Yield Protection Premium represents a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Lenders or profits lost by the Lenders as a result of such event.

11.06 Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower, all payments received on account of the Obligations shall be applied by the Administrative Agent as follows:

(a) first, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, expenses or other amounts (including fees and disbursements and other charges of counsel payable under Section 14.03) payable to the Administrative Agent in its capacity as such;

(b) second, to the payment of that portion of the Obligations constituting unpaid fees, indemnities, costs, expenses and other amounts (other than principal and interest, but including fees and disbursements and other charges of counsel payable under Section 14.03, any Yield Protection Premium) payable to the Lenders arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;

(e) fifth, in reduction of any other Obligation then due and owing, ratably among the Administrative Agent and the Lenders based upon the respective aggregate amount of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or such other Person as may be lawfully entitled to or directed by the Borrower to receive the remainder.

SECTION 12.

THE ADMINISTRATIVE AGENT

12.01 Appointment and Duties. Subject in all cases to clause (c) below:

(a) Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably appoints Perceptive Credit Holdings IV, LP (together with any successor Administrative Agent pursuant to Section 12.09) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor or any of its Subsidiaries, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto. Except as expressly set forth herein, the provisions of this Section 12 (other than Sections 12.09, 12.10 and 12.13, and solely to the extent expressly set forth therein) are solely for the benefit of the Administrative Agent and the Lenders, and no Obligor or any Affiliate thereof shall have rights as a third-party beneficiary of any such provisions.

(b) Duties as Collateral and Disbursing Agent. Without limiting the generality of Section 12.01(a), the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding) provided that (x) the Administrative Agent shall only be required to act in such agency capacity if it has notified the Borrower and the Lenders in writing that it has elected to do so, and (y) so long as the Administrative Agent has not delivered any such election notice it shall not be deemed to be acting as a disbursing and collecting agent for any other Lender or Secured Party and no Person shall be authorized to make any payment to the Administrative Agent for such purpose, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.01(h) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of acquiring, holding, enforcing and perfecting all Liens created by the Loan Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Laws or otherwise, (vii) [reserved], (viii) enter into non-disturbance agreements and similar agreements and (ix) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided that the Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Administrative Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and cash and cash equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c) Limited Duties. The Lenders and the Obligors hereby each acknowledge and agree that the Administrative Agent (i) has undertaken its role hereunder purely as an accommodation to the parties hereto and the Transactions and (ii) subject only to the notice provisions set forth in Section 12.09, may resign from such role at any time for any reason or no reason whatsoever. Without limiting the foregoing, the parties hereto further acknowledge and agree that under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 12.11), with duties that are entirely administrative in nature and do not (and are not intended to) create any fiduciary obligations, notwithstanding the use of the defined term “the Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any duty or obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document (fiduciary or otherwise), in each case, regardless of whether a Default has occurred and is continuing, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in this clause (c). Without in any way limiting the foregoing, the Administrative Agent shall not, except as expressly set forth in this Agreement and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Obligor or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

12.02 Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Majority Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of the Majority Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Majority Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.03 Use of Discretion.

(a) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except (subject to clause (b) below) any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to written instructions from the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b) Right Not to Follow Certain Instructions. Notwithstanding Section 12.03(a) or any other term or provision of this Section 12, the Administrative Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Party thereof or (ii) that is, in the opinion of the Administrative Agent, in its sole and absolute discretion, contrary to any Loan Document, Law or the best interests of the Administrative Agent or any of its Affiliates or Related Parties, including, for the avoidance of doubt, any action that may be in violation of the automatic stay in connection with any Insolvency Proceeding.

12.04 Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). The Administrative Agent and any such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Any such Person and its Related Parties shall benefit from this Section 12 to the extent provided by the Administrative Agent; provided, however, that the exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and of any such sub-agent, and shall apply to their respective activities in connection with their activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.05 Reliance and Liability.

(a) The Administrative Agent may, without incurring any liability hereunder, (i) consult with any of its Related Parties and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (ii) rely and act upon any notice, request, certificate, consent, statement, instrument, document or other writing (including and electronic message, Internet or intranet website posting or other distribution), telephone message or conversation or oral conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

(b) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and the Borrower hereby waives and shall not assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the fraudulent conduct or behavior of the Administrative Agent or, as the case may be, such Related Party (each as determined in a final, non-appealable judgment or order by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of, or with the consent of, the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 14.04) or for the actions or omissions of any of its Related Parties selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the (a) validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (b) due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for, and shall not have any duty to ascertain or inquire into, any statement, document, information, certificate, report, representation or warranty made or furnished by or on behalf of any Related Party, in or in connection with any Loan Document or any transaction contemplated therein, whether or not transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents, including, for the avoidance of doubt, the satisfaction of any condition set forth in Section 6 of this Agreement or elsewhere herein (other than to confirm receipt of items expressly required to be delivered to the Administrative Agent); and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document or whether any condition set forth in any Loan Document is satisfied or waived, including, without limiting the generality of the foregoing, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender and the Borrower hereby waives and agrees not to assert (and the Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

12.06 Administrative Agent Individually. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, accept deposits from, act as the financial advisor for or in any other advisory capacity for, or engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as the Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Majority Lender”, and any similar terms shall, except where otherwise expressly provided in any Loan Document, include the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Majority Lenders, respectively.

12.07 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Lender or any of their Related Parties or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Parties, conducted its own independent investigation of the financial condition and affairs of each Obligor and has made and continues to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.

12.08 Expenses; Indemnities.

(a) Each Lender agrees to reimburse the Administrative Agent and each of its Related Parties (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Proportionate Share of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Parties in

connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b) Each Lender further agrees to indemnify the Administrative Agent (or any sub-agent thereof) and any Related Parties of the Administrative Agent (or any such sub-agent) (to the extent not paid by any Obligor), from and against such Lender’s aggregate Proportionate Share of the liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) under or with respect to any of the foregoing; provided that no Lender shall be liable to the Administrative Agent (or any sub-agent thereof) or any Related Parties of the Administrative Agent (or any such sub-agent) to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent (or any sub-agent thereof) or, as the case may be, such Related Party of the Administrative Agent (or any sub-agent thereof), as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

12.09 Resignation of the Administrative Agent.

(a) At any time upon not less than fifteen (15) days prior written notice to the Lenders and the Borrower, the Administrative Agent may resign as the “the Administrative Agent” hereunder (in the sole and absolute discretion of the Administrative Agent). If the Administrative Agent delivers any such notice, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be (i) a Lender holding at least thirty percent (30%) of the outstanding principal amount of the Loans or any Affiliate thereof or (ii) any other financial institution consented to by the Borrower (provided that the consent of the Borrower shall not be required to the extent an Event of Default has occurred and is continuing). If a successor Administrative Agent has not been appointed on or before the effectiveness of the resignation of the resigning Administrative Agent (or such earlier date as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the resigning Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint any Person reasonably chosen by it as the successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective on the Resignation Effective Date.

(b) Effective from the Resignation Effective Date, (i) the resigning Administrative Agent shall be discharged from its duties and obligations under the Loan Documents to the extent set forth in the applicable resignation notice, (ii) the Majority Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the resigning Administrative Agent and its Related Parties shall no longer have the benefit of any provision of any Loan Document other than with respect to (x) any actions taken or omitted to be taken while such resigning Administrative Agent was, or because the Administrative Agent had been, validly acting as the Administrative Agent under the Loan Documents or (y) any continuing duties such resigning Administrative Agent will continue to perform, and (iv) subject to its rights under Section 12.04, the resigning Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as the Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the resigning Administrative Agent under the Loan Documents.

12.10 Release of Collateral or Guarantors. Each Lender hereby consents to the release and hereby directs the Administrative Agent to release, and the Administrative Agent hereby agrees, (or, in the case of Section 12.10(b), release or subordinate) the following:

(a) any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor (i) if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 8.12(a) and (ii) upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made); and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is disposed of by an Obligor in an Asset Sale permitted by the Loan Documents (including pursuant to a valid waiver or consent), (ii) any property subject to a Lien described in Section 9.02(c) or (j), and (iii) all of the Collateral and all Obligors, upon (x) termination of the Commitments and (y) payment and satisfaction in full of all Loans and all other Obligations that the Administrative Agent has been notified in writing are then due and payable (other than inchoate indemnification and expense reimbursement obligations for which no claim has been made).

Each Lender hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guarantees and Liens when and as directed in this Section 12.10 and deliver to the Borrower, at the expense of the Borrower, any portion of such Collateral so released pursuant to this Section 12.10 that is in possession of the Administrative Agent. In addition, in connection with any Permitted Licenses, each Lender hereby authorizes Administrative Agent to, and at the request of the Borrower, the Administrative Agent shall, negotiate and enter into a non-disturbance agreement and other similar agreements in form and substance reasonably satisfactory to Administrative Agent.

Notwithstanding the foregoing or anything to the contrary herein, (i) the release of any Obligor from its guaranty of any Obligations under this Section 12.10 or otherwise hereunder shall only be permitted if any such permitted transaction or series of related transactions is not consummated for the primary purpose of effecting a release of such Obligor from its Obligations under the Loan Documents in accordance with the terms hereof, and (ii) the Administrative Agent may not effect a release of any Obligor that ceases to be an Obligor due solely to a disposition of Equity Interests in (or issuance of Equity Interests by) such Obligor, unless in the case of this clause (ii) the transaction related to such release is a disposition of Equity Interests for fair market value to an unaffiliated third party and for a bona fide primary business purpose.

12.11 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 12 and the decisions and actions of the Administrative Agent and the Majority Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided that, notwithstanding the foregoing, (i) such Secured Party shall be bound by Section 12.08 only to the extent of liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Proportionate Share or similar concept, (ii) each of the Administrative Agent and each Lender shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (iii) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

12.12 Agent May File Proofs of Claim. In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relating to any Obligor, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Obligor) shall be entitled and empowered (but not obligated) by intervention or such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 14.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Section 14.03.

12.13 Acknowledgements of Lenders.

(a) If the Administrative Agent notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”), that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 12.13 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then, in each such case: (i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and (ii) such Payment Recipient shall promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) or (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 12.13(b)(ii).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under the preceding clause (a) above.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with the preceding clause (a) above, from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative

Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Subject to Section 14.05, the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”) (provided, that the Obligors’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided, that this Section 12.13 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the last sentence of clause (d) above and this clause (e) shall not apply to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Obligor for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 12.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

SECTION 13.

GUARANTY

13.01 The Guaranty. The Subsidiary Guarantors hereby unconditionally jointly and severally guarantee to the Administrative Agent and the Lenders, and their successors and assigns, the full and punctual payment in full or performance (whether at stated maturity, by acceleration or otherwise) of the Obligations, including (i) principal of and interest on the Loans, (ii) all fees and other amounts and Obligations from time to time owing to the Administrative Agent and the Lenders by the Borrower and each other Obligor under this Agreement or under any other Loan Document, in each case strictly in accordance with the terms hereof and thereof and (iii) the punctual and faithful performance, keeping, observance and fulfillment by the Borrower and Subsidiary Guarantors of all the agreements, conditions, covenants and obligations of the Borrower and Subsidiary Guarantors contained in the Loan Documents (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby further jointly and severally agree that if the Borrower or any other Obligor shall fail to pay any amount in full when due or perform any such obligation (whether at stated maturity, by acceleration or otherwise), the Subsidiary Guarantors will promptly pay the same or perform such obligation at the place and in the manner specified herein or in the relevant Loan Document, as the case may be, without any demand or notice whatsoever, and that in the case of any extension of time of payment or performance or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full or performed when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

13.02 Obligations Unconditional. The obligations of the Subsidiary Guarantors under Section 13.01 shall constitute a guaranty of payment and performance and not of collection and are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by all applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 13.02 that the obligations of the Subsidiary Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be extended, modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any lien or security interest granted to, or in favor of, the Secured Parties as security for any of the Guaranteed Obligations shall fail to be perfected or preserved;

(e) any modification or amendment of or supplement to this Agreement or any other Loan Document, including any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(f) any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, or any Insolvency Proceeding or other similar proceeding affecting the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations, or any of their respective assets, or any resulting release or discharge of any obligation of the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations;

(g) the existence of any claim, setoff or other rights which any Subsidiary Guarantor may have at any time against the Borrower, any other Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person, whether in connection herewith or in connection with any unrelated transactions; provided that, notwithstanding any other provisions in this Guaranty, nothing in this Guaranty shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(h) the unenforceability or invalidity of the Guaranteed Obligations or any part thereof or the lack of genuineness, enforceability or validity of any agreement relating thereto or with respect to the Collateral, if any, securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against the Borrower, any Subsidiary Guarantor or any other guarantor of any of the Guaranteed Obligations, for any reason, related to this Agreement or any other Loan Document, or any provision of applicable Law, decree, order or regulation of any jurisdiction purporting to prohibit the payment of any of the Guaranteed Obligations by the Borrower, any Subsidiary Guarantor or any other guarantor of the Guaranteed Obligations;

(i) the disallowance, under any state or federal bankruptcy, insolvency or similar Law, of all or any portion of the claims of the Secured Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(j) the failure of any other guarantor to sign or become party to this Agreement or any amendment, change, or reaffirmation hereof;

(k) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any Collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for the Guaranteed Obligations; or

(l) any other act or omission to act or delay of any kind by the Borrower, such Guarantor, any other guarantor of the Guaranteed Obligations, the Administrative Agent, any Secured Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 13.02, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Borrower or any other Subsidiary Guarantor under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

13.03 Discharge Only Upon Payment in Full. Subject to any prior release herefrom of any Subsidiary Guarantor by the Administrative Agent in accordance with (and pursuant to authority granted to the Administrative Agent under) the terms of this Agreement, each Subsidiary Guarantor’s obligations hereunder shall remain in full force and effect until all of the Guaranteed Obligations shall have been paid in full in cash (other than Warrant Obligations inchoate indemnification and expense reimbursement obligations for which no claim has been made) and all other financing arrangements among the Borrower or any Subsidiary Guarantor and the Secured Parties under or in connection with this Agreement and each other Loan Document shall have terminated (herein, the “Termination Conditions”), and until the prior and complete satisfaction of the Termination Conditions all of the rights and remedies under this Guaranty and the other Loan Documents shall survive. Notwithstanding the foregoing, the Administrative Agent hereby agrees to release any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Equity Interests in such Subsidiary owned by any Obligor or any of its Subsidiaries are disposed of in an Asset Sale permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such Asset Sale, such Subsidiary would not be required to guarantee any Obligations pursuant to Section 8.12(a).

13.04 Additional Waivers; General Waivers.

(a) Additional Waivers. Notwithstanding anything herein to the contrary, each of the Subsidiary Guarantors hereby absolutely, unconditionally, knowingly, and expressly waives:

(i) any right it may have to revoke this Guaranty as to future indebtedness or notice of acceptance hereof;

(ii) (A) notice of acceptance hereof; (B) notice of any other financial accommodations made or maintained under the Loan Documents or the creation or existence of any Guaranteed Obligations; (C) notice of the amount of the Guaranteed Obligations, subject, however, to each Subsidiary Guarantor’s right to make inquiry of the Administrative Agent and the Secured Parties to ascertain the amount of the Guaranteed Obligations at any reasonable time; (D) notice of any adverse change in the financial condition of the Borrower or of any other fact that might increase such Subsidiary Guarantor’s risk hereunder; (E) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents; (F) notice of any Event of Default; and (G) all other notices (except if such notice is specifically required to be given to such Subsidiary Guarantor under this Guaranty or under the other Loan Documents) and demands to which each Subsidiary Guarantor might otherwise be entitled;

(iii) its right, if any, to require the Administrative Agent and the Secured Parties to institute suit against, or to exhaust any rights and remedies which the Administrative Agent and the Secured Parties now have or may hereafter have against, any other guarantor of the Guaranteed Obligations or any third party, or against any Collateral provided by such other guarantors or any third party; and each Subsidiary Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guaranteed Obligations shall have been fully and finally performed and paid) of any other guarantor of the Guaranteed Obligations or by reason of the cessation from any cause whatsoever of the liability of any other guarantor of the Guaranteed Obligations in respect thereof;

(iv) (A) any rights to assert against the Administrative Agent and the Secured Parties any defense (legal or equitable), set-off, counterclaim, or claim which such Subsidiary Guarantor may now or at any time hereafter have against any other guarantor of the Guaranteed Obligations or any third party liable to the Administrative Agent and the Secured Parties; (B) any defense, set-off, counterclaim or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity or enforceability of the Guaranteed Obligations or any security therefor; (C) any defense such Subsidiary Guarantor has to performance hereunder, and any right such Subsidiary Guarantor has to be exonerated, arising by reason of: (1) the impairment or suspension of the Administrative Agent’s and the Secured Parties’ rights or remedies against any other guarantor of the Guaranteed Obligations; (2) the alteration by the Administrative Agent and the Secured Parties of the Guaranteed Obligations; (3) any discharge of the obligations of any other guarantor of the Guaranteed Obligations to the Administrative Agent and the Secured Parties by operation of Law as a result of the Administrative Agent’s and the Secured Parties’ intervention or omission; or (4) the acceptance by the Administrative Agent and the Secured Parties of anything in partial satisfaction of the Guaranteed Obligations; and (D) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guaranteed Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Subsidiary Guarantor’s liability hereunder; and

(v) any defense arising by reason of or deriving from (A) any claim or defense based upon an election of remedies by the Administrative Agent and the other Secured Parties; or (B) any election by the Administrative Agent and the other Secured Parties under any provision of any state or federal bankruptcy, insolvency or similar Law to limit the amount of, or any Collateral securing, its claim against the Subsidiary Guarantors.

(b) General Waivers. Each Subsidiary Guarantor irrevocably waives, to the fullest extent permitted by Law, any notice not provided for herein.

13.05 Reinstatement. The obligations of the Subsidiary Guarantors under this Section 13 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is at any time rescinded, annulled, avoided, set aside, invalidated, declared to be fraudulent or must be otherwise restored or repaid by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization, equitable cause or otherwise, and the Subsidiary Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all reasonable costs and expenses (including fees of counsel) incurred by such Persons in connection with such rescission, repayment or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any state or federal bankruptcy, insolvency or similar Law. The provisions of this Section 13.05 shall survive termination of this Guaranty.

13.06 Subrogation. The Subsidiary Guarantors hereby jointly and severally agree that, until the prior and complete satisfaction of all Termination Conditions, they (i) shall have no right of subrogation with respect to the Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Secured Parties or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations or any other Person, and each Subsidiary Guarantor waives any benefit of, and any right to participate in, any security or Collateral that may from time to time be given to the Secured Parties and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Secured Parties. Should any Subsidiary Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights prior to complete satisfaction of the Termination Conditions, each Subsidiary Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at Law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off that such Subsidiary Guarantor may have prior to the complete satisfaction of the Termination Conditions, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until all Termination Conditions are satisfied in full. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Secured Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Secured Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.06.

13.07 Remedies. The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors, on one hand, and the Administrative Agent and the Lenders, on the other hand, the obligations of the Borrower under this Agreement and under the other Loan Documents may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 13.01 notwithstanding any stay, injunction or other prohibition, including any such stay upon an Insolvency Proceeding, preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 13.01.

13.08 Instrument for the Payment of Money. Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Section 13 constitutes an instrument for the payment of money, and consents and agrees that the Administrative Agent and the Lenders, at their sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to proceed by motion for summary judgment in lieu of complaint pursuant to N.Y. Civ. Prac. L&R § 3213.

13.09 Continuing Guarantee. The guarantee in this Section 13 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

13.10 Contribution with Respect to Guaranteed Obligations.

(a) To the extent that any Subsidiary Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Subsidiary Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Subsidiary Guarantor if each Subsidiary Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Subsidiary Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Subsidiary Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following the prior and complete satisfaction of the Termination Conditions, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Subsidiary Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Agreement without rendering such claim voidable or avoidable under any state or federal bankruptcy, insolvency or similar Law or other applicable Law.

(c) This Section 13.10 is intended only to define the relative rights of the Subsidiary Guarantors, and nothing set forth in this Section 13.10 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Subsidiary Guarantor or Subsidiary Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Subsidiary Guarantors against other Subsidiary Guarantors under this Section 13.10 shall be exercisable only upon the prior and complete satisfaction of the Termination Conditions.

13.11 General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 13.01 would otherwise be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 13.01, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, the Administrative Agent, any Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 14.

MISCELLANEOUS

14.01 No Waiver. No failure on the part of the Administrative Agent or the Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by Law.

14.02 Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) or in the other Loan Documents shall be given or made in writing (including by telecopy or email) delivered, if to the Borrower, another Obligor, the Administrative Agent or any Lender, to its address specified on the signature pages hereto or its Guarantee Assumption Agreement, as the case may be, or at such other address as shall be designated by such party in a written notice to the other parties. Except as otherwise provided in this Agreement or therein, all such communications shall be deemed to have been duly given upon receipt of a legible copy thereof, in each case given or addressed as aforesaid. All such communications provided for herein by telecopy shall be confirmed in writing promptly after the delivery of such communication (it being understood that non-receipt of written confirmation of such communication shall not invalidate such communication).

14.03 Expenses, Indemnification, Etc.

(a) Expenses. Each Obligor, jointly and severally, agrees to pay or reimburse on demand (i) the Administrative Agent and the Lenders and their respective Affiliates for all of their reasonable and documented out of pocket costs and expenses (including the reasonable and documented out of pocket fees, expenses, charges and disbursements of Morrison & Foerster LLP, counsel to the Administrative Agent and the Lenders, the reasonable and documented fees (if necessary) of one local counsel to the Administrative Agent and the Lenders (taken as a whole) in each relevant material jurisdiction, and one regulatory counsel for the Administrative Agent and the Lenders (taken as a whole), and reasonable and documented printing, reproduction, document delivery, communication and travel costs) in connection with (x) the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents and the making of the Loans, including post-closing costs, and (y) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Agreement or any of the other Loan Documents (whether or not consummated); provided, that, in the case of such expenses on the Closing Date, the amount of such expenses obligated to be paid by the Obligors shall be net of any amounts previously paid by the Borrower to the Administrative Agent or any Lender as a deposit against such fees, costs and expenses and (ii) each of the Administrative Agent and the Lenders for all of their reasonable and documented out of pocket costs and expenses (including the fees and expenses of reasonably necessary legal counsel) in connection with the enforcement, exercise or protection of their rights in connection with this Agreement and the other Loan Documents, including their rights under this Section 14.03, or in connection with the Loans made hereunder, including such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and in connection with any enforcement or collection proceedings resulting from the occurrence of an Event of Default.

(b) Indemnification. Each Obligor, jointly and severally, hereby indemnifies the Administrative Agent (and any sub-agent thereof), the Lenders and their respective Affiliates, directors, officers, employees, attorneys, agents, advisors and controlling parties (each, an “Indemnified Party”) from and against, and agrees to hold them harmless against, any and all Claims and Losses of any kind including reasonable and documented out of pocket fees and disbursements of any counsel for each Indemnified Party (limited to one legal counsel in each relevant jurisdiction), that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to (i) this Agreement or any of the other Loan Documents or the Transactions, (ii) any use made or proposed to be made with the proceeds of the Loans, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Obligor or any of its Subsidiaries, or (iv) any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether or not such investigation, litigation or proceeding is brought by any Obligor, any of its Subsidiaries, shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, and whether or not any of the conditions precedent set forth in Section 6 are satisfied or the other transactions contemplated by this Agreement are consummated, except to the extent such Claim or Loss is (i) found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or (ii) is determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from a claim brought by any Obligor against an Indemnified Party for material breach in bad faith or reckless disregard of such Indemnified Party’s obligations hereunder or under any other Loan Document. No Obligor shall assert any claim against any

Indemnified Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. The Borrower, its Subsidiaries and Affiliates and their respective directors, officers, employees, attorneys, agents, advisors and controlling parties are each sometimes referred to in this Agreement as a “Borrower Party”. None of the Administrative Agent and the Lenders shall assert any claim against any Borrower Party, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement or any of the other Loan Documents or any of the Transactions or the actual or proposed use of the proceeds of the Loans. Notwithstanding the foregoing in this Section 14.03(b), the Obligors shall not be liable for any settlement of any proceeding effected without the Obligors’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Obligors’ written consent, or if there is a judgment against an Indemnified Party in any such proceeding, the Obligors shall indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above. The Obligors shall not, without the prior written consent of an Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding against such Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (a) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of, or arise out of, such proceeding and (b) such settlement does not include any statement as to, or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of such Indemnified Party. This Section shall not apply with respect to (x) Taxes other than Taxes arising from any non-Tax Claim or Loss governed by this Section 14.03(a) and (y) yield protection matters covered by Section 5.01, which shall be governed exclusively by Section 5.01.

14.04 Amendments, Etc. Except as otherwise expressly provided in this Agreement, any provision of this Agreement and any other Loan Document may be modified or supplemented only by an instrument in writing signed by the Borrower, the Administrative Agent and the Majority Lenders; provided that:

(a) any such modification or supplement that is disproportionately adverse to any Lender as compared to other Lenders or subjects any Lender to any additional obligation shall not be effective without the consent of such affected Lender;

(b) the consent of all of the Lenders directly affected thereby shall be required to:

(i) amend, modify, discharge, terminate or waive any of the terms of this Agreement or any other Loan Document if such amendment, modification, discharge, termination or waiver would increase the amount of the Loans or Commitment, reduce the fees payable hereunder, reduce interest rates (provided that the Majority Lenders may rescind an imposition of default interest hereunder) or other amounts payable with respect to the Loans (excluding mandatory prepayments), extend any date fixed for payment of principal (excluding mandatory prepayments) (it being understood that the waiver of any prepayment of Loans shall not constitute an extension of any date fixed for payment of principal), interest or other amounts payable relating to the Loans or extend the repayment dates of the Loans (excluding mandatory prepayments); provided that a waiver of any condition precedent set forth in Section 6.02 or of any Default or Event of Default or a mandatory reduction in Commitments shall not be considered an increase in Commitments of any Lender;

(ii) amend, modify, discharge, terminate or waive any Security Document if the effect is to release all or substantially all of the Collateral subject thereto other than pursuant to the terms hereof or thereof; or

(iii) amend this Section 14.04 or the definition of “Majority Lenders”.

Notwithstanding anything to the contrary herein, (A) the Administrative Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any factual or typographical error, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Lenders, extend an additional Lien over additional property for the benefit of the Lenders or join additional Persons as Obligors and (B) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

14.05 Successors and Assigns.

(a) General. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto or thereto and their respective successors and assigns permitted hereby or thereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (except in connection with an event permitted under Section 9.03) without the prior written consent of the Administrative Agent. Any Lender may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents (i) to an assignee in accordance with the provisions of Section 14.05(b), (ii) by way of participation in accordance with the provisions of Section 14.05(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.05(f). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 14.05(e) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lender. Any Lender may at any time assign to one or more Eligible Transferees (or, if an Event of Default has occurred and is continuing, or with the prior written consent of the Borrower in its sole and absolute discretion, to any Person) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) and the other Loan Documents; provided that no such assignment shall be made to any Obligor, any Affiliate of any Obligor, any employees or directors of any Obligor at any time and no such assignment shall be made without the prior written consent of the Administrative Agent. The consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Eligible Transferee described in clause (vi) of the definition thereof; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice thereof. Subject to the recording thereof by the Administrative Agent pursuant to Section 14.05(d), and to receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) from and after the date such Assignment and Assumption is recorded in the Register, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement and the other Loan Documents, and correspondingly the assigning Lender shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) and the other Loan Documents but shall continue to be entitled to the benefits of Section 5 and Section 14.03. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 14.05(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 14.05(e). If an assignee is not a Lender, the assignee shall provide the Administrative Agent with all “know your customer” documents requested by the Administrative Agent pursuant to anti-money laundering rules and regulations.

(c) Amendments to Loan Documents. Each of the Administrative Agent, the Lenders and the Obligors agrees to enter into such amendments to the Loan Documents, and such additional Security Documents and other instruments and agreements, in each case in form and substance reasonably acceptable to the Administrative Agent, the Lenders and the Obligors, as shall reasonably be necessary to implement and give effect to any assignment made under this Section 14.05.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, a Defaulting Lender or any Obligor or any of its Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with such Lender in connection therewith. Any agreement or instrument pursuant to which any Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment (it being understood and agreed that a waiver of any condition precedent set forth in Section 6.02 or of any Default or Event of Default or a mandatory reduction in Commitments shall not be considered an increase of any Commitment), (ii) extend the date fixed for the payment of principal (excluding mandatory prepayments) of or interest on the Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest (other than a waiver of default interest). Subject to Section 14.05(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01 or 5.03 (subject to the requirements and limitations therein, including the requirements under Section 5.03(f) (it being understood that the documentation required under Section 5.03(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 14.05(b); provided that such Participant (i) shall not be entitled to such benefits unless such Participant agrees, for the benefit of the Borrower, to comply with the documentation requirements of Section 5.03(e)(ii) as if it were a Lender and complies with such requirements, (ii) agrees to be subject to the provisions of Section 5.04 as if it were an assignee under Section 14.05(b) and (iii) shall not be entitled to receive any greater payment under Section 5.01 or 5.03, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 4.03(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under

Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 5.01 or 5.03 than such Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Proportionate Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Proportionate Share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

14.06 Survival. The obligations of the Borrower under Sections 5.01, 5.02, 5.03, 14.03, 14.05, 14.06, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14 and the obligations of the Subsidiary Guarantors under Section 13 (solely to the extent Guaranteeing any of the obligations under the foregoing Sections) shall survive the repayment of the Obligations and the termination of the Commitments and, in the case of the Lenders’ assignment of any interest in the Commitments or the Loans hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that the Lenders may cease to be “Lenders” hereunder. In addition, each representation and warranty made, or deemed to be made by a Borrowing Notice, herein or pursuant hereto shall survive the making of such representation and warranty.

14.07 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

14.08 Counterparts, Effectiveness. This Agreement may be executed in any number of counterparts (including electronic imaging means), all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed signature page of this Agreement by electronic transmission (e.g., “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.09 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

14.10 Jurisdiction, Service of Process and Venue.

(a) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or tort or otherwise, against such other party in any way relating to this Agreement or any Loan Document or the transactions relating hereto or thereto, in any forum other than the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Alternative Process. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent or the Lenders to serve any process or summons in any manner permitted by any applicable Law.

(c) Waiver of Venue, Etc. Each party hereto irrevocably waives to the fullest extent permitted by law any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document and hereby further irrevocably waives to the fullest extent permitted by law any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which such party is or may be subject, by suit upon judgment.

14.11 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

14.12 Waiver of Immunity. To the extent that any Obligor may be or become entitled to claim for itself or its property or revenues any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), such Obligor hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement and the other Loan Documents.

14.13 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including any confidentiality (or similar) agreements. EACH OBLIGOR ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT IN DECIDING TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR IN TAKING OR NOT TAKING ANY ACTION HEREUNDER OR THEREUNDER, IT HAS NOT RELIED, AND WILL NOT RELY, ON ANY STATEMENT, REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR UNDERSTANDING, WHETHER WRITTEN OR ORAL, OF OR WITH ADMINISTRATIVE AGENT OR THE LENDERS OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

14.14 Severability. If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof. Without limiting the foregoing provisions of this Section 14.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by the Bankruptcy Code, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, examinership, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

14.15 No Fiduciary Relationship. The Borrower acknowledges that the Administrative Agent and the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between the Lenders and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.

14.16 Confidentiality. The Administrative Agent and each Lender agree to keep confidential, and not disclose to any Person all non-public information provided to them by or on behalf of any Obligor pursuant to this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (i) to the Administrative Agent, any other Lender, any Affiliate of a Lender or subject to an agreement to comply with the provisions of this Section, any Eligible Transferee or other assignee permitted under Section 14.05(b), (ii) subject to an agreement to comply with the provisions of this Section, to any actual or prospective direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), (iii) to its employees, officers, directors, agents, attorneys, accountants, trustees and other professional advisors or those of any of its affiliates (collectively, its “Related Parties”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iv) upon the request or demand of any Governmental Authority or any Regulatory Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Law, (vi) if requested or required to do so in connection with any litigation or similar proceeding, (vii) that has been publicly disclosed (other than as a result of a disclosure in violation of this Section 14.16), (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the Loans or (xi) to any other party hereto; provided that, in the case of disclosure pursuant to clause (iv), (v) and (vi) above, the Administrative Agent or applicable Lender, as applicable, shall promptly provide notice to the Borrower to the extent reasonable and not prohibited by Law or any applicable Governmental Authority.

14.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Administrative Agent and the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.

14.18 Judgment Currency.

(a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase Dollars with such other currency at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.

(b) The obligations of the Obligors in respect of any sum due to the Administrative Agent hereunder and under the other Loan Documents shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in such other currency the Administrative Agent may, in accordance with normal banking procedures, purchase Dollars with such other currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent against such loss. If the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent in Dollars, the Administrative Agent shall remit such excess to the Borrower.

14.19 USA PATRIOT Act. The Administrative Agent and the Lenders hereby notify the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), they are required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of each Obligor and other information that will allow such Person to identify such Obligor in accordance with the Patriot Act.

14.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

14.21 Certain ERISA Matters.

(a) Each Person that becomes party hereto after the date hereof as a Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or Guarantors, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Notes and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender making the representation in clause (a) or (2) a Lender making the representation in clause (a) has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent or its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Notes and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Documents or any documents related hereto or thereto).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

SCPHARMACEUTICALS INC.

By:	/s/ John Tucker
Name: John Tucker
Title: President and Chief Executive Officer

Address for Notices:

scPharmaceuticals Inc.

25 Mall Road, Suite 203

Burlington, MA 01803

Attn: Rachael Nokes

Tel.:  [***]

Email: [***]

With copies to:

Attn: John Tucker

Email:  [***]

and

Latham & Watkins LLP

505 Montgomery St. #2000

San Francisco, CA 94111

Attn: Haim Zaltzman

Tel.:  [***]

ADMINISTRATIVE AGENT AND LENDER:

PERCEPTIVE CREDIT HOLDINGS IV, LP

By:	Perceptive Credit Opportunities GP, LLC
Its:	General Partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Address for Notices:

Perceptive Credit Holdings IV, LP

c/o Perceptive Advisors LLC

51 Astor place, 10th floor

New York, NY 10003

Attn: Sandeep Dixit

Email: [***];

[***]

With copies to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attn: Mark S. Wojciechowski

Email: [***]

Tel.:  [***]

Loans Schedule

Tranche A Term Loans

Lenders and their respective Applicable Commitments:

Lender	Applicable Commitment
Perceptive Credit Holdings IV, LP	$50,000,000.00

Tranche A Commitment	$50,000,000.00

Tranche B Term Loans

Lenders and their respective Applicable Commitments:

Lender	Applicable Commitment
Perceptive Credit Holdings IV, LP	$25,000,000.00

Tranche B Commitment	$25,000,000.00

The following defined terms apply to the Tranche B Term Loans:

“SNDA FDA Approval” means the written approval from the FDA of a supplemental NDA permitting the expansion of the Indications and Usage section of the FUROSCIX label to include treatment of edema due to fluid overload in certain adult patients with chronic kidney disease, including nephrotic syndrome, with any modifiers or limitations as determined by the FDA reasonably acceptable to the Administrative Agent.

“Indications and Usage” means the section of the FDA-approved labeling for a drug product that states such drug is indicated for the treatment, prevention, mitigation, cure, or diagnosis of a recognized disease or condition, or of a manifestation of a recognized disease or condition, or for the relief of symptoms associated with a recognized disease or condition, as set forth in 21 C.F.R. Section 201.57(c)(2).

“Tranche B Availability Period” means the period starting on the first Business Day following receipt by the Administrative Agent of the Tranche B Condition Certificate and ending on March 31, 2026.

“Tranche B Condition Certificate” means a certificate signed by a Responsible Officer of the Borrower certifying that conditions set forth in the definition of Tranche B Funding Condition have been met and attaching evidence thereof reasonably satisfactory to the Administrative Agent.

“Tranche B Funding Condition” means that (a) the SNDA FDA Approval shall have been received by the Borrower and the Administrative Agent and (b) Net Sales for the most recently ended trailing twelve (12) consecutive month period exceeded $75,000,000, and the Administrative Agent shall have received the Tranche B Condition Certificate.